AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 1998
                                                     REGISTRATION NO. 333-38405
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                            AMENDMENT NO. 2 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                        VIRTUAL MORTGAGE NETWORK, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                         7374                 88-0334342
 (STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)

     4590 MACARTHUR BOULEVARD, SUITE 175, NEWPORT BEACH, CALIFORNIA 92660
                                (714) 252-0700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               MICHAEL A. BARRON
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        VIRTUAL MORTGAGE NETWORK, INC.
     4590 MACARTHUR BOULEVARD, SUITE 175, NEWPORT BEACH, CALIFORNIA 92660
                                (714) 252-0700
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
        DAVID A. KRINSKY, ESQ.                   BRUCE A. RICH, ESQ.
                                                JAMES T. SEERY, ESQ.
      THOMAS E. WOLFE, ESQ.
         O'MELVENY & MYERS LLP                    REID & PRIEST LLP
 610 NEWPORT CENTER DRIVE, SUITE 1700            40 WEST 57TH STREET
    NEWPORT BEACH, CALIFORNIA 92660           NEW YORK, NEW YORK 10019
            (714) 760-9600                         (212) 603-2000
                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM
                    TITLE OF EACH CLASS OF                          AGGREGATE          AMOUNT OF
                 SECURITIES TO BE REGISTERED                    OFFERING PRICE(1)  REGISTRATION FEE
---------------------------------------------------------------------------------------------------
Common Stock, $.005 par value(2)..............................     $28,462,500          $5,692
---------------------------------------------------------------------------------------------------
Common Stock, $.005 par value(3)..............................     $7,815,720           $1,563
---------------------------------------------------------------------------------------------------
Common Stock, $.005 par value, underlying Representatives'
 Warrants(4)..................................................     $4,083,750            $817
---------------------------------------------------------------------------------------------------
Total.........................................................     $40,361,970         $8,072(5)
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(2) Includes 3,300,000 shares sold by the Company hereby and 495,000 shares included in the Underwriters' over-allotment option.
(3) Includes 1,042,096 shares to be offered by certain stockholders.
(4) Pursuant to Rule 416, includes such indeterminate number of additional shares of Common Stock as may be required for issuance on exercise of the Representatives' Warrants as a result of any adjustment in the number of shares of Common Stock issuable on such exercise by reason of the formula contained in the Representatives' Warrants.
(5) The Company initially paid a filing fee of $11,849.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  The form of Prospectus filed as part of this Registration Statement has two cover pages, the first of which relates to an underwritten public offering of 3,300,000 shares of Common Stock by Virtual Mortgage Network, Inc. and the second of which relates to an offering to be made exclusively by certain stockholders. All Prospectuses distributed in the underwritten public offering will bear the first form of cover page, appropriately completed after the Registration Statement becomes effective. The form of Prospectus in the exact form in which it is to be used after the effective date will be filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933, as amended.

  The second cover page pertains to the registration of resales of 1,042,096 shares of Common Stock to be sold at some point in the future by certain stockholders (the "Registered Stockholders") independent of the underwritten offering. It is anticipated that the Prospectus used by the Registered Stockholders will bear the second form of cover page, appropriately completed after the Registration Statement becomes effective. This form of Prospectus will also include the additional information concerning the Registered Stockholders and the plan of distribution disclosed under the captions "Registered Stockholders" and "Plan of Distribution" included in this Registration Statement, will include the section entitled "Principal Stockholders," and will omit sections not applicable to such sales, including "Underwriting" and "Legal Matters." The Registered Stockholders and Plan of Distribution sections will not be included in the form of Prospectus distributed in connection with the underwritten public offering.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS       SUBJECT TO COMPLETION, DATED      , 1998

                             3,300,000 SHARES

                      [LOGO OF VIRTUAL MORTGAGE NETWORK]

                                  COMMON STOCK

                                  -----------

  Virtual Mortgage Network, Inc. (the "Company" or "Virtual Mortgage") hereby offers 3,300,000 shares (the "Shares") of common stock, par value $.005 per share (the "Common Stock"), of the Company (the "Offering"). Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance such a market will develop or be sustained after the Offering. It is currently estimated that the initial public offering price will be $7.50 per share. For information regarding the factors considered in determining the initial public offering price of the Common Stock, see "Underwriting." The Company has applied to have the Common Stock approved for listing on the American Stock Exchange (the "AMEX") under the symbol "VMX," subject to official notice of issuance. A portion of the proceeds of the Offering will be used to repay indebtedness to certain Registered Stockholders (as defined below). See "Use of Proceeds."

  The Company also has registered on the registration statement of which this Prospectus constitutes a part the offering and resale by certain stockholders (the "Registered Stockholders") from time to time of up to 1,042,096 shares of Common Stock, of which holders of 946,991 shares of Common Stock have executed the Provisional Lock-up Agreement (as hereinafter defined) as of the date hereof. See "Shares Eligible for Future Sale." Subject to such lock-up arrangements and restrictions, the Registered Stockholders may offer and sell such shares of Common Stock on the AMEX, in negotiated transactions or otherwise. No underwriting arrangements have been entered into by the Registered Stockholders. The Company will not receive any proceeds from the sale of Common Stock by the Registered Stockholders. See "Shares Eligible for Future Sale."

  THE SHARES INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 10 AND "DILUTION."

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                      UNDERWRITING     PROCEEDS
                                            PRICE TO   COMMISSIONS      TO THE
                                             PUBLIC  AND DISCOUNTS(1) COMPANY(2)
--------------------------------------------------------------------------------
Per Share.................................    $            $             $
--------------------------------------------------------------------------------
Total(3)..................................   $            $             $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Excludes a non-accountable expense allowance payable to Barington Capital Group, L.P. and Value Investing Partners, Inc., the representatives of the Underwriters (the "Representatives"), in an amount equal to 3% of the gross proceeds of the Offering (the "Representatives' Expense Allowance"), and the value of warrants to purchase 330,000 shares of Common Stock at an exercise price equal to 165% of the initial public offering price being issued to the Representatives (the "Representatives' Warrants"). The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(2) Before deducting expenses payable by the Company, estimated at $1,284,968, and the Representatives' Expense Allowance.

(3) The Company has granted to the Underwriters a 45-day option to purchase up to an aggregate of 495,000 additional shares of Common Stock at the Price to Public, less the Underwriting Commissions and Discounts, solely to cover over-allotments, if any. If the Underwriters exercise the option in full, the total Price to Public, Underwriting Commissions and Discounts and
    Proceeds to the Company will be $  , $   and $  , respectively. See
    "Underwriting."

                                  -----------

  The Shares are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to the right to reject any order in whole or in part, and subject to certain other conditions as set forth in the Underwriting Agreement between the Company and the Underwriters. It is expected that the delivery of certificates representing the Shares will be made against payment therefor at the offices of Barington Capital Group, L.P., 888 Seventh Avenue, New York, New York 10019 or through
the facilities of The Depository Trust Company, on or about March   , 1998.

                                  -----------

BARINGTON CAPITAL GROUP                           VALUE INVESTING PARTNERS, INC.

                   THE DATE OF THIS PROSPECTUS IS     , 1998

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS         SUBJECT TO COMPLETION,         , 1998
                                1,042,096 SHARES

                      [LOGO OF VIRTUAL MORTGAGE NETWORK]

                                  COMMON STOCK

                                 ------------

  This Prospectus relates to 1,042,096 shares of Common Stock being sold by
certain Registered Stockholders, of which         have executed the Provisional
Lock-up Agreement (as hereinafter defined). Subject to such lock-ups, as applicable, the Registered Stockholders may offer and sell the shares of Common Stock owned by them on the American Stock Exchange, in negotiated transactions or otherwise. This Prospectus, which forms a part of the registration statement filed by the Company, must be current at any time during which a Registered Stockholder sells shares of Common Stock. See "Registered Stockholders," "Description of Capital Stock" and "Shares Eligible for Future Sale."

  This Prospectus (without certain information concerning the Registered Stockholders) was also used in connection with an underwritten public offering by the Company of 3,300,000 shares of Common Stock which became effective on
    , 1998. In connection with the underwritten offering, the Company issued to the managing underwriters (the "Representatives") warrants to purchase up to
330,000 shares of Common Stock (the "Representatives' Warrants") for $    per
share, and granted to the Representatives an option, exercisable at any time
prior to     , 1998, to purchase up to 495,000 shares of Common Stock solely to cover over-allotments (the "over-allotment option"). See "Prospectus Summary" and "Capitalization." References in this Prospectus to the Offering, unless otherwise noted, are to the underwritten offering. The Representatives will not be involved in, nor will they receive any compensation in connection with, the sale of securities by the Registered Stockholders.

                                 ------------

  THE SHARES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 10.

                                 ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.


                                 ------------


                   THE DATE OF THIS PROSPECTUS IS     , 1998

  [THE FOLD-OUT OF THE INSIDE COVER CONTAINS A MAP OF THE UNITED STATES OF AMERICA DISPLAYING LOCATIONS OF VIRTUAL MORTGAGE NETWORK, INC. OFFICES AND SIMULATED CONNECTIONS BETWEEN THOSE OFFICES TO THE COMPANY'S LOAN COUNSELLING CENTER. THE FOLLOWING CAPTIONS APPEAR AT VARIOUS LOCATIONS ON THE MAP: "LOCAL ACCOUNT EXECUTIVES," "CENTRALIZED LOAN COUNSELORS," "CENTRALIZED PROCESSING TEAMS," "MULTI-LENDER NETWORK WITH HUNDREDS OF LOAN PRODUCTS," "POINT OF SALE HOME LOAN APPLICATION AND APPROVAL RIGHT IN THE REAL ESTATE OFFICE," "CUSTOM MORTGAGE SOLUTIONS FOR LARGE MULTI-OFFICE REAL ESTATE FIRMS" AND "THE CONSUMERS CHOICE FOR MORTGAGE SERVICES THROUGH ADVANCED TECHNOLOGY."]


                    [IMMEDIATE INSIDE COVER CONTAINS PICTURE OF THE
                       LOANMAKER SYSTEM; PICTURE APPEARS WITH THE
                                   FOLLOWING CAPTION:
                                "THE LOANMAKER SYSTEM."]

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE OR MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. SEE "UNDERWRITING."

  This document has been approved by Value Investing Partners (U.K.) Ltd, regulated by the Securities and Futures Authority ("SFA"). The securities described in this document are not available to persons in the United Kingdom other than market counterparties or non-private customers as those terms are defined in the rules of the SFA.

  Virtual Mortgage Network(TM) and The LoanMaker System(TM) are registered trademarks of the Company. ProShare(TM) and Pentium(TM) are registered trademarks of Intel Corporation. Trademarks of other companies are also used in this Prospectus.

  Unless otherwise indicated, the information in this Prospectus (i) assumes an initial public offering price of $7.50 per share of Common Stock, (ii) does not give effect to the exercise of the over-allotment option granted to the Underwriters as described in "Underwriting" and (iii) gives effect to the 1 for
4.89 reverse stock split and reincorporation in the State of Delaware to be effected by the Company in February 1998, both of which have been approved by the Company's stockholders. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause a difference include, but are not limited to, those discussed in "Risk Factors."

                               PROSPECTUS SUMMARY

  The following summary information is qualified in its entirety by the more detailed information, including "Risk Factors" and Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus.


                               The Company

 General

  The Company's objective is to become the leading low-cost discount provider of mortgage products to consumers in the $785 billion residential mortgage industry. To achieve this goal, the Company has developed and begun deployment of a video-conferencing mortgage transaction processing system, The LoanMaker System(TM) (the "LoanMaker System"), which allows home buyers seeking mortgages to receive a mortgage loan approval quickly at a cost to the home buyer that is typically less than through the traditional mortgage broker and lender network. LoanMaker Systems are strategically located in real-estate offices and provide home buyers with the ability to select from over 1,000 loan products offered by multiple selected national, regional and local lenders as well as the ability, via video-conferencing, to communicate face-to-face with the Company's loan counselors. The Company, through the use of its LoanMaker System and traditional distribution systems, operates both as a mortgage bank, offering the loan products of lenders for which the Company is a delegated underwriter, and as an independent mortgage broker. As a delegated underwriter, the Company can quickly make an underwriting decision with respect to loans originated using the LoanMaker System. Through the LoanMaker System, lenders are able to deliver conventional and non-conforming loan products to borrowers with a large range of credit profiles without the costs of establishing and maintaining their own retail brokerage forces. The Company believes it is a leading provider of multi-lender video-conferencing mortgage loan origination services. As of December 31, 1997, approximately 76 LoanMaker Systems had been installed and 93 were on order to be installed in the first half of 1998 in selected real estate offices. The Company had 64 LoanMaker Systems available as of December 31, 1997, which are sufficient to meet installations scheduled through March 1998. In addition, the Company is negotiating for up to an additional 250 installations at three other real estate brokerage companies.

  The Company believes the LoanMaker System's efficiencies benefit each of the key parties to a mortgage loan transaction. Consumers may comparison shop from over 1,000 loan products from multiple lenders and receive their loan approvals quickly and typically at a lower cost. Consumers are assisted by a qualified loan counselor, who is compensated the same regardless of the loan or lender chosen. Lenders can gain access to a more efficient distribution system than traditional mortgage origination at no incremental cost. Real estate broker-owners can increase their mortgage related revenues while providing a value-added service to their customers and, to the extent the system leads to more rapid closings, increasing their office productivity. Real estate agents may increase the speed of closing each transaction and enhance client satisfaction.

  In order to control more of the underwriting decisions and the processing and closing of loans originated using the LoanMaker System and therefore expedite and enhance the speed and capabilities of the LoanMaker System, the Company agreed to acquire Sutter Mortgage Corporation ("Sutter Mortgage"), a residential mortgage bank based in Walnut Creek, California in June 1997, began integrating operations in September 1997 and closed the acquisition (the "Acquisition") in December 1997. The Company currently conducts all of its mortgage banking and brokering activities through Sutter Mortgage. As a mortgage bank and delegated underwriter for 19 of the 29 lenders represented on the LoanMaker System as of December 31, 1997, Sutter Mortgage makes many of the underwriting decisions, which enables the Company to increase the speed of the loan approval process and the percentage of loans that can be approved on-line within one to two hours. Sutter Mortgage acts as a mortgage broker for the remaining 10 lenders.

  The Company has a very limited operating history upon which an evaluation of the Company and its prospects can be based. Since inception through September 30, 1997, the Company experienced aggregate losses of $16,475,000, all of which were incurred in developing and marketing the LoanMaker System. Although the Company has experienced revenue growth in recent periods, this revenue growth should not be viewed as indicative of future revenue growth, if any, and there can be no assurance that the revenues of the Company will continue to increase. The Company believes, however, that it will receive sufficient proceeds from the Offering to finance its operations for at least the next 12 months. See "Risk Factors--Risks Related to the Company," "--History of Losses; Anticipated Future Losses; Equity and Working Capital Deficits," "--Limited Revenues Generated From LoanMaker System" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

 Industry Overview

  Funding sources for residential mortgage loans include banks, savings and loans institutions, mortgage banks and a number of specialized financial institutions. The principal sources of revenue for mortgage bankers and brokers include loan origination fees, net interest earned on mortgage loans prior to sale, proceeds from the sale of mortgage loans, mortgage loan servicing fees and proceeds from the sale of mortgage servicing rights. Traditionally, mortgage bankers have used three channels of distribution: (i) Retail: principally through their branch networks and telemarketing; (ii) Wholesale: principally through mortgage brokers; and (iii) Correspondent: principally through pre-qualified financial institutions, some of which may be granted delegated underwriting authority. While the industry is attempting to incorporate technology to provide better service to borrowers and maximize internal efficiency through methods of credit scoring, automated underwriting systems and automated appraisal, the Company believes that the loan application and approval process continues to frustrate home buyers. This process has traditionally been a time-consuming and paperwork-intensive process involving a long and costly search process, unclear pricing, a scarcity of objective, professional advice and agents who are principally motivated by the commissions they will generate. The Company believes its LoanMaker System simplifies, hastens and improves the process by providing one-stop access to multiple lenders and loan products.

 The LoanMaker System

  The LoanMaker System is a proprietary, wide-area network that utilizes PC-based video-conferencing technology, and allows a prospective home buyer sitting in a real-estate office to (i) easily and quickly select from over 1,000 loan products based on the home buyer's credit profile, loan payment preferences and geographic location; (ii) compare loan fees, calculate payment schedules, review historical and current interest rates, and run any customized scenario; and (iii) complete and submit a mortgage loan application, all on a real-time basis with the assistance of a licensed loan counselor. Approval can be obtained in as little as one to two hours or, as in most cases, within 72 hours depending on the borrower's credit profile. The Company's latest generation technology, known as "LoanMaker System with Paris Technology" ("Paris"), is an upgraded and enhanced version of the LoanMaker System that allows immediate, on-line underwriting, does not require a proprietary network or ISDN lines (i.e., allows the use of standard modems, telephone lines, and/or Internet connections), and enables users to access the system using laptop PCs or via the Internet. The Company began the desk-top beta testing of the "Paris" technology in December 1997, intends to begin the desk-top roll-out in the near future and intends to begin the roll-out of the laptop PC and Internet version by June 1998. There can be no assurance, however, that this schedule will be met.

 Marketing Strategy

  The Company's principal marketing strategy is to deploy the LoanMaker System in offices of the 200 largest real estate brokerage companies in the United States, based on annual real estate sales volume. The Company installs the LoanMaker System without cost to the real estate brokerage company and generally pays the real estate brokerage company 0.25% of the face value of each closed loan for settlement services performed by the real estate brokerage company in connection with the mortgage loan. This marketing approach is expected to enable the Company to leverage the real estate company's established local brand name identity while also gaining access to a large pool of borrowers at the point of real estate sale. The Company believes its marketing efforts toward these real estate firms are vital to its success, given that the Company relies on the firms' consents to install the LoanMaker System in their offices and on real estate agents to introduce their customers to the LoanMaker System. The Company has begun installing LoanMaker Systems in offices of seven of the 200 largest real estate brokerage companies in the U.S., having completed installations in 33 of 92 potential office sites. In addition, the Company has signed letters of intent with three other such companies and is negotiating with one additional such company. The Company has used the 1997 edition of Real Facts, published by Real Trends-Dallas, Texas as its basis for classifying the named companies among the 200 largest real estate firms in the country.

  As of December 31, 1997, the Company had installed LoanMaker System in 76 real estate offices serving 11 metropolitan areas in Arizona, California, Florida, Louisiana, New Jersey, Oregon and Texas, with 93 systems on order that the Company has not yet installed. Several of the largest real estate firms in the U.S. have installed the LoanMaker System in some of their offices, including: Realty Executives of Phoenix (Arizona); Latter & Blum Realtors (Louisiana); Re/Max South County (Orange County, California); Murphy Realty (New Jersey); and Preferred Better Homes & Gardens (Portland, Oregon). Smythe/Cramer Realtors (Cleveland) has signed a contract for installations scheduled to begin in the first quarter of 1998. In addition, the Company is negotiating to install up to 250 additional LoanMaker Systems, including in certain offices of three other real estate companies: O'Conor, Piper & Flynn (Maryland), Edina Realty (Minnesota) and Iowa Realty (Iowa).

  To date, the Company has initiated efforts to negotiate for the installation of LoanMaker Systems with 16 of the 200 largest real estate brokerage companies. Seven negotiations were successful, three have resulted in letters of intent, four are still in negotiation and two were unsuccessful. The Company believes that it will be successful in entering into agreements with more real estate brokerage companies in the top 200, but no assurance of this success can be given.

 Growth Strategy

  The Company's strategy is to exploit its proprietary LoanMaker System to establish itself as a leading low-cost loan origination transaction processor serving the $785 billion one-to-four family residential mortgage industry in the United States. The Company believes the transaction processing capabilities of the LoanMaker System, which generate transaction fees generally between 1-1 1/2% of the face value of loans, will be the most significant contributor of its future revenue growth. The Company's principal short-term focus is to:

  . increase the number of installations with the Company's existing real estate brokerage company relationships;

  . establish relationships with more of the 200 largest real estate brokerage companies;

  . continue to increase consumer awareness and acceptance of the LoanMaker
    System; and

  . increase the volume of loans originated through the LoanMaker System.

  In addition to the residential mortgage origination market, the Company has identified three other potential growth opportunities: (i) adding complementary services to the mortgage lending process such as title search, property appraisals, relocation services and cash management; (ii) extending the Company's LoanMaker System to other geographic areas such as Europe; and (iii) eventually exploiting other financial markets such as home equity loans, life insurance sales and personal financial planning. Although the Company currently has no specific plans in these three areas, the Company intends to explore these additional growth opportunities as part of its long-term strategic growth plan.

 Company History

  The Company was incorporated in Nevada in December 1992 and was inactive until March 1995. The Company reincorporated in the State of Delaware in February 1998. Unless otherwise noted, references herein to "Virtual Mortgage" or the "Company" refer to Virtual Mortgage Network, Inc. and its wholly-owned subsidiary, Sutter Mortgage. The Company's principal executive offices are located at 4590 MacArthur Boulevard, Suite 175, Newport Beach, California 92660, and its telephone number at that location is (714) 252-0700.

                                  THE OFFERING

 Common Stock Offered by the Company................... 3,300,000 shares
 Common Stock to be outstanding after the Offering(1).. 5,771,086 shares
 Use of proceeds....................................... For purchase and roll-
                                                        out of LoanMaker
                                                        Systems, repayment of
                                                        outstanding debt,
                                                        including debt relating
                                                        to the Acquisition, new
                                                        product development and
                                                        general corporate
                                                        purposes, including
                                                        working capital and
                                                        capital expenditures.
 Proposed American Stock Exchange symbol............... "VMX"
 Risk Factors.......................................... The shares of Common
                                                        Stock offered hereby
                                                        involve a high degree of
                                                        risk. Before investing
                                                        in the Common Stock
                                                        offered hereby,
                                                        prospective investors
                                                        should carefully
                                                        consider the risks
                                                        relating to the
                                                        Company's limited
                                                        operating history and
                                                        anticipated losses and
                                                        the other risks
                                                        described in "Risk
                                                        Factors." See "Risk
                                                        Factors" for a
                                                        discussion of certain
                                                        material factors that
                                                        should be considered in
                                                        connection with an
                                                        investment in the Shares
                                                        offered hereby.

--------

(1) Includes (i) 383,242 shares issued in private placements; (ii) 368,136 shares issued upon exercise of warrants at an exercise price of $.005 per share; and (iii) 51,633 shares issued upon conversion of 207,000 shares of Series A Preferred Stock, all of which occurred subsequent to September 30, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Excludes (i) 509,501 shares issuable upon conversion of 2,043,000 outstanding shares of Series A Preferred Stock; (ii) 447,895 shares issuable upon conversion of 447,895 shares of Series B Preferred Stock to be issued upon exchange of certain debt upon the closing of the Offering (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Bridge Financings"); (iii) 115,616 shares to be issued upon the exchange of interest outstanding on certain debt, the principal of which will be exchanged for Series B Preferred Stock upon the effectiveness of the Offering (assuming a March 6, 1998 effective date);
    (iv) 509,759 shares reserved for issuance pursuant to warrants with exercise prices ranging from $4.89 to $7.88 per share; (v) 1,409,000 shares reserved for issuance under the Company's stock option plans, of which 365,451 shares are subject to outstanding options and 552,800 shares are subject to options that will be granted concurrently with the closing of the Offering; (vi) 10,226 shares reserved for issuance to certain of the Company's founders pursuant to options granted under their respective employment agreements, of which 5,113 options are currently exercisable; and (vii) 330,000 shares reserved for issuance pursuant to the Representatives' Warrants.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following tables set forth historical summary consolidated financial information for Virtual Mortgage (prior to the Acquisition) and unaudited pro forma combined information which represents the Consolidated Statement of Operations data as if the Acquisition were completed on January 1, 1996 and Combined Balance Sheet data as if the Acquisition were completed as of September 30, 1997. The summary financial information in the table is derived from the financial statements of the Company, Sutter Mortgage and the unaudited pro forma financial statements included elsewhere in this Prospectus. The data should be read in conjunction with the financial statements, related notes and other financial information included herein. The pro forma financial statements may not be indicative of the results that may be obtained by the Company in any future period.

                             VIRTUAL MORTGAGE

                          INCEPTION
                          (MARCH 2,                        NINE MONTHS
                           1995) TO                          ENDING        NINE MONTHS
                         DECEMBER 31,     YEAR ENDED      SEPTEMBER 30,       ENDING
                             1995     DECEMBER 31, 1996       1996      SEPTEMBER 30, 1997
                         ------------ ------------------- ------------- -------------------
                           VIRTUAL    VIRTUAL   PRO FORMA    VIRTUAL    VIRTUAL   PRO FORMA
                           MORTGAGE   MORTGAGE  COMBINED    MORTGAGE    MORTGAGE  COMBINED
                         ------------ --------  --------- ------------- --------  ---------
STATEMENT OF OPERATIONS
 DATA:
Revenue.................   $     2    $   123    $ 7,602     $    61    $   689    $ 7,851
Operating expenses......     1,550      6,453     14,968       4,105      6,711     15,840
                           -------    -------    -------     -------    -------    -------
Loss from operations....    (1,548)    (6,330)    (7,366)     (4,044)    (6,022)    (7,989)
Net loss................    (1,544)    (6,981)    (8,019)     (4,206)    (7,950)    (9,917)
Pro forma net loss per
 common share(1)........              $ (6.81)   $ (7.82)    $ (4.44)   $ (5.43)   $ (6.77)
Pro forma weighted
 average common shares
 outstanding(1).........                1,025      1,025         947      1,464      1,464

                         DECEMBER 31, 1995 DECEMBER 31, 1996        SEPTEMBER 30, 1997
                         ----------------- ----------------- ---------------------------------
                                                                                    PRO FORMA
                              VIRTUAL           VIRTUAL      VIRTUAL    PRO FORMA  COMBINED AS
                             MORTGAGE          MORTGAGE      MORTGAGE  COMBINED(2) ADJUSTED(3)
                         ----------------- ----------------- --------  ----------- -----------
BALANCE SHEET DATA:
Cash and equivalents....      $    22           $    40      $    97     $   266     $18,811
Mortgage loans held for
 sale, current..........          --                --           --       44,665      44,665
Property and equipment,
 net....................          279               456          421       1,162       1,162
Total assets............          324               780        1,830      50,014      68,098
Lines of credit and
 financing
 arrangements...........          --                --           --       44,798      44,798
Notes payable and
 related accrued
 interest...............          250             3,742        6,757      10,171         --
Redeemable Series A
 Preferred Stock........        1,133             2,017        2,017       1,693       1,693
Total stockholders'
 equity (deficit).......       (1,341)           (6,560)      (9,024)     (6,663)     18,075

(footnotes on following page)

                              SUTTER MORTGAGE

                                                                  NINE MONTHS
                               YEAR ENDED DECEMBER 31,              ENDING
                         --------------------------------------  SEPTEMBER 30,
                          1992   1993    1994     1995    1996       1997
                         ------ ------- -------  ------  ------  -------------
INCOME STATEMENT DATA:
Revenues................ $5,749 $10,785 $ 5,305  $4,898  $7,479     $ 7,162
Operating expenses......  5,058   9,344   7,202   5,287   8,000       8,743
                         ------ ------- -------  ------  ------     -------
Income (loss) from
 operations.............    691   1,441  (1,897)   (389)   (521)     (1,581)
Net income (loss).......    407   1,116  (1,594)   (392)   (523)     (1,581)

                                       DECEMBER 31,
                            -----------------------------------  SEPTEMBER 30,
                             1992   1993    1994   1995   1996       1997
                            ------ ------- ------ ------ ------  -------------
BALANCE SHEET DATA:
Cash and Equivalents.......   $660 $ 1,437   $466   $379   $266       $169
Mortgage loans held for
 sale, current.............  8,953  34,585  9,248 34,321 23,642     44,685
Property and Equipment,
 net.......................    327     739    705    459    431        476
Total assets .............. 10,471  38,614 11,158 35,600 24,568     45,565
Lines of credit and
 financing arrangements....  8,995  34,147  9,378 34,396 23,945     44,798
Total stockholders' equity
 (deficit).................  1,044   2,125  1,373    751   (268)     (685)

--------

(1) Pro forma net loss per common share at December 31, 1996 uses pro forma shares outstanding as of December 31, 1996. Pro forma net loss per common share at September 30, 1997 uses pro forma shares outstanding as of September 30, 1997. Excludes (i) 509,759 shares of the Company's Common Stock reserved for issuance pursuant to warrants; (ii) 2,043,000 shares of Series A Preferred Stock which are presently convertible into 509,501 shares of Common Stock; (iii) an aggregate of 1,409,000 shares reserved for issuance under the Company's stock option plans, of which 365,451 shares are subject to outstanding options at February 1998 and 552,800 are subject to options that will be granted concurrently with the closing of the Offering; and (iv) an aggregate of 10,226 shares reserved for issuance to certain of the Company's founders pursuant to employment agreements, of which 5,113 are currently exercisable. See Notes 2 and 4 of Notes to Consolidated Financial Statements of Virtual Mortgage Network, Inc. and Subsidiaries.

(2) Reflects adjustments related to the Acquisition, including amounts due in connection with the Acquisition. See "Sutter Mortgage Acquisition." Also reflects (i) equity adjustments related to the sale of 751,378 shares of Common Stock issued subsequent to September 30, 1997 for net proceeds of $2,137,000, which includes the exercise of 368,136 warrants at a price of $.005 per share; (ii) adjustments related to conversion of 207,000 shares of Series A Preferred Stock into 51,633 shares of Common Stock, as well as repayment of $100,000 of a subscription for Series A Preferred Stock into notes payable; and (iii) adjustments for a note payable in the aggregate principal amount of $1,300,000 issued at a discount of $350,000 and notes payable in the aggregate principal amount of $450,000 issued subsequent to September 30, 1997 with a fee of 35% on the outstanding principal on such notes, payable at the closing of the Offering. See "Use of Proceeds".

(3) Adjusted to give effect to the sale of shares offered hereby by the Company at an assumed initial public offering price of $7.50 per share and the receipt and application of the estimated net proceeds therefrom including the payment of $5.7 million of debt and accrued interest, which includes amounts due in connection with the Acquisition, and the exchange of $4.3 million in debt for Series B Preferred Stock.

                                 RISK FACTORS

  This Prospectus contains certain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in this Prospectus. In addition to the other information contained in this Prospectus, investors should carefully consider the following risk factors.

RISKS RELATED TO THE COMPANY

EXTREMELY LIMITED OPERATING HISTORY

  The Company has a very limited operating history upon which an evaluation of the Company and its prospects can be based. The Company was incorporated in 1992 and commenced operations in 1995, but did not generate revenues until February 1996. In December 1997, the Company acquired Sutter Mortgage, a residential mortgage bank. The Company and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the business of providing mortgage products and services. To address these risks, the Company must, among other things: (i) continue to respond to competitive developments; (ii) attract, retain and motivate qualified personnel; (iii) successfully execute its marketing strategy; (iv) expand and diversify its lender base and loan products; and (v) upgrade its technologies and market products and services incorporating these technologies. There can be no assurance that the Company will be successful in addressing these risks.

HISTORY OF LOSSES; ANTICIPATED FUTURE LOSSES; EQUITY AND WORKING CAPITAL
DEFICITS

  The Company has only experienced operating losses to date and as of September 30, 1997 had an accumulated deficit of $16,475,000. Prior to the Company's acquisition of Sutter Mortgage, Sutter Mortgage had an accumulated deficit of $4,904,000 as of September 30, 1997. The Company currently expects that for at least twelve months it will significantly increase its operating expenses to expand its sales and marketing operations and to fund greater levels of new product development. As a result of the foregoing factors, the Company expects to continue to incur significant losses at least through the second quarter of 1998, and there can be no assurance that losses will not continue in subsequent periods. In addition, the Company has a working capital deficit, net stockholders' deficit and has experienced significant losses to date. These and certain other factors raise substantial doubt about the ability of the Company to continue as a going concern. As a result of these factors, the report of the Company's independent public accountants on the Company's audited financial statements includes an explanatory paragraph that states substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the Company's consolidated financial statements. In addition, Sutter Mortgage's recurring losses from operations and its net capital deficiency raise substantial doubt about Sutter Mortgage's ability to continue as a going concern, and the report of its independent public accountants also includes an explanatory paragraph that states substantial doubt about Sutter Mortgage's ability to continue as a going concern, as described in Note 1 to Sutter Mortgage's financial statements. See "Selected Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," Note 1 of Notes to Consolidated Financial Statements of Virtual Mortgage Network, Inc. and Subsidiaries and Note 1 of Notes to Financial Statements of Sutter Mortgage Corporation.

LIMITED REVENUES GENERATED FROM LOANMAKER SYSTEM

  The Company installed the first LoanMaker System in May 1996 and, as of December 31, 1997, had installed 76 LoanMaker Systems. Revenues from the LoanMaker Systems were $123,000 and $689,000 for fiscal 1996 and the nine-months ended September 30, 1997, respectively. Revenue growth is dependent on the number of LoanMaker Systems installed and the number of loans made using them. Various factors affect the Company's ability to increase the number of LoanMaker Systems installed and their use. As the Company attempts to place the systems in real estate brokerage offices, the Company must convince the broker-owner to accept the systems and replace, at least in part, established relationships with mortgage brokers or mortgage lenders. Further, the Company must convince real estate agents to recommend and sell the use of the system to their clients. These activities require increasing the Company's marketing force at significant additional expense. The Company must pay for the acquisition, installation and operations, currently done through lease arrangements costing approximately $550 per month, of an increasing number of LoanMaker Systems, which will increase the Company's costs significantly. In addition, the Company must provide an increasing number of qualified loan counselors, which will increase the Company's payroll significantly. While the Company believes that the proceeds of the Offering will provide sufficient funds for its planned growth for at least the next 12 months, factors outside the Company's control might cause the proceeds not to be sufficient. Among these factors are a more rapid growth of system installations than planned, which, if not effectively managed, could utilize cash faster than planned and possibly direct resources from producing loans to installing systems and training new personnel in order to accelerate installations of LoanMaker Systems to meet the increased demand. In addition, other factors outside the Company's control which could impact cash available to fund operations are changes in interest rates and a sustained drop in demand for real estate loans. See "Risk Factors--Changes in Interest Rates" and "--Economic Slowdown." There can be no assurance that the Company will be successful in its efforts to increase the number and use of LoanMaker Systems to the extent necessary for the Company to have a viable business.

HISTORICAL REVENUE GROWTH NOT INDICATIVE OF FUTURE PERFORMANCE

  Although the Company has experienced revenue growth in recent periods, there can be no assurance that the revenues of the Company will continue to increase. The extremely limited operating history of the Company makes the prediction of future results of operations difficult and, therefore, the recent revenue growth experienced by the Company should not be taken as indicative of the rate of revenue growth, if any, that can be expected in the future. The Company believes that historical period-to-period comparisons of its operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance.

UNDEVELOPED MARKET

  The market for video-conference loan origination is relatively new, undeveloped and uncertain. As is typical in the case of a new and evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because the market for the Company's LoanMaker System is new and evolving, it is difficult to predict the future growth rate, if any, and size of this market. Marketing and sales techniques in this area are not well established nor are the bases for competition. The Company believes competition will be based principally on quality of service, speed, price and convenience. There can be no assurance that a significant market for video-conference loan origination will develop or that the Company's system and loan products will be accepted in any expanded market. If the market fails to develop or develops more slowly than expected, or if the Company's products and services do not achieve significant market acceptance, the Company's business, operating results and financial condition would be materially adversely affected.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

  As a result of the Company's extremely limited operating history, the Company does not have historical financial data for a significant number of periods on which to base planned operating expenses. A substantial portion of the Company's operating expenses are related to personnel, facilities and marketing programs. The level of spending for these expenses is based, in significant part, on the Company's expectations of future revenues. If actual revenue levels are below management's expectations, the Company's business, operating results and financial condition are likely to be adversely affected. Loan fee revenues in any quarter are substantially dependent on loans booked and closed in that quarter, and revenues for any future quarter are not predictable with any significant degree of accuracy. For these reasons, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

  The Company expects to experience significant fluctuations in future quarterly operating results, which may be caused by many factors. A number of the factors that can cause the Company's quarterly results to fluctuate are described below:

  Software Defects. The performance of the LoanMaker System is critical to the Company's ability to earn revenues. Current and future LoanMaker Systems do and will employ sophisticated computer software, and products and services based on sophisticated software might contain undetected errors and fail when introduced or when usage increases. Even though the current LoanMaker System has been in commercial use for a period of time and the Company beta tests its software before commercial introduction, there is the possibility that software defects might exist and adversely affect software performance. Sufficiently severe and sustained software defects could have a material adverse effect on the Company's business, financial condition and results of operations.

  Loan Product Pricing Competition. The Company's competitors might offer lower priced mortgage loan products, leading to a decline in the Company's market share and a decrease in the Company's revenues and margins, which could have a material adverse effect on the Company's business, operating results and financial condition.

  Borrower Cancellations of Loans in Progress. When a potential borrower applies for a loan through the LoanMaker System, the Company devotes time to processing the application. If the potential borrower cancels the loan in progress, the Company incurs a cost without earning any revenues. A potential borrower might cancel for a number of reasons, including obtaining a more attractive loan from a competitor or determining that he or she does not need a loan. If the Company experiences a substantial volume of loan cancellations, the cancellations could have a material adverse effect on the Company's business, financial condition and results of operations.

  Changes in Operating Expenses. The Company is primarily at risk for increases in operating expenses in periods of low interest rates when demand for mortgage loans is relatively high. During those periods, mortgage lenders, including the Company, compete for a limited pool of qualified mortgage loan personnel. Consequently, salary expense can increase and mortgage lenders are at risk of losing personnel to competitors.

  Delay in Installation of ISDN Telephone Lines. In planning the installation of a LoanMaker System, the Company expects that an ISDN telephone line will be installed within 30 days after an order is given. If the ISDN telephone line is not installed within the expected time period, the installation of the LoanMaker System will be delayed as will the receipt of revenues from that system.

Due to the foregoing factors, the Company's results of operations for any particular quarter might be below the expectations of public market analysts and investors. In that event, the price of the Company's Common Stock could be materially adversely affected.

DEPENDENCE ON PRINCIPAL PRODUCT AND MORTGAGE LENDING INDUSTRY

  The Company's growth is dependent on the success of the LoanMaker System. As a result, any factors adversely affecting residential real estate sales in any geographic area where the Company has placed, or plans to place, equipment, a downturn in the economy as a whole, a sharp rise in interest rates or other developments in the mortgage industry could have a material adverse effect on the Company's business, operating results and financial condition. In addition, members of Congress and other government officials from time to time have suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on the borrower's income, type of loan or principal amount. Any legislation reducing the benefit of the mortgage interest deduction could have a material adverse effect on the Company's business, operating results and financial condition. The Company's future financial performance will depend in significant part on its ability to develop and introduce its loan origination system into point-of-sale locations such as real estate offices, as well as its ability to enhance and accelerate borrower acceptance of its products and services. There can be no assurance that the Company's video-conferencing method will achieve wide acceptance from borrowers or real estate professionals. See "Business-- Products" and "--Competition."

RELIANCE ON MATERIAL RELATIONSHIPS

  The success of the Company and its business are dependent on, among other things, its agreements and relationships with third parties. In particular, the Company relies on the participation of real estate broker-owners who must sign contracts to use the LoanMaker System and the lenders on the LoanMaker System, all of which may terminate their relationship with the Company at any time without penalty or any charge. Specifically, 20% and 17% of the Company's revenues from the LoanMaker Systems during the nine-months ended September 30, 1997 were contributed by Latter & Blum and Re/Max South County, respectively. The withdrawal of all or substantially all of the real estate broker-owners or the lenders on the LoanMaker System would have a material adverse effect on the revenues derived from the LoanMaker Systems and on the Company's business, operating results and financial condition.

RELIANCE ON MATERIAL SUPPLIERS

  The Company is also dependent on the marketing efforts of Interealty Corp. ("Interealty") and the technical services of Data General Corporation ("Data General"). The failure of either company to fully perform its contractual obligations, or the inability of the Company to replace such companies, may delay the Company's expansion plans. While the Company believes that Data General and Interealty can be replaced, there can be no assurance that the Company will be able to enter into agreements with other parties to replace these agreements. See "Business--Strategic Relationships." As of December 31, 1997, the Company was past due on lease payments to Data General of approximately $1,597,000. The Company and Data General have agreed to a payment plan, pursuant to which Data General will continue to provide support services but will not lease additional LoanMaker Systems to the Company until the repayment is made. The Company had 64 LoanMaker Systems available for new installations as of December 31, 1997. There can be no assurance, however, that the number of LoanMaker Systems available to the Company will be sufficient to meet the Company's installation needs. See "Business--Strategic Relationships."

INTEGRATION OF THE BUSINESSES

  The Company agreed to acquire Sutter Mortgage in June 1997, began integrating operations in September 1997 and closed the acquisition of Sutter Mortgage in December 1997. While the integration has already been underway, there can be no assurance that difficulties will not be encountered in the integration of Sutter Mortgage's business with that of the Company. Any delays or unexpected costs in connection with such integration could have a material adverse effect on the Company's business, operating results and financial condition. The transition to a combined company involving Virtual Mortgage and Sutter Mortgage will require integration of the companies' management and coordination of the companies' new product development and sales and marketing efforts. The difficulties of such assimilation may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. In addition, the process of integrating Virtual Mortgage and Sutter Mortgage will require substantial attention from management and could cause an interruption in the business activities of Virtual Mortgage and Sutter Mortgage, which could have an adverse effect on their combined operations. See "Sutter Mortgage Acquisition" and "Pro Forma Combined Financial Information."

CONCENTRATION OF MORTGAGE BANKING OPERATIONS IN CALIFORNIA

  All of the loans originated by Sutter Mortgage during the nine-months ended September 30, 1997 were secured by properties located in California. Although Sutter Mortgage is expanding its loan origination services outside of California, Sutter Mortgage is likely to continue to have a significant amount of its loan originations in California for the foreseeable future. Consequently, Sutter Mortgage's business, operating results and financial condition are dependent on general trends in the California economy and its residential real estate market. Declines in the residential real estate market may adversely affect the value of the properties securing loans. Reduced collateral value will adversely affect the volume of Sutter Mortgage's loans as well as the pricing of Sutter Mortgage's loans and Sutter Mortgage's ability to sell its loans.

RISKS RELATED TO LOAN SALES AND MORTGAGE BANKING PRODUCTS

  The Company, through Sutter Mortgage, engages in loan sales pursuant to agreements that generally require the Company to repurchase or substitute loans in the event of a breach of a representation or warranty made by the Company to the loan purchaser, any misrepresentation during the mortgage loan origination process or, in some cases, upon any fraud or first payment default on such mortgage loans. In some cases, the remedies available to a purchaser of loans from the Company may be broader than those available to the Company against the originators of such loans, and, even where this is not the case, should a purchaser enforce its remedies against the Company, the Company may not always be able to enforce its remedies against the related originators. Any claims asserted against the Company in the future by one of its loan purchasers may result in liabilities or legal expenses that could have a material adverse effect on the Company's business, operating results and financial condition.

  Although the Company, through Sutter Mortgage, sells substantially all of the mortgage loans it originates or purchases, the Company retains some degree of credit risk on substantially all of the loans it sells. During the period of time that the loans are held for sale, the Company is subject to the various business risks associated with the lending business, including borrower default, foreclosure and the risk that a rapid increase in interest rates would result in a decline of the value of loans held for sale to potential purchasers.

RISKS RELATED TO DEPENDENCE ON KEY PERSONNEL

  The Company's performance is substantially dependent on the performance of its senior management and key technical personnel, including Michael Barron, Chairman of the Board and Chief Executive Officer, John Murray, President, Chief Financial Officer and Chief Operating Officer, Robert Gottesman, Vice President, Information Technology and Ronald Morck, Vice President--Mortgage Operations and President of Sutter Mortgage. In particular, the Company's success depends substantially on the continued efforts of its senior management team, which currently is composed of a small number of individuals. The Company does not carry key person life insurance on any of its senior management personnel. The Company has entered into three-year employment agreements with Messrs. Barron and Murray. The loss of the services of any of these persons could have a material adverse effect on the business, operating results and financial condition of the Company.

  The Company's future success also depends on its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for personnel is intense and there can be no assurance that the Company will be able to retain its key managerial and technical employees or that it will be able to attract and retain additional highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary technical and managerial personnel could have a material adverse effect upon the Company's business, operating results and financial condition. See "Management."

  Michael Barron was the Chairman and Chief Executive Officer of Sold Corporation ("Sold"), a private software company, from November 1982 to August 1988 and again from March 1989 to September 1989. Sold experienced substantial financial difficulties and ceased doing business in September 1989. During the period when Mr. Barron was not Chief Executive Officer, Sold failed to meet a portion of its federal payroll tax obligations, and in 1989 Mr. Barron, among others, was personally assessed, pursuant to Internal Revenue Code Section 6672, a Trust Fund Recovery Penalty by the Internal Revenue Service ("IRS"), for these taxes in the aggregate amount of approximately $500,000. In addition, Mr. Barron was the subject of a number of judgment liens of Sold's creditors in connection with personal guarantees from Mr. Barron. These liens totaled in the aggregate approximately $215,000. A settlement was reached between Mr. Barron and the lienholders, and all of the liens were removed as of October 1997. Mr. Barron reached a settlement with the IRS in November 1997 with respect to the tax assessment against him and paid the settlement amount. To finance the settlement, Mr. Barron borrowed against certain of his shares of Common Stock of the Company, which were pledged as collateral to secure the loans. All of Mr. Barron's shares of Common Stock are currently pledged to secure such loans, subject to the Provisional Lock-up Agreement, and, once the loans are paid in full, to secure certain indemnification obligations to the Company relating to a threatened lawsuit involving the Company. See "Risks Related to Certain Potential Litigation."

ACCESS TO FUNDING SOURCES

  Sutter Mortgage requires access to warehouse credit facilities in order to fund loan originations pending the sale of such loans. Sutter Mortgage currently has the following warehouse lines of credit: (i) a $30,000,000 warehouse line of credit with Paine Webber Real Estate Securities, Inc. secured by mortgage loans that has no stated maturity date with a balance of $30,995,781 at September 30, 1997; (ii) a $10,000,000 warehouse line of credit with Imperial Bank maturing on March 6, 1998 with a balance of $8,432,297 at September 30, 1997; (iii) a $5,000,000 warehouse line of credit with First Collateral Services, Inc. maturing on March 31, 1998 with a balance of $3,646,289 at September 30, 1997; and (iv) a $5,000,000 warehouse line of credit with Prudential Securities Realty Funding Corporation that has no stated maturity date with a balance of $1,590,395 at September 30, 1997. All warehouse lines of credit are paid down upon sale of the loans. The Company also maintains a $150,000 line of credit with Imperial Bank that matures on March 6, 1998 and had a balance of $150,000 at September 30, 1997. The Company will need to add new credit facilities, as well as renew and expand its existing credit facilities in order to finance its growing level of loan production.

  Although the Company expects to be able to maintain and expand Sutter Mortgage's existing warehouse lines of credit, or to obtain replacement or additional financing as the current arrangements expire or become fully utilized, there can be no assurance that such financing will be available on favorable terms, if at all. In addition, there can be no assurance that Sutter Mortgage will be able to continue to sell its loans on favorable terms, if at all. To the extent that the Company is unable to access adequate capital to fund Sutter Mortgage's loan production, Sutter Mortgage may have to curtail its loan origination activities, which could have a material adverse effect on the Company's ability to execute its growth and operating strategies and could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."

FUTURE CAPITAL REQUIREMENTS

  The Company's business plan will require significant amounts of working capital. The Company's mortgage banking business requires substantial cash to support its operating activities and growth plans. In order to support its loan originations, the Company is required to make a significant cash investment that includes the funding of: (i) fees paid to brokers in connection with generating loans through wholesale and net branch lending activities, (ii) commissions paid to sales employees to originate loans, and
(iii) the difference between the amount funded per loan and the amount advanced under warehouse facilities. The Company's mortgage banking business also requires cash to fund ongoing operating and administrative expenses, including capital expenditures and debt service. The Company has principally funded its growth historically through equity and debt financing, and through revenues from operations, to a lesser extent. There can be no assurance that the proceeds of the Offering, together with available cash, bank lines of credit and cash from operations, will be sufficient to satisfy the Company's business plan. If additional funds are not available, the Company's plans could be significantly curtailed, or the Company could be forced to obtain financing on terms that cause the Company's operating results to be adversely affected.

  The Company may expand its product line through the acquisition of complementary businesses, products and technologies. However, the Company has no present plans, agreements or commitments to make any acquisitions. Acquisitions involve numerous risks, including difficulties in the assimilation of operations and products, the ability to manage geographically remote units, the diversion of management's attention from other business concerns, the risks of entering markets in which the Company has little or no experience or expertise and the potential loss of key employees of any acquired companies. In addition, acquisitions may involve the expenditure of significant funds. There can be no assurance that an acquisition would result in long-term benefits to the Company or that management would be able to manage effectively the resulting business. See "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANAGEMENT OF GROWTH

  The Company is experiencing an increase in the demand for the LoanMaker System and in the number of its customers and employees. This growth has placed, and will continue to place, strains on the Company's management, operations and systems. The Company's ability to compete effectively will depend, in part, upon its ability to expand, improve and effectively use its operational, management, marketing, sales and financial systems as necessitated by changes in the Company's business. Any failure by the Company's management to effectively anticipate, implement and manage the changes required to sustain the Company's growth could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to manage effectively this change.

RISKS RELATED TO CERTAIN POTENTIAL LITIGATION

  In 1995 and 1996, the Company received threats of a lawsuit with respect to, among other things, the Company's refusal to issue shares of Common Stock to three individuals. These individuals had entered into an agreement with the Company in March 1995 in connection with the initial capitalization of the Company to purchase shares of Common Stock in exchange for certain assets to be delivered to the Company by the individuals. The Company believed the individuals failed to deliver the consideration required by the agreement, and the Company refused to issue the Common Stock. The three individuals have made a variety of allegations against the Company and Michael A. Barron, the Company's Chairman and Chief Executive Officer, relating to the disputed issuance of Common Stock and the formation of the Company, however, no legal proceedings have ever been commenced by these individuals. The Company believes that the allegations are without merit, and the Company intends to vigorously defend any legal action that may be commenced in the future. There can be no assurance, however, that the Company would be successful in defending such a lawsuit, or that the Company, even if successful, would not expend significant resources in its defense. See "Business--Legal Proceedings."

ECONOMIC SLOWDOWN

  The risks associated with the Company's business are more acute during periods of economic slowdown or recession because these periods may be accompanied by decreased demand for consumer credit and declining real estate values. Declining real estate values reduce the ability of borrowers to use home equity to support borrowings by negatively affecting loan-to-value ratios of the home equity collateral. To the extent that the loan-to-value ratios of prospective borrowers' home equity collateral do not meet lenders' underwriting criteria, the volume of loans originated by the Company and third party lenders using the LoanMaker System could decline. A decline in loan origination volumes could have a material adverse effect on the Company's business, operating results and financial condition.

CHANGES IN INTEREST RATES

  The Company's profitability may be directly affected by changes in interest rates, which affect the Company's ability to earn a spread between the interest received on its loans and its funding costs. The revenues of the Company may be adversely affected during any period of unexpected or rapid change in interest rates. For example, a substantial and sustained increase in interest rates could adversely affect the demand for mortgages nationwide. A significant decrease in interest rates could increase the rate at which loans are prepaid, which would also reduce the amount of cash the Company receives over the life of its residual interests. Either of these events could require the Company to reduce the fair market value of its residual interests, which would have a material adverse effect on the Company's business, operating results and financial condition.

RISKS RELATED TO THE INDUSTRY

COMPETITION

  The Company's primary competition comes from traditional mortgage brokers, mortgage banks, savings and loan institutions and commercial banks. Since the Company's primary marketing strategy is to distribute its LoanMaker System through major real estate brokers' offices, the Company's most intense direct competition is from the local independent mortgage brokers in each community in which the Company operates.

  The market for on-line, video-conferencing transaction processing in the mortgage lending market is new and, at present, there are relatively few competitors. Competitors in the video-conferencing mortgage loan origination market include FlagStar Bank, Shelter Mortgage and EMB Financial Corp., all mortgage banks that presently use video-conferencing technology to deliver only their own mortgage lending products and do not provide a multi-lender system offering the products of other lenders. AmeriNet Financial Systems, Inc. currently represents the only provider of a multi-lender video-conferencing service similar in some respects to the Company's service. In addition, Alltel Corporation, a telecommunications and information services company which provides mortgage payment processing and communications services for a number of major mortgage lenders, has indicated that it may in the future offer a video-conferencing capability.

  The Company also faces competition from mortgage lenders using the Internet. Most mortgage lenders have websites on the Internet which enable Internet users to complete a mortgage loan application and search among the particular lender's products. The Company believes the website serves primarily as a lead generation tool and each loan application is later followed up by a call from a loan officer who proceeds to approve and process the mortgage loan in the traditional manner. In addition, certain information providers such as HSH Associates quote on the Internet lending rates and other information from a multitude of lenders. As a result, borrowers currently can use the Internet either to obtain information about mortgage loans broadly or to gain access to a single lender's products.

  The mortgage origination business is highly competitive and, from time-to-time in local markets, competitors may institute extremely competitive pricing designed to expand market share. There can be no assurance that the Company would be able to respond quickly enough to competitive pressures to prevent erosion in its normal volume levels.

  Most of the Company's current and potential competitors are substantially larger, have greater name recognition, and have more capital and resources than the Company. The Company expects more competition in the future from existing and new competitors producing video-conference loan origination systems and other alternatives to traditional mortgage lending methods, such as the sale of mortgages over the Internet or at retail shopping establishments. The ability of the LoanMaker System to compete effectively will be dependent in part on consumer acceptance of video-conference loan origination in general and industry acceptance of the Company's products and services in particular. There can be no assurance that the Company's current and potential competitors will not develop software or other business practices that are more effective or achieve greater market acceptance than the Company's current or future products or that the Company's technologies and products would not be rendered obsolete by these developments or that competitive pressures resulting from these competitors will not otherwise have a material adverse effect on the Company's business, operating results and financial condition. An increase in competition could reduce the fees the Company is able to collect for its services, thereby lowering the Company's revenues and margins, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business-- Competition."

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS; LIMITED PROTECTION OF TECHNOLOGY

  The Company's success and ability to compete depends in part upon its proprietary technology. The Company regards certain of its technology as critical to its business and attempts to protect this technology under trademark, copyright and trade secret laws and through the use of employee, consultant and vendor confidentiality agreements. The source code for the Company's proprietary software is protected both as a trade secret and as a copyrighted work. These measures, however, afford only limited protection, and the Company may not be able to maintain the confidentiality of its technology. There can be no assurance that others will not develop technologies that are similar or superior to the Company's technology. It may be possible for a third party to copy or otherwise obtain and use the Company's technology without authorization, or to develop similar technology independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Policing unauthorized use of the Company's technology is difficult. While the Company seeks to protect its technology, there can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that these confidentiality agreements will be enforceable. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. The computer software market is characterized by frequent and substantial intellectual property litigation. Litigation of that sort could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition.

  The Company also relies on certain technology that it licenses from third parties, including software that is integrated with internally developed software and used with the Company's technology to perform key functions. There can be no assurance that these third party technology licenses will continue to be available to the Company on commercially reasonable terms. The loss of or inability to maintain any of these technology licenses could result in delays or reductions in installations of LoanMaker Systems until equivalent technology could be identified, licensed and integrated. Any delays or reductions in installations of LoanMaker Systems could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Technology."

RISK OF PRODUCT DEFECTS AND SYSTEM FAILURES; RESPONSES TO TECHNOLOGICAL
CHANGES

  Although the Company has not experienced material adverse effects resulting from undetected software errors or hardware failures in the past, there can be no assurance that these failures will not happen in the future. Any system failures could harm the Company's reputation for providing high-quality service and timely closure of loans, making it more difficult for the Company to deploy the system at new locations in the future, which could have a material adverse effect upon the Company's business, operating results and financial condition.

  The Company plans to begin installation of LoanMaker Systems employing its "Paris" technology in the near future and to develop further enhancements and revisions of the LoanMaker System software in the future. Even though the Company beta tests its software, there is the possibility that software defects might exist and adversely affect software performance upon commercial deployment. If sufficiently severe and sustained, such defects could have a material adverse effect on the Company.

  The Company's operations are dependent in part upon its ability to protect its operating systems against physical damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. The Company does not presently have redundant, multiple-site capacity. Despite the implementation of network security measures by the Company, its servers are also vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with the Company's computer systems. The occurrence of any of these events could result in interruptions, delays or cessations in service to users of the LoanMaker System, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Facilities."

  To remain competitive, the Company must continue to enhance and improve its existing proprietary software system and integrate it with updated versions of new video-conferencing hardware and software products. The Company must be able to expand rapidly its network of video-conferencing customers and provide high-quality customer service to a wide, divergent geographical customer base. If the Company is unable to maintain the integrity of its computer network because of telephone lines or computer failures or is unable to introduce new software or hardware changes and respond to industry changes on a timely basis, its business, operating results and financial condition could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--The LoanMaker System Solution," "Business--Technology" and "Business--Competition."

GOVERNMENT REGULATION AND UNCERTAINTIES OF FUTURE REGULATION

  The mortgage banking and mortgage brokerage industries are highly regulated industries. The mortgage banking operations of the Company are subject to the rules and regulations of, and examinations by, the Federal National Mortgage Association ("FNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), the Department of Housing and Urban Development ("HUD"), the Veterans Administration ("VA"), the Rural Housing Service and state regulatory authorities with respect to originating, underwriting, making, selling, securitizing and servicing residential mortgage loans. In addition, there are other federal and state statutes and regulations affecting such activities. These rules and regulations, among other things, impose licensing obligations on Sutter Mortgage, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspection and appraisals of properties, require credit reports on prospective borrowers, regulate payment features, establish collection, foreclosure and claims handling procedures and, in some cases, fix maximum interest rates, fees and loan amounts. HUD lenders such as Sutter Mortgage are required annually to submit to the Federal Housing Commissioner audited financial statements. Sutter Mortgage's affairs are also subject to examination by the Federal Housing Commissioner at all times to assure compliance with HUD regulations, policies and procedures.

  Mortgage origination and processing activities are subject to the Equal Credit Opportunity Act, the Federal Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Housing Act, the Fair Credit Reporting Act, the Home Mortgage Disclosure Act, among other laws, and the regulations promulgated thereunder, which prohibit discrimination, require the disclosure of certain information to borrowers concerning credit and settlement costs and certain servicing related information, regulate the extent of payments that can be made for the marketing and brokering of mortgage loans, regulate the access to and use of credit records maintained by credit bureaus, require the disclosure of loan origination information to public officials and citizens of the United States and protect the borrower's privacy of financial information, among other duties and obligations. Failure to comply with regulatory requirements can lead to loss of approved status, termination of servicing contracts without compensation to the servicer, demands for indemnification or loan repurchases, class action lawsuits, administrative enforcement actions and criminal prosecution.

  The Company conducts all of its mortgage lending and brokerage activities through Sutter Mortgage. Sutter Mortgage is currently licensed to originate mortgage loans in Arizona, California, Florida, Idaho, New Jersey, Ohio, Oregon, Utah and Virginia and has applied for a lender's license in Iowa and Maryland. The Company believes that Sutter Mortgage is exempt from the lender license requirements in Louisiana, Minnesota, Nevada, New Mexico and Texas. Sutter Mortgage is currently licensed to broker mortgage loans in California, Florida, Idaho, Oregon, New Jersey, Utah and Virginia. The Company believes that Sutter Mortgage is exempt from the broker license requirements in Arizona, Louisiana, Minnesota, Nevada and New Mexico.

  Any person who acquires more than 10% of the Company's voting stock may become subject to certain state licensing regulations requiring such person periodically to file certain financial and other information. If any person holding more than 10% of the Company's voting stock refuses to adhere to such filing requirements, the Company's existing licensing arrangements could be jeopardized. The states in which the Company is currently licensed that require such compliance are Arizona, Florida, New Jersey, Oregon and Virginia. The loss of required licenses would have a material adverse effect on the Company's business, operating results and financial condition.

RISKS RELATED TO THE OFFERING

NO PRIOR MARKET FOR THE COMMON STOCK; POTENTIAL LIMITED TRADING MARKET; VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Common Stock. Application is being made to have the Common Stock approved for listing on the AMEX. However, there can be no assurance that an active trading market for the Common Stock will develop or be sustained or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined through negotiations between the Company and the Representatives of the Underwriters and may not be indicative of prices that will prevail in the trading market. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The trading price of the Company's Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to the Company and other events or factors. In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the trading price of the Company's Common Stock, regardless of the Company's operating performance.

SHARES ELIGIBLE FOR FUTURE SALE; NO PRIOR TRADING MARKET; REGISTRATION RIGHTS


  Sales of a substantial number of shares of the Company's Common Stock could have the effect of depressing the prevailing market price of its Common Stock. Upon completion of the Offering, the Company will have outstanding: (i) 5,771,086 shares of Common Stock (assuming no exercise of outstanding options or warrants after December 31, 1997); (ii) 2,043,000 shares of Series A Preferred Stock (which are convertible into 509,501 shares of Common Stock as of December 31, 1997); (iii) 447,895 shares of Series B Preferred Stock (which are initially convertible into 447,895 shares of Common Stock); (iv) 115,616 shares of Common Stock to be issued upon the exchange of interest outstanding on certain debt upon the closing of the Offering assuming a March 6, 1998 effective date; (v) warrants to acquire 509,759 shares of Common Stock; (vi) non-employee director and employee stock options to acquire 375,677 shares of Common Stock; and (vii) employee stock options to acquire 552,800 shares of Common Stock (such options to be granted concurrently with the closing of the Offering).

  Of the 5,771,086 shares of Common Stock: (i) 3,300,000 shares to be sold in the Offering (3,795,000 if the Underwriters' over-allotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, unless purchased by Affiliates of the Company, as that term is defined in Rule 144 of the Securities Act ("Rule 144"), which shares will be subject to the resale limitations of Rule 144;
(ii) 1,042,096 shares will be registered concurrently with the Offering and under the registration statement of which this Prospectus forms a part (of which shares 946,991 are subject to an agreement with Barington Capital Group, L.P. ("Barington") which prohibits the transfer or sale of any shares of Common Stock and related securities of the Company for up to 24 months following the effective date of the Offering (the "Provisional Lock-up Agreement")); and (iii) 1,428,990 shares will be "Restricted Securities" as that term is defined under Rule 144 (of which shares 1,234,706 are subject to the Provisional Lock-up Agreement).

  In addition, of the 2,511,248 shares of Common Stock issuable upon certain events, 2,421,672 shares are subject to the Provisional Lock-up Agreement.

  The Company has been advised by Barington that it has no general policy with respect to granting releases from such lock-up agreements. Barington may in its discretion and without notice to the public, waive the lock-up and permit sales prior to the expiration of the lock-up period. In the event Barington releases all of the security holders from the Provisional Lock-up Agreement:
(i) 1,042,096 shares of Common Stock will be freely transferable immediately;
(ii) 3,011,761 shares of Common Stock (including shares of Common Stock issuable upon the conversion of Preferred Stock, the exchange of accrued interest and the exercise of warrants) will be subject to the resale limitations of Rule 144; (iii) 10,225 shares of Common Stock issuable upon the exercise of options granted outside of the 1995 Plan and 1997 Plan will be subject to the resale limitations of Rule 144; and (iv) all of the Common Stock issuable upon the exercise of options granted pursuant to the Company's 1995 Plan and 1997 Plan will be subject to the resale limitations of Rule 701 adopted under the Securities Act and may be subject to volume limitations imposed by Rule 144.

  Prior to the Offering, there has been no public market for the Common Stock of the Company, and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the trading price of the Common Stock. Nevertheless, sales of substantial amounts of these shares of Common Stock in the public market, or the perception that these sales could occur, could adversely affect the trading price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. Sales of substantial amounts of Common Stock under Rule 144, Regulation S or otherwise, or even the potential for such sales, could depress the market price of the Common Stock, and could impair the Company's ability to raise capital through the sale of its equity securities. See "Shares Eligible for Future Sale," "Underwriting" and "Description of Capital Stock."

BROAD MANAGEMENT DISCRETION IN ALLOCATION OF PROCEEDS

  Of the $20,990,000 estimated net proceeds of the Offering, the Company expects to devote approximately $4,204,000 to the repayment of indebtedness and $10,759,000 to purposes specifically identified by the Company. See "Use of Proceeds." The remaining $6,027,000 of the net proceeds the Company intends to devote to working capital, including paying Data General approximately $1,700,000 to reduce outstanding lease payment obligations. Other than the payment to Data General, the Company has not yet identified specific uses for this portion of the proceeds. The Company's management will retain broad discretion as to the allocation of the proceeds of the Offering. The failure of management to apply the funds effectively could have a material adverse effect on the Company's business, operating results and financial condition. See "Use of Proceeds."

IMMEDIATE AND SUBSTANTIAL DILUTION

  The initial public offering price is expected to be substantially higher than the deficit net tangible book value per share of the currently outstanding Common Stock. Investors purchasing shares of Common Stock in the Offering will therefore suffer immediate and substantial dilution in the amount of $5.56 per share, assuming an Offering price of $7.50 per share. Additional dilution will occur upon exercise of outstanding options and warrants granted by the Company and upon the conversion of the Company's outstanding Preferred Stock to Common Stock. See "Dilution" and "Description of Capital Stock--Preferred Stock."

CERTAIN ANTI-TAKEOVER AND INDEMNIFICATION PROVISIONS

  The Company's Certificate of Incorporation enables the Company's Board of Directors to issue up to 10,000,000 shares of Preferred Stock and to determine the rights, preferences, privileges and restrictions, including voting rights of those shares, without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. While the Company has no present intention to issue additional shares of Preferred Stock, other than the Series B Preferred Stock, the issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. See "Description of Capital Stock--Preferred Stock."

  The Certificate of Incorporation provides that the liability of the directors of the Company for monetary damages to the Company or its stockholders are eliminated to the fullest extent permissible under Delaware law. The Certificate of Incorporation contains provisions authorizing the Company to indemnify its directors and officers to the fullest extent permitted by the laws of Delaware. While the Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors, they could also serve to insulate directors of the Company against liability for actions that damage the Company or its stockholders. See "Description of Capital Stock--Limitation of Liability of Directors."

  The Company's Certificate of Incorporation also provides for a classified board of directors with staggered three year terms and the right by a majority of the holders of the Series A Preferred Stock to elect one director so long as at least 1,500,000 shares of the Series A Preferred Stock remains outstanding. The classification of directors and provisions in the Certificate of Incorporation and Bylaws that limit the ability of stockholders to increase the size of the Board of Directors, together with provisions in the Bylaws that limit the ability of stockholders to remove directors and provisions in the Certificate of Incorporation that permit the remaining directors to fill any vacancies on the Board, will have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. As a result, two annual meetings of stockholders may be required for the stockholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believes that such a change would be desirable. The Company's Bylaws provide for (i) advance notice requirements for stockholder proposals and director nominations, (ii) a prohibition on stockholder action by written consent and (iii) limitations on calling stockholder meetings. Stockholders are not permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders. Such provision may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board of Directors, the Chairman of the Board or the Chief Executive Officer of the Company. These provisions, along with certain provisions of the Delaware General Corporation Law applicable to the Company that prohibit certain business combinations, could have the effect of discouraging certain attempts to acquire the Company which could deprive the Company's stockholders of the opportunity to sell their shares of Common Stock at prices higher than prevailing market prices.

ABSENCE OF DIVIDENDS

  The Company has never declared or paid dividends on its Common Stock or Preferred Stock and does not anticipate declaring or paying any cash dividends on its Common Stock in the foreseeable future. The Series A Preferred Stock and Series B Preferred Stock accrue dividends of 10% and 9.9% annually, respectively, commencing with the completion of the Offering. In addition, the Company's Certificate of Incorporation precludes the payment of dividends to holders of Common Stock until quarterly non-cumulative dividends have been paid to the holders of the Company's Series A Preferred Stock at the minimum rate of 10% per annum and the holders of the Company's Series B Preferred Stock at a rate of 9.9% per annum, if and when declared by the Company's Board of Directors. See "Dividend Policy" and "Description of Capital Stock-- Preferred Stock."

                          SUTTER MORTGAGE ACQUISITION

  The Company agreed to acquire Sutter Mortgage Corporation, a residential mortgage bank and now wholly-owned subsidiary of the Company, in June 1997, and closed the Acquisition in December 1997. During the pendency of the Acquisition, Sutter Mortgage began (i) making its products available through the LoanMaker System, (ii) improving its approval times used with the LoanMaker System, (iii) increasing the number and types of loan products available, and (iv) obtaining licenses in additional states where the LoanMaker Systems are installed. Sutter Mortgage originates and sells residential home mortgage loans and is a full service mortgage banking company. Sutter Mortgage primarily originates loans indirectly through licensed real estate loan brokers ("wholesale") and directly through loan offices under its "net branch" agreements. The adjusted purchase price for Sutter Mortgage was approximately $2,484,000, subject to adjustment for the reconciliation of the final acquisition balance sheet at November 30, 1997. The adjustment is anticipated to be less than $100,000. A total of $950,000 was paid through the closing of the Acquisition. Concurrent with the closing of the Offering, an additional $1,534,000 will be paid to the former shareholder of Sutter Mortgage, which is evidenced by a promissory note. Also concurrent with the closing of the Offering, Sutter Mortgage will repay a $100,000 loan made by Sutter Mortgage's former shareholder. See "Use of Proceeds," "Selected Financial Information," "Pro Forma Combined Financial Information," "Management's Discussion and Analysis of Financial Conditions and Results of Operations," and "Business--Mortgage Banking Operations."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of 3,300,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $7.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be $20,990,000 ($24,331,000 if the Underwriters' over-allotment option is exercised in full). The Company believes that the remaining proceeds from the Offering, after repayment of debt and Acquisition debt and paying other obligations, together with funds available under Sutter Mortgage's credit facilities, will be sufficient to finance operations for at least the next 12 months.

  The Company intends to use the net proceeds from the Offering approximately as follows:

                                                                   APPROXIMATE
                                                       APPROXIMATE PERCENTAGE
                                                         DOLLAR      OF NET
                                                         AMOUNT     PROCEEDS
                                                       ----------- -----------
   Repayment of debt.................................. $ 4,204,000     20.0%
   Sales and marketing................................   4,075,000     19.4%
   Purchase LoanMaker Systems and other capital
    expenditures......................................   3,150,000     15.0%
   Product development................................   2,000,000      9.5%
   Retire Acquisition debt............................   1,534,000      7.3%
   Working capital, including a payment to Data
    General...........................................   6,027,000     28.7%
                                                       -----------    -----
                                                       $20,990,000    100.0%
                                                       ===========    =====

  The Company intends to use approximately $4,204,000 of the proceeds to repay outstanding principal, interest and loan fees under (i) a $200,000 note that presently bears interest at 15% per annum and will be due upon the closing of the Offering; (ii) a $50,000 note that bears interest at 5% and matured in March 1995; (iii) a $1,300,000 note that presently bears interest at 15% per annum that increases to 20% per annum if the Company fails to pay amounts due on the maturity date which is the earlier of the consummation of the Offering or February 24, 1998; (iv) $1,145,000 Phase I and Phase II Bridge Notes certain of which are held by Registered Stockholders (as defined and discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources"); (v) a $100,000 note to the former shareholder of Sutter Mortgage that presently bears interest at 8% per annum and matures at the closing of the Offering; and (vi) six notes in the aggregate principal amount of $800,000 that presently bear interest at 12% per annum, mature at the closing of the Offering and require a fee of 35% of the outstanding principal. The Phase I and Phase II Bridge Notes mature on the earlier of the consummation of the Offering or February 15, 1998, and presently accrue interest at the rate of 15% per annum. The proceeds of the Phase I and Phase II Bridge Notes, the $1,300,000 note and the six notes aggregating $800,000 were used to fund the Company's operations and working capital requirements. In addition, the Company is in negotiations with certain potential investors to borrow an additional $750,000. The additional indebtedness would bear interest at 12% per annum, mature at the closing of the Offering and require a fee of 35% of the outstanding principal. The proceeds from these additional borrowings would be used to fund the Company's operations and working capital requirements. The effects of these $750,000 in planned borrowings are not reflected in the use of proceeds.

  The Company also expects to utilize approximately $3,600,000 to increase staffing primarily in sales and video-conferencing center personnel and to use approximately $475,000 for advertising and marketing expenses.

  The Company intends to use approximately $3,150,000 to purchase capital assets (including approximately $1,300,000 to acquire new LoanMaker System hardware and $1,400,000 to replace LoanMaker System hardware currently leased), fund facility improvements required to expand the Company's video-conferencing centers (at a cost of approximately $250,000) and purchase an upgraded communication system to enhance the operation of the Company's video-conferencing centers (at a cost of approximately $200,000).

  The Company intends to use approximately $2,000,000 for product development, primarily for staffing, Internet consulting services and test equipment.

  The Company plans to use $1,534,000 of the proceeds to pay the note evidencing a deferred portion of the purchase price of the Acquisition. See "Sutter Mortgage Acquisition."

  Approximately $6,027,000 of anticipated proceeds will be used for working capital, including paying Data General approximately $1,700,000 to reduce outstanding lease payment obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Strategic Relationships--Data General Corporation."

  The foregoing represents the Company's best estimate of its allocation of the estimated net proceeds of the Offering. Pending such uses, the Company intends to invest the Offering proceeds in short-term investment grade interest-bearing obligations. Such amounts are subject to reapportionment among the other categories listed above or among additional categories in response to, among other things, changes in the Company's plans, regulations and economic and industry conditions.

  If the Underwriters' over-allotment option is exercised in full, the Company will receive additional net proceeds of $3,341,000. The Company is contractually obligated to use the proceeds of the over-allotment option to redeem Series B Preferred Stock on a pro-rata basis subject to the approval of the holders of the Series A Preferred Stock and any requests by them for the Company to redeem their Series A Preferred Stock. If the over-allotment option is exercised in full, the Company does not expect to have any proceeds for purposes other than redeeming Preferred Stock.

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. In addition, the Company's Certificate of Incorporation and the Certificate of Designation precludes the payment of dividends to holders of Common Stock until dividends have been paid to the holders of the Company's Series A Preferred Stock at the minimum rate of 10% per annum and to the holders of the Company's Series B Preferred Stock at a rate of 9.9% per annum, when and if declared by the Company's Board of Directors. The Series A Preferred Stock is presently convertible into Common Stock at the option of the holder and the Series B Preferred Stock is convertible at the option of the holder after completion of the Offering. See "Description of Capital Stock--Preferred Stock."

                                   DILUTION

  As of September 30, 1997, after giving effect to the Acquisition and the net proceeds of $2,137,000 from the sale of 751,378 shares of Common Stock subsequent to September 30, 1997, which includes the exercise of 368,136 warrants at a price of .005 per share, the Company had a pro forma net tangible book value of $(9,782,000), or $(3.96) per share of the number of pro forma shares of Common Stock outstanding. Pro forma net tangible book value per share is determined by dividing the pro forma net tangible book value of the Company (total tangible assets less total liabilities less Series A Preferred Stock) by the number of pro forma shares of Common Stock outstanding as of September 30, 1997. Pro forma shares of Common Stock outstanding at September 30, 1997 were 2,471,086 (including 751,378 common shares issued subsequent to September 30, 1997 and 51,633 common shares issued upon conversion to holders of Series A Preferred Stock). The pro forma shares do not include 2,043,000 shares of Series A Preferred Stock which are convertible into 509,501 shares of Common Stock at the discretion of the Series A Preferred Stockholders or 447,895 shares of Series B Preferred Stock that will be issued concurrently with the close of the Offering and which are convertible into 447,895 shares of Common Stock at the discretion of the Series B Preferred Stockholders. After giving effect to the sale by the Company of the 3,300,000 Shares of Common Stock offered by the Company hereby at an assumed initial public offering price per share of $7.50, the Company's pro forma net tangible book value (after deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company and excluding $4,255,000 related to conversion of notes payable to Series B Preferred Stock) would have been $11,208,000 or $1.94 per share of pro forma Common Stock. This represents an immediate increase in net tangible book value of $5.90 per share to existing stockholders and an immediate dilution of $5.56 per share to new investors purchasing shares in the Offering. The following table illustrates this per share dilution:

   Assumed initial public offering price per share...............         $7.50
                                                                          -----
     Pro forma net tangible book value per share before the
      Offering................................................... $(3.96)
     Increase per share attributable to new investors............ $ 5.90
                                                                  ------
   Pro forma net tangible book value per share after the
    Offering.....................................................         $1.94
                                                                          -----
   Dilution per share to new investors...........................         $5.56
                                                                          =====

  The following table sets forth the relative investments of all existing stockholders and new investors purchasing shares of Common Stock from the Company in the Offering. The calculations are based on an assumed initial public offering price of $7.50 per share (before deducting underwriting discounts and offering expenses).

                                  SHARES              TOTAL
                                 PURCHASED        CONSIDERATION
                             ----------------- ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                             --------- ------- ----------- ------- -------------
Existing stockholders....... 2,471,086   42.8% $ 8,245,447   25.0%     $3.34
New investors............... 3,300,000   57.2%  24,750,000   75.0%     $7.50
                             ---------  -----  -----------  -----
  Total..................... 5,771,086  100.0% $32,995,447  100.0%
                             =========  =====  ===========  =====

  As of the date hereof, there were 885,436 shares of Common Stock issuable upon the exercise of options and warrants outstanding at a weighted average exercise price of $5.97 per share. The issuance of shares upon exercise of these options and warrants is not reflected in the preceding tables. If all of the outstanding options and warrants were exercised in full, the dilution per share to new investors would be $5.02. These exercises would increase the number of shares held by existing stockholders to 3,356,522 shares, or 50.5% of the total number of shares of Common Stock to be outstanding after the Offering, and would (i) decrease the number of shares held by the new investors to 49.5% of the total number of shares of Common Stock to be outstanding after the Offering, (ii) increase the total consideration paid to the Company by existing stockholders to $13,530,539, or 35.4% of the total consideration paid to the Company, and (iii) increase the average price per share paid by existing stockholders to $4.04. See "Management--Director Compensation" and "Stock Option Plans."

                                CAPITALIZATION

  The following table sets forth (i) the actual capitalization of the Company as of September 30, 1997; (ii) the capitalization of the Company after giving effect to the Acquisition, including the issuance of notes payable of $1.6 million which reflects the balance of the purchase price for the Acquisition and a $100,000 loan from the seller of Sutter Mortgage; net proceeds totaling $2,137,000 from the sale of 751,378 shares of Common Stock issued subsequent to September 30, 1997, which includes the exercise of 368,136 warrants at a price of $.005 per share, and the issuance of $1,300,000 aggregate principal amount of a promissory note issued subsequent to September 30, 1997 with a related discount of $350,000 and notes payable in the aggregate principal amount of $450,000 issued subsequent to September 30, 1997 with a fee of 35% on the outstanding principal on such notes; and (iii) the capitalization of the combined companies as adjusted for the net proceeds from the sale of 3,300,000 shares of Common Stock offered hereby by the Company at an assumed offering price of $7.50 per share, and the application of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

                                                  SEPTEMBER 30, 1997
                                        ---------------------------------------
                                                    PRO FORMA     PRO FORMA AS
                                         ACTUAL    COMBINED(1)   ADJUSTED(2)(3)
                                        --------  -------------- --------------
                                                  (IN THOUSANDS)
Notes payable and related accrued
 interest.............................  $  6,757     $ 10,171       $    --  (3)
Lines of credit and financing
 arrangements.........................       --        44,798         44,798
                                        ========     ========       ========
Redeemable Series A Preferred Stock,
 $.001 par value; 2,250,000 shares
 issued and outstanding, actual;
 2,043,000 shares issued and
 outstanding, as adjusted(1) .........  $  2,017     $  1,693       $  1,693
                                        --------     --------       --------
Redeemable Series B Preferred Stock,
 $.001 par value, 0 shares issued and
 outstanding, actual; 447,895 shares
 issued and outstanding, as
 adjusted(3)                                 --           --           4,255
Common stock, $.005 par value;
 25,000,000 shares authorized,
 1,668,074 shares issued and
 outstanding, actual; 5,771,086 shares
 issued and outstanding, as
 adjusted(4)..........................         7            7             30
Additional paid-in capital............     7,502        9,863         30,953
Deferred compensation.................       (58)         (58)           (58)
Accumulated deficit...................   (16,475)     (16,475)       (17,105)
                                        --------     --------       --------
Total stockholders' (deficit) equity..    (9,024)      (6,663)        18,075 (5)
                                        --------     --------       --------
Total capitalization..................  $ (7,007)    $ (4,970)      $ 19,768
                                        ========     ========       ========

-------

(1) Reflects adjustments related to the Acquisition, including $400,000 due upon closing of the Acquisition which is reflected as having been paid but which is being funded from the sale of stock by the Company as noted below, $1,534,000 due in the form of a note payable and a $100,000 loan from the seller of Sutter Mortgage to be paid upon the closing of the Offering. See "Sutter Mortgage Acquisition." Also reflects (i) adjustments related to the sale of 751,378 shares of Common Stock issued subsequent to September 30, 1997 for net proceeds of $2,137,000, which includes the exercise of 368,136 warrants at a price of $.005 per share;
    (ii) adjustments related to conversion of 207,000 shares of Series A Preferred Stock into 51,633 shares of Common Stock, as well as conversion of a subscription for $100,000 of Series A Preferred Stock into notes payable; (iii) adjustments for a note payable in the aggregate principal amount of $1,300,000 issued at a discount of $350,000 and notes payable in the aggregate principal amount of $450,000 issued subsequent to September 30, 1997 with a fee of 35% on the outstanding principal on such notes, payable at the closing of the Offering. See "Use of Proceeds."

(2) Includes $20,990,000 to give effect to the net proceeds from the sale of 3,300,000 shares of Common Stock offered hereby as well as conversion of $584,000 accrued interest on Bridge Notes to Common Stock (interest accrual is through September 30, 1997), effective at the closing of the Offering.

(3) Reflects conversion of $4,255,000 of Bridge Notes to Series B Preferred Stock, expense of a $350,000 discount on Bridge Notes, and $280,000 of finance charges upon the closing of the Offering. Also reflects repayment of Bridge Notes, other debt, and accrued interest totaling $4,048,000 and reflects payments of $1,634,000 of remaining amounts due with respect to the Acquisition, as noted above.

(4) Excludes 885,436 shares of Common Stock issuable upon exercise of stock options and warrants at a weighted average price of $5.97 per share, 509,501 shares issuable upon the conversion of the Series A Preferred Stock, 447,895 shares issuable upon the conversion of the Series B Preferred Stock, and 77,867 shares issuable upon the conversion of accrued interest (calculated through September 30, 1997) on Bridge Notes to Common Stock, to be consummated at the effectiveness of the Offering.

(5) Assumes that the Underwriters' over-allotment option is not exercised. If such option is exercised, the amount of outstanding Common Stock will increase and the Company will be obligated to use the proceeds to redeem Series A Preferred Stock and Series B Preferred Stock.

                        SELECTED FINANCIAL INFORMATION

  The selected financial information is derived from the consolidated financial statements of Virtual Mortgage and the financial statements of Sutter Mortgage, which financial statements have been audited for the period ended December 31, 1995 and for the year ended December 31, 1996 by Arthur Andersen LLP, independent public accountants. Reference is made to the respective Reports of Independent Public Accountants, which includes explanatory paragraphs that state substantial doubt about each entity's respective ability to continue as a going concern, as described in Note 1 to the respective entity's financial statements. The information set forth below should be read in conjunction with the consolidated financial statements of Virtual Mortgage, and the financial statements of Sutter Mortgage including the notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein. The consolidated financial information for Virtual Mortgage for the nine-months ended September 30, 1996 and September 30, 1997 are derived from the unaudited consolidated financial statements of Virtual Mortgage. The financial information for Sutter Mortgage for the nine-months ended September 30, 1996 and September 30, 1997 are derived from the unaudited financial statements of Sutter Mortgage. All of the unaudited financial statement information referred to above has been prepared on the same basis as the audited financial statements of Virtual Mortgage and Sutter Mortgage included elsewhere herein, and in the opinion of Virtual Mortgage's management, include adjustments consisting only of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations. The operating results for the nine-months ended September 30, 1996 and 1997 are not necessarily indicative of the operating results for a full year.

                                                                 NINE-MONTHS
                                                                    ENDED
                                                                SEPTEMBER 30,
                                                               ----------------
                                     PERIOD ENDED  YEAR ENDED
                                     DECEMBER 31, DECEMBER 31,
                                         1995         1996      1996     1997
                                     ------------ ------------ -------  -------
                                                  (IN THOUSANDS)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
  Revenues.........................    $     3      $   123    $    61  $   689
  Loan production costs............        --           909        557    1,418
  Technology development...........        169          532        393      677
  Sales and marketing..............        387        1,667        930    1,605
  General and administrative.......        994        3,345      2,225    3,011
                                       -------      -------    -------  -------
  Total operating expenses.........      1,550        6,453      4,105    6,711
                                       -------      -------    -------  -------
  Loss from operations.............     (1,547)      (6,330)    (4,044)  (6,022)
  Interest expense (income)........         (5)         696        166    1,882
  Other expense (income)...........          2          (45)        (4)      46
                                       -------      -------    -------  -------
  Net loss.........................    $(1,544)     $(6,981)   $(4,206) $(7,950)
  Pro forma net loss per share.....                   (6.81)     (4.44)   (5.43)
  Pro forma weighted average number
   of shares outstanding...........                   1,025        947    1,464
                                                    =======    =======  =======
BALANCE SHEET DATA (END OF PERIOD):
  Working capital deficit..........    $  (499)     $(5,015)            $(7,127)
  Total assets.....................        324          780               1,830
  Notes payable....................        250        3,742               6,023
  Redeemable Series A Preferred
   Stock...........................      1,133        2,017               2,017
  Stockholders' deficit............     (1,341)      (6,560)             (9,024)

                               VIRTUAL MORTGAGE

                                SUTTER MORTGAGE

                                                                    NINE-MONTHS
                                                                       ENDED
                                YEARS ENDED DECEMBER 31,           SEPTEMBER 30,
                          ---------------------------------------  ---------------
                           1992   1993    1994     1995    1996     1996    1997
                          ------ ------- -------  ------  -------  ------  -------
                                 (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
  Revenues..............  $5,749 $10,785   5,305  $4,898  $ 7,479  $5,473  $ 7,162
  Personnel expense.....   2,923   4,820   3,387   2,547    3,925   2,786    5,128
  General and
   administrative.......   1,257   2,874   2,716   1,735    2,492   1,719    2,461
  Interest expense......     848   1,650     899   1,005    1,583   1,258    1,154
                          ------ ------- -------  ------  -------  ------  -------
  Total operating
   expenses.............   5,058   9,344   7,202   5,287    8,000   5,763    8,743
                          ------ ------- -------  ------  -------  ------  -------
  Income (loss) from
   operations...........     691   1,441  (1,897)   (389)    (521)   (290)  (1,581)
  Income tax expense
   (benefit)............     204     325    (303)      3        2       3      --
                          ------ ------- -------  ------  -------  ------  -------
  Net income (loss).....  $  407 $ 1,116 $(1,594) $ (392) $  (523) $ (293) $(1,581)
                          ====== ======= =======  ======  =======  ======  =======
BALANCE SHEET DATA (END
 OF PERIOD):
  Cash..................  $  660 $ 1,437 $   466  $  379  $   266          $   169
  Mortgage loans held
   for sale.............   8,953  34,585   9,248  34,321   23,642           44,665
  Total assets..........  10,471  38,614  11,158  35,600   24,568           45,565
  Lines of credit and
   financing
   arrangements.........   8,995  34,147   9,378  34,396   23,945           44,798
  Stockholder's equity
   (deficit)............   1,044   2,125   1,373     751     (266)            (685)

                   PRO FORMA COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma combined financial information reflects the Acquisition by the Company as if the Acquisition occurred on January 1, 1996. The pro forma statement of operations for the nine-months ended September 30, 1997 and the year-ended December 31, 1996 assumes that the Acquisition occurred on January 1, 1996.

  The historical financial information of the Company for the nine-months ended September 30, 1997 (unaudited) and the year-ended December 31, 1996 has been derived from the consolidated financial statements included elsewhere in this Prospectus. The financial information of Sutter Mortgage for the nine-months ended September 30, 1997 and for the year ended December 31, 1996 has been derived from the financial statements included elsewhere in this Prospectus. The pro forma financial information should be read in conjunction with the accompanying notes thereto and with the financial statements of the Company and Sutter Mortgage. The pro forma combined financial information does not purport to be indicative of operating results which would have been achieved had the Acquisition occurred as of the dates indicated and should not be construed as representative of future operating results. In the opinion of the Company's management, all adjustments have been made to reflect the effects of the Acquisition.

                  PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                                (IN THOUSANDS)

                                                                           HISTORICAL                             PRO FORMA
                         HISTORICAL                           PRO FORMA    NINE-MONTHS                           NINE-MONTHS
                         YEAR-ENDED                           YEAR-ENDED      ENDED                                 ENDED
                        DECEMBER 31,    SUTTER   PRO FORMA   DECEMBER 31, SEPTEMBER 30,   SUTTER    PRO FORMA   SEPTEMBER  30,
                            1996       MORTGAGE ADJUSTMENTS      1996         1997       MORTGAGE  ADJUSTMENTS       1997
                        ------------   -------- -----------  ------------ -------------  --------  -----------  --------------
Revenues...............   $   123       $7,479     $ --        $ 7,602       $   689     $ 7,162      $ --         $ 7,851
Operating expenses.....     6,453        8,000       515 (1)    14,968         6,711       8,743        386 (1)     15,840
                          -------       ------     -----       -------       -------     -------      -----        -------
Loss from operations...    (6,330)        (521)     (515)       (7,366)       (6,022)     (1,581)      (386)        (7,989)
Interest expense.......       696          --        --            696         1,882         --         --           1,882
Other expense (in-
 come).................       (45)         --        --            (45)           46         --         --              46
                          -------       ------     -----       -------       -------     -------      -----        -------
 Loss before taxes.....    (6,981)        (521)     (515)       (8,017)       (7,950)     (1,581)      (386)        (9,917)
Provision for tax-
 es(2).................       --             2       --              2           --          --         --             --
                          -------       ------     -----       -------       -------     -------      -----        -------
 Net loss..............   $(6,981)      $ (523)    $(515)      $(8,019)      $(7,950)    $(1,581)     $(386)       $(9,917)
                          =======       ======     =====       =======       =======     =======      =====        =======
Pro forma net loss per
 share(3)..............   $ (6.81)                             $ (7.82)      $ (5.43)                              $ (6.77)
                          =======                              =======       =======                               =======
Pro forma weighted
 average shares
 outstanding...........     1,025 (3)                            1,025         1,464 (3)                             1,464
                          =======                              =======       =======                               =======

--------
(1) Reflects amortization of goodwill and a covenant not to compete resulting from the Acquisition over an eight year and a four year life, respectively, as if the Acquisition had been completed as of the first day of the periods presented.

(2) No income tax benefit has been provided for the results of the operations of Virtual Mortgage and Sutter Mortgage as a full valuation allowance has been placed on all deferred tax assets.

(3) Loss per share for the periods presented above has been computed on a pro forma basis giving effect to the automatic exercise of 368,136 warrants issued to certain note holders upon the closing of the Offering. Historical earnings per share is not presented as such amounts are not meaningful in light of the exercise of the warrants. See Notes 2 and 9 to the Company's Consolidated Financial Statements.

                       PRO FORMA COMBINED BALANCE SHEET
                           AS OF SEPTEMBER 30, 1997
                                  (UNAUDITED)
                                (IN THOUSANDS)

                                                                   PRO FORMA
                               VIRTUAL    SUTTER    PRO FORMA    SEPTEMBER 30,
                               MORTGAGE  MORTGAGE  ADJUSTMENTS       1997
Current assets:                --------  --------  -----------   -------------
  Cash........................ $     97  $   169     $  --          $   266
  Prepaid expenses and other
   current assets.............       60      190        --              250
  Mortgage loans held for
   sale.......................      --    44,665        --           44,665
  Deferred offering costs.....      461      --         --              461
  Note receivable.............      500      --        (500)(2)         --
  Deferred acquisition costs..      265      --        (265)(1)         --
                               --------  -------     ------         -------
    Total current assets......    1,383   45,024       (765)         45,642
Property and equipment, net...      421      476        265 (1)       1,162
Goodwill......................      --       --       2,119 (1)       2,119
Covenant not to compete.......      --       --       1,000 (1)       1,000
Other assets..................       26       65        --               91
                               --------  -------     ------         -------
    Total assets.............. $  1,830  $45,565     $2,619         $50,014
                               ========  =======     ======         =======
Current Liabilities:
  Notes payable............... $  6,023  $   --      $1,934 (2)     $ 7,957
  Funding line payable........      --    44,798        --           44,798
  Accounts payable............    1,475      297        --            1,772
  Accrued liabilities.........    1,308    1,155        --            2,463
  Capital lease obligation....       31      --         --               31
                               --------  -------     ------         -------
    Total liabilities.........    8,837   46,250      1,934          57,021
                               --------  -------     ------         -------
Redeemable Series A Preferred
 Stock........................    2,017      --         --            2,017
Stockholders' Deficit
  Common stock................        7      295       (295)(3)           7
  Additional paid in capital..    5,935    4,407     (4,407)(3)       5,935
  Additional paid in capital,
   warrants...................    1,567      --         --            1,567
  Deferred compensation.......      (58)     --         --              (58)
  Intercompany receivables....      --      (483)       483 (3)         --
  Accumulated deficit.........  (16,475)  (4,904)     4,904 (3)     (16,475)
                               --------  -------     ------         -------
    Total stockholders'
     deficit..................   (9,024)    (685)       685          (9,024)
                               --------  -------     ------         -------
Total liabilities and
 stockholders' deficit........ $  1,830  $45,565     $2,619         $50,014
                               ========  =======     ======         =======

--------
(1) To record goodwill and covenant not to compete arising from the Acquisition, as well as to record property and equipment acquired at estimated fair value. The purchase price of $2,484,000 was allocated to the assets and liabilities assumed in the acquisition. The resulting difference was recorded as goodwill and a covenant not to compete. The goodwill is being amortized over an 8 year life and the covenant not to compete over the covenant life of 4 years.
(2) To record amounts due to the shareholder of Sutter Mortgage, including $400,000 due upon the closing of the Acquisition and $500,000 paid prior to September 30, 1997 (which is being paid from the proceeds of the sale of stock by the Company subsequent to September 30, 1997) and a note payable for $1,534,000, due in full upon the closing of the Offering.
(3) To eliminate shareholder's equity accounts of Sutter Mortgage.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

  The Company has developed and begun deployment of its core technology, the LoanMaker System, a proprietary, wide-area network that utilizes PC-based video-teleconferencing technology to allow the Company's loan counselors to communicate face-to-face with home buyers seeking a mortgage. The Company deploys the LoanMaker System in third party real estate offices at the point-of-sale for real estate. By utilizing the technological advantages and efficiencies of an electronic network, the Company believes that it will be able to generate loan origination fees at a cost that is typically lower than through traditional loan origination methods.

  The Company began field testing a beta test version of the LoanMaker System in November 1995 and in May 1996 began its marketing test phase deployment of the LoanMaker System. The beta test phase deployed 30 systems at real estate office, lender and Company locations and during the marketing phase, the Company installed over 160 systems at real estate offices. The Company concluded its marketing tests in late 1996 and, during the period from November 1996 to August 1997, removed approximately 130 marketing sites and began moving installations to larger real estate firms. The first major customer, Latter & Blum of Louisiana, was signed in November 1996 and installations in 15 of Latter & Blum's offices were completed during the period from December 1996 to February 1997. The Company had 76 LoanMaker System installations as of December 31, 1997 and had signed contracts to install an additional 93 locations. In addition, the Company is negotiating for up to an additional 250 installations. Limited revenues from the LoanMaker System were recorded in 1996 amounting to $123,000 and during the nine months ended September 30, 1997, the Company recorded revenues of $689,000 of which approximately 20% were contributed by Latter & Blum and 17% were contributed by Re/Max South County. The Company had an accumulated deficit during the development stage of approximately $16,475,000 as of September 30, 1997.

  In December 1997, the Company acquired Sutter Mortgage for approximately $2,484,000 in cash and promissory notes. Sutter Mortgage is a delegated underwriter for 19 of the 29 lenders presently on the LoanMaker System, which enables Sutter Mortgage's underwriters, via video-conferencing, to increase the speed of many of the underwriting decisions during the loan approval process and to increase the percentage of loans that can be approved on-line within one or two hours. Sutter Mortgage is a mortgage broker for the remaining 10 lenders. Sutter Mortgage was established in 1985, and during its fiscal year ended December 31, 1996, Sutter Mortgage reported aggregate revenues from loan origination and related fees, interest earned on mortgage loans held pending their sale and net gains on the sale of mortgage loans of approximately $7,479,000 and reported a loss from operations of $523,000. During the nine months ended September 30, 1997, Sutter Mortgage recorded aggregate revenue of $7,162,000 with a loss from operations of $1,581,000. Sutter Mortgage had an accumulated deficit of $4,904,000 at September 30, 1997.

  The Company began integrating a portion of its Southern California operations with those of Sutter Mortgage in September 1997 and expects to complete the integration during the next two or three months. In order to complete the integration, Virtual Mortgage will reduce its office space requirements in Southern California (a portion of its current lease expired in December 1997) and Sutter Mortgage will expand its office space in Walnut Creek to facilitate the integration. The functions to be integrated include establishing and coordinating a second video-conferencing center at Sutter Mortgage to accommodate expected increases in transaction volume and to provide a redundant location of the Company's Newport Beach location. Certain personnel from Newport Beach will relocate to Walnut Creek. In addition, the Company will be upgrading its internal phone systems and expanding its Information Technology Department with the addition of personnel at Walnut Creek.

  The Company generates transaction revenues equal to 1.0% to 1.5% of the face value of the loans closed from its LoanMaker System network. The real estate broker generally receives .25% of the face value of each closed loan for settlement services performed by the real estate broker in connection with the mortgage loan, provided that the broker is a licensed mortgage broker in the state in which the broker does business. The Company's mortgage bank generates revenues from mortgage loan originations and related fees, interest earned on mortgage loans that are held by the Company pending their sale and net gains on the sale of mortgage loans. Factors that impact LoanMaker System revenue expectations are the number of installations, the number of loans per month per installation, the percentage of loan applications that close and the average loan size achieved. For the mortgage banking operation, revenue factors are centered around competitive pricing, number of net branch operations and, to a lesser degree, number of retail sales personnel.

  The Company's deployment plan for new installations in 1998 is to slightly exceed the total installations and backlog it has achieved as of December 31, 1997. In connection with pursuing these installation objectives, the Company plans to add field sales personnel at the rate of approximately one person per every three to six real estate offices using the LoanMaker System, depending on office sizes. In addition, the Company expects to expand its loan counselors in its video-conferencing centers at a rate of three counselors for every eight real estate offices using the LoanMaker System. There can be no assurance, however, that the Company can achieve these objectives or that additional personnel will not need to be added.

  During the course of the next 12 months, the Company expects to add approximately 40 people overall, with approximately 25 in production and the remainder primarily in sales. Also, the Company is leasing computer equipment for its LoanMaker Systems deployed in the field from Data General. The Company cannot lease additional equipment from Data General until the Company pays past due lease payments, which it will do by using a portion of the proceeds of the Offering. See "Use of Proceeds." While the Company has the capability to lease LoanMaker Systems for new installations, the Company's plan is to buy LoanMaker Systems for new installations. The Company anticipates buying LoanMaker Systems currently leased as its leases expire. The Company believes it can lower the effective costs of deploying the LoanMaker Systems by purchasing rather than leasing.

  The Company and its prospects must be considered in light of the Company's extremely limited operating history and the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, continue to respond to competitive developments, attract, retain and motivate qualified personnel, implement and successfully execute its sales strategy and upgrade its technologies. There can be no assurance that the Company will be successful in addressing these risks. The extremely limited operating history of the Company makes the prediction of future results of operations difficult and, therefore, revenue growth experienced by the Company in any particular period should not be taken as indicative of the amount of revenue, if any, that can be expected in the future. To date, the Company has not generated substantial revenues from the use of its LoanMaker System. The Company's ability to increase these revenues is dependent on several factors, including developing relationships with real estate firms, consumer acceptance of the LoanMaker System and the volume of its use. As a result, there can be no assurance that the Company will sustain revenue growth, become profitable on a quarterly basis or achieve profitability on an annual basis.

RESULTS OF OPERATIONS--VIRTUAL MORTGAGE NETWORK, INC.

Nine-Month Period Ended September 30, 1997 Compared To Nine-Month Period Ended September 30, 1996

  Revenues. Revenues consist primarily of loan origination fees and processing fees earned on closed loans. Revenue increased to $689,000 for the nine-month period ended September 30, 1997, from $61,000 for the comparable period in 1996. The Company engaged in market testing of the LoanMaker System throughout 1996 and initiated commercial installations at the end of that year, resulting in the higher 1997 period revenues.

  Loan Production Costs. Loan production costs consist primarily of wages, benefits, leased computer costs and telephone expenses for ISDN lines. Loan production costs increased to $1,418,000 for the nine-month period ended September 30, 1997, from $557,000 for the comparable period in 1996. The increase of $861,000 resulted primarily from increases in wages and benefits of $369,000 to expand the Company's loan center, increased leased computer costs of $230,000 and increased telephone expenses of $157,000.

  Technology Development. Technology development costs increased $284,000 or 72.3% from $393,000 for the nine-month period ended September 30, 1996 to $677,000 for the comparable period ended September 30, 1997. The increase was primarily attributable to additional personnel resulting in an increase in salary and benefits costs of $258,000.

  Sales and Marketing. Sales and marketing expenses increased to $1,605,000 for the nine-month period ended September 30, 1997 from $930,000 for the comparable period ended September 30, 1996, an increase of $675,000 or 72.6%. The increase was primarily attributable to installations of LoanMaker Systems and the addition of personnel to expand production on the installed systems. Salaries and related taxes and benefits increased by $563,000 and leased LoanMaker Systems expenses increased by $99,000.

  General and Administrative. General and administrative expenses consist principally of employment-related costs for administrative personnel, professional fees, consulting fees, system support costs and other general corporate purposes. General and administrative expenses increased to $3,011,000 for the nine-month period ended September 30, 1997 from $2,225,000 for the comparable period ended September 30, 1996. The increase was primarily due to increased leased computer costs of $298,000, termination of a consulting arrangement of $149,000, salary and benefits costs of $201,000, increased rent expenses of $92,000 and telephone expenses of $91,000.

  Interest Expense Net. Interest expense increased to $1,882,000 for the nine-month period ended September 30, 1997 from $166,000 for the comparable period ended September 30, 1996. During 1996,the Company incurred $4,703,000 in debt to finance the Company's growth and increased its borrowings by $1,270,000 through September 30, 1997.

  Net Loss. During the nine months ended September 30, 1997, the Company incurred a net loss of $7,950,000 as compared to a net loss of $4,206,000 for the comparable period in 1996.

  The increase of $3,744,000 was primarily due to a $1,716,000 increase in interest expense for debts incurred to finance operations and increased operating expenses of $2,606,000 which were partially offset by an increase in revenues of $563,000.

  During 1996, the Company moved from the marketing test phase of its LoanMaker Systems to the production phase. Although revenues for 1997 are minimal, they continue to grow on a quarter-to-quarter basis as more LoanMaker Systems production sites are installed. At December 31, 1997, 76 production sites were installed and 93 production sites were in backlog awaiting installation, primarily over the next four months.

  The Company's operating expenses for the nine months ended September 30, 1997 were primarily attributable to establishing and maintaining the infrastructure necessary to support current and future installations. These expenses were primarily incurred as follows: Salaries and related payroll costs of $3,337,000, leased computer systems costs of $1,016,000, telephone expenses of $422,000, rent expense of $198,000, travel and travel related expenses of $254,000 and depreciation expense of $194,000.

  Salaries and related payroll costs were incurred as follows: Loan Production of $942,000, Sales and Marketing of $1,048,000, Information Technology of $715,000 and General and Administrative of $627,000.

  The Company has on lease from Data General 288 computers for LoanMaker Systems deployment and support. At December 31, 1997, these systems were utilized as follows: 76 systems at customer production sites, 34 sales and marketing support systems, 88 systems designated for loan production and internal uses and 26 systems installed at Sutter Mortgage. The Company has 64 systems available to meet scheduled installations through March 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for discussion on leased computers.

  The Company believes that its current infrastructure, augmented by additional field account executives and loan counselors, can originate and process a significant increase in loans from the Company's installed base and backlog during 1998.

Twelve Month Period Ended December 31, 1996 Compared to Ten-Month Period From Inception, March 2, 1995 Through December 31, 1995

  Revenues. Revenue increased to $123,000 for the twelve-month period ended December 31, 1996 from $2,000 in 1995, an increase of $121,000. The Company began generating revenue from operations subsequent to the conclusion of the beta test period on March 31, 1996. Revenues consist primarily of loan origination fees and processing fees earned on closed loans.

  Loan Production Costs. Loan production costs of $909,000 were incurred as the Company installed its LoanMaker Systems and began operations of its loan center.

  Technology Development. Technology development costs increased to $532,000 for the year ended December 31, 1996 from $169,000 for the ten-month period ended December 31, 1995, an increase of $363,000 or 215%. The increase was primarily attributable to additional personnel resulting in an increase in salary and benefits costs of $357,000.

  Sales and Marketing. Sales and Marketing expenses increased to $1,667,000 for the twelve-month period ended December 31, 1996 from $387,000 for the ten-month period ended December 31, 1995, an increase of $1,280,000. The increase is primarily attributable to salary and wages of $388,000, advertising of $239,000, $117,000 in travel expenses, $67,000 in promotional expenses, $381,000 in leased computers and $233,000 in telephone expenses. These increases were incurred primarily to launch the Company's LoanMaker System.

  General and Administrative. General and administrative expenses increased to $3,345,000 for the twelve-month period ended December 31, 1996 from $994,000 for the ten-month period ended December 31, 1995, an increase of $2,351,000. The increases in the general and administrative expenses were primarily attributable to increases in salaries expense of $487,000 due to expanding the Company's administrative staff. In addition, leased computer systems cost increased $129,000. Other major expense categories that increased in 1996 versus 1995 were communication expenses of approximately $108,000, legal and accounting expenses of approximately $662,000 associated primarily with the Company's financing activities, depreciation expense of approximately $140,000, facility rents of approximately $92,000 and other accrued expenses of approximately $255,000.

  Interest Expense (Income) Net. Interest expense increased to $696,000 for the twelve months ended December 31, 1996 from $(5,000) in 1995. During 1996, the Company incurred $4,703,000 in debt to finance the Company's growth. Interest and expenses related to this debt were partially offset by interest income of $45,000 generated from the investment of excess funds in money market accounts.

RESULTS OF OPERATIONS--SUTTER MORTGAGE

Nine-Month Period Ended September 30, 1997 Compared to Nine-Month Period Ended September 30, 1996

  Revenues. Revenues consist primarily of revenues from the gain on sale of mortgage loans, processing fees, underwriting fees, document preparation fees, loan origination fees and interest earned on loans held pending sale in warehouse lines of credit. Revenues increased to $7,162,000 for the nine-month period ended September 30, 1997 from $5,473,000 for the comparable period in 1996, an increase of $1,689,000 or 30.9%. The increase resulted from an increase in revenue of $1,795,000 from the origination and sale of mortgage and revenue collected on behalf of net branches (see "Business--Mortgage Banking Operations"), a decrease of

$128,000 of interest income on loans held for sale in warehouse lines of credit, and an increase of $21,000 in miscellaneous income. Closed loans increased to 1,831 for the nine-month period ended September 30, 1997, from 1,604 for the comparable period in 1996, an increase of 227 loans or 14.2%. The average loan size remained unchanged at $171,000.

  Personnel Expenses. Personnel expenses consist principally of office salaries, commissions, and related payroll expenses. For the nine-month periods ended September 30, 1997 and 1996, such expenses amounted to $5,128,000 and $2,786,000 respectively. The increase of $2,200,000 was caused by an increase of $844,000 in salaries, an increase of $1,126,000 in commissions, and an increase of $230,000 in related payroll expense. Of these increases in personnel expenses, $1,287,000 was paid on behalf of net branches.

  General and Administrative. General and administrative expenses consist principally of professional fees, underwriting costs, advertising, rents, office supplies, telephone and fax, depreciation, secondary marketing expenses, and other general and administrative expenses. For the nine-month period ended September 30, 1997, general and administrative expenses amounted to $2,461,000 compared to $1,719,000 for the comparable period in 1996 for an increase of $742,000. The increase was caused primarily by an increase of $314,000 in general and administrative expenses paid on behalf of net branches, an increase of $168,000 in professional fees, an increase of $185,000 in secondary marketing expenses, and an increase of $163,000 in other corporate general and administrative expenses.

  Interest Expense. Interest expense decreased to $1,154,000 for the nine-month period ended September 30, 1997 from $1,258,000 for the comparable period in 1996, a decrease of $104,000 or 8.3%, resulting from more favorable warehouse interest rates and a reduction in time between funding loans and the subsequent sale of the loans to investors.

  Net Loss. Net loss increased to $1,581,000 for the nine-month period ended September 30, 1997 from $293,000 for the comparable period in the prior year. The increase of $1,288,000 was primarily attributable to the expansion of the "net branch" portion of the business.

Twelve Months Ended December 31, 1996 Compared to Twelve Months Ended December 31, 1995.

  Revenues. Revenue increased to $7,479,000 for the twelve months ended December 31, 1996 from $4,898,000 in 1995, an increase of $2,581,000 or 52.7%.
The increase in revenue resulted from increased loan volume resulting in an increase of $906,000 on the gain on sale of mortgage loans and origination fees on $85 million of increased loan volume, an increase of $639,000 in interest income on loans held for sale, and $348,000 of loan fees collected on behalf of net branches.

  Personnel Expense. Personnel expenses increased from $2,547,000 for the year ended December 31, 1995 to $3,925,000 for the year ended December 31, 1996, an increase of $1,378,000 or 54.1%. The increase was attributable primarily to an increase in funded loans of $84,842,000 resulting in an increase in commission payments of $637,000 and an increase of $407,000 of expenses collected and paid on behalf of net branches.

  General and Administrative. General and administrative expenses increased from $1,735,000 for the year ended December 31, 1995 to $2,492,000 for the year ended December 31, 1996, an increase of $757,000 or 43.6%. The increase was caused primarily by increased salaries and payroll taxes of approximately $536,000, an increase of $295,000 in the provision for loan losses and a decrease in depreciation and amortization expense of $53,000.

  Interest Expense. Interest expense increased to $1,583,000 for the twelve months ended December 31, 1996 resulting from an increase in lending volume.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has financed its operations primarily through private sales of debt and equity. The total proceeds, since inception, from sales of preferred stock, warrants, promissory notes and Common Stock through September 30, 1997 were approximately $13,525,000.

  Since inception to September 30, 1997, the Company has accumulated a deficit of approximately $16,475,000 which it has financed with the aforementioned $13,525,000 and through increases in trade payables of approximately $1,475,000 and accrued liabilities of approximately $1,308,000. In addition, the Company has acquired approximately $773,000 of property and equipment.

 Lines of Credit

  Sutter Mortgage, the Company's wholly-owned subsidiary, requires access to warehouse credit facilities in order to fund loan originations pending the sale of such loans. Sutter Mortgage currently has the following warehouse lines of credit: (i) a $30,000,000 warehouse line of credit with Paine Webber Real Estate Securities, Inc. secured by mortgage loans that has no stated maturity date with a balance of $30,995,781 at September 30, 1997 and an interest rate of 1.15% over the 30 day LIBOR; (ii) a $10,000,000 warehouse line of credit with Imperial Bank with a maturity date of March 6, 1998, with a balance of $8,432,297 at September 30, 1997 and an interest rate of prime plus 0.75%; (iii) a $5,000,000 warehouse line of credit with First Collateral Services, Inc. maturing on March 31, 1998 with a balance of $3,646,289 at September 30, 1997, and an interest rate of 2.5% over the 30 day LIBOR; and
(iv) a $5,000,000 warehouse line of credit with Prudential Securities Realty Funding Corporation that has no stated maturity date with a balance of $1,590,395 at September 30, 1997 and an interest rate of 1.0% over the 30 day LIBOR. All warehouse lines of credit are paid down upon sale of the loans. Sutter Mortgage also maintains a $150,000 line of credit with Imperial Bank that matures on March 6, 1998 with a balance as of September 30, 1997 of $150,000 and an interest rate of prime plus 1.50%. Sutter Mortgage will need to add new credit facilities, as well as renew and expand its existing credit facilities in order to finance any growth in loan production.

  Sutter Mortgage's mortgage banking business requires substantial cash to support its operating activities and growth plans. In order to support its loan originations, Sutter Mortgage is required to make a significant cash investment that includes the funding of: (i) fees paid to brokers in connection with generating loans through wholesale and net branch lending activities, (ii) commissions paid to sales employees to originate loans, and
(iii) the difference between the amount funded per loan and the amount advanced under warehouse facilities. Sutter Mortgage's mortgage banking business also requires cash to fund ongoing operating and administrative expenses, including capital expenditures and debt service.

  The availability of funds under certain of Sutter Mortgage's credit facilities is subject to Sutter Mortgage's continued compliance with certain operating and financial covenants, including (i) leverage covenants based on the ratio of outstanding borrowings to net worth, (ii) restrictions on changes in Sutter Mortgage's business, (iii) restrictions on selling assets other than in the ordinary course of business and (iv) restrictions on guaranteeing the debt obligation of any other entity without prior approval. Sutter Mortgage is in compliance with its covenants as of September 30, 1997. The Company anticipates that Sutter Mortgage will continue to be in compliance with the covenants following the Acquisition.

 Certain Lease Obligations

  The Company currently leases from Data General all of the hardware required in each of the real estate offices served by the Company under a master operating lease agreement, and Data General provides all of the installation, moves and changes, upgrades, maintenance and other support services requested for the LoanMaker Systems deployed in the field. As of December 31, 1997, the Company was past due on lease payments to Data General of approximately $1,597,000. The Company and Data General have agreed to a repayment plan, pursuant to which Data General will continue to provide support services but will not lease additional LoanMaker Systems to the Company until the repayment is made. Pursuant to that repayment plan, the Company intends to use an estimated $1,700,000 of the proceeds of the Offering to reduce outstanding lease payments due Data General as of the closing of the Offering. See "Use of Proceeds."

 Bridge Financings

  Between May 31, 1996 and July 1997, the Company entered into Bridge Loan and Security Agreements with 17 accredited investors (the "Phase I Investors"), pursuant to which the Company executed promissory notes (the "Phase I Bridge Notes") in the aggregate principal amount of $5,005,000 and issued 255,892 Common Stock Purchase Warrants, exercisable at $.005 per share (the "Phase I Bridge Warrants"), for shares of the Company's Common Stock. The Phase I Bridge Notes are secured by substantially all the assets of the Company. The Phase I Bridge Notes accrued interest at the rate of 12% per annum from the date of execution until March 6, 1997, at which time the interest rate increased to 15% per annum. The aggregate amount of accrued interest on the Phase I Bridge Notes was $719,000 at September 30, 1997. The Phase I Investors extended the maturity date of the Phase I Bridge Notes to February 15, 1998 for an additional 76,785 Common Stock Purchase Warrants, in the aggregate, exercisable at $.005 per share.

  In September 1997, the Company entered into Bridge Loan and Security Agreements with 20 accredited investors (the "Phase II Investors") to fund operations pursuant to which the Company executed promissory notes (the "Phase II Bridge Notes") in the aggregate principal amount of $895,000 and issued 61,022 Common Stock Purchase Warrants, exercisable at $.005 per share (the "Phase II Bridge Warrants"), for shares of the Company's Common Stock. The aggregate principal amount of Phase II Bridge Notes outstanding as of November 30, 1997 was $895,000. The Phase II Bridge Notes are secured by substantially all the assets of the Company and rank pari passu with the Phase I Bridge Notes and accrue interest at 15% per annum. The maturity date of the Phase II Bridge Notes has been extended to February 15, 1998. The proceeds of the Phase I and Phase II Bridge Notes were used to fund the Company's operations and working capital requirements.

  In July 1997, one Phase I Investor holding $500,000 in principal amount of debt agreed to the Company's repayment of that debt and the cancellation of the related Phase I Bridge Warrant. The Company has repaid $150,000 of the principal amount. The Company intends to repay the balance of this debt from proceeds of the Offering. See "Use of Proceeds."

  In February 1998, certain Phase I and Phase II Investors holding $4,255,000 in aggregate principal amount of Phase I and Phase II Bridge Notes, respectively, agreed to exchange their respective Phase I and Phase II Bridge Notes for the Company's Series B Preferred Stock and Common Stock upon the closing of the Offering. The principal on those Phase I and Phase II Bridge Notes will be exchanged for 447,895 shares of Series B Preferred Stock and the accrued interest on such notes will be exchanged for shares of the Company's Common Stock at $7.50 per share. Each of the Series B Preferred Shares is exchangeable into one share of the Company's Common Stock. On March 6, 1998, the accrued interest on those Phase I and Phase II Bridge Notes will be $867,120, exchangeable for 115,616 shares of the Company's Common Stock. The actual number of shares of the Company's Common Stock for which the interest will be exchanged will depend on when the closing of the Offering takes place.



  In December 1997, the Company borrowed $1,300,000 from a lender pursuant to a secured promissory note with a discount of $350,000. The note matures on the earlier to occur of February 24, 1998 or the consummation of this Offering and accrues interest at 15% per annum that increases to 20% per annum if the Company fails to pay amounts due on the maturity date. The note is secured by substantially all the assets of the Company and ranks pari passu with the Phase I and Phase II Bridge Notes. The Company used the proceeds of the note to pay a $50,000 loan commitment fee to the lender and to fund operations and working capital requirements. If the Company fails to repay the note on the maturity date, the Company must pay a late fee penalty of $600,000. In connection with the borrowing, the Company issued 100,000 Common Stock Purchase Warrants, exercisable at 105% of the initial price to public for shares of the Company's Common Stock in the Offering. The warrant agreement provides that the warrants cannot be exercised until at least six months after the closing of the Offering. The proceeds of this note were used to fund the Company's operations and working capital requirements.

  In December 1997 and January 1998, the Company issued promissory notes in the aggregate amount of $450,000 to five investors. The notes presently bear interest at 12% per annum and mature on the earlier of the consummation of the Offering or 90 days after the issuance of the respective notes (three notes were issued on December 22, 1997, one note was issued on January 9, 1998 and one note was issued on January 30, 1998). If maturity occurs due to the Offering, the Company is obligated to pay an additional amount equal to 35% of the principal amount.

 Private Placements of Equity

  Between February and June 1997, pursuant to agreements, dated as of February 24, 1997, the Company sold 486,950 shares (the "Purchased Shares") of Common Stock to ten accredited investors (the "February Purchasers") for an aggregate purchase price of $3,790,000 or $7.88 per share. Each agreement required the Company to issue warrants, with an exercise price of $7.34 per share, if an initial public offering was not completed by August 15, 1997. On August 15, 1997, the Company issued 266,101 warrants to the February Purchasers in compliance with the terms of the agreements. The Company also provided price protection to the Purchasers by agreeing to issue additional shares of Common Stock if shares were later sold by the Company at a lower price. Pursuant to a subsequent private placement which was subject to this price protection provision, the Company issued 187,010 shares of Common Stock to the February Purchasers. The agreements also require the Company to register the Purchased Shares for resale under the registration statement of which this Prospectus forms a part. The Purchased Shares are subject to a Provisional Lock-up Agreement entered into between the Purchasers and the Representatives. See "Shares Eligible for Future Sale."

  From June 1997 to October 1997, the Company raised $3,428,000 by selling 609,407 shares of its Common Stock to 23 accredited investors (the "June Purchasers") at a price of $5.625 per share. These sales triggered the Company's price protection obligations to the February Purchasers. The Company granted "piggyback" registration rights to the June Purchasers in connection with the Private Placement. The private placement was completed to enable the Company to close the Acquisition and commence the integration of the operations of Sutter Mortgage and the Company prior to the completion of the Offering. The proceeds of the private placement were also used to fund the completion and testing of the Company's Paris technology, to pay certain outstanding debt to Data General, the Company's equipment supplier, and to fund the Company's working capital needs prior to the completion of the Offering.

  The Company intends to use approximately $4,204,000 of the proceeds of the Offering to repay outstanding principal and interest on its notes payable, including the Phase I and Phase II Bridge Notes. This amount includes a $100,000 loan to the former shareholder of Sutter Mortgage. See "Sutter Mortgage Acquisition."

 Sutter Mortgage Acquisition

  The Company agreed to acquire Sutter Mortgage in June 1997, and closed the Acquisition in December 1997. The adjusted purchase price for Sutter Mortgage was approximately $2,484,000, subject to adjustment for the reconciliation of the final acquisition balance sheet at November 30, 1997. A total of $950,000 was paid through the closing of the Acquisition. Concurrent with the closing of the Offering, $1,534,000 of the proceeds of the Offering will be paid to the former shareholder of Sutter Mortgage as evidenced by a promissory note. Also concurrent with the closing of the Offering, Sutter Mortgage will repay a $100,000 loan to the former shareholder of Sutter Mortgage.

 Other Uses of Proceeds

  The Company intends to use approximately $3,150,000 of the Offering proceeds to purchase capital assets (including approximately $1,300,000 to acquire new LoanMaker System hardware and $1,400,000 to replace LoanMaker System hardware currently leased), fund facility improvements required to expand the Company's video-conferencing centers (at a cost of approximately $250,000) and purchase an upgraded communication system to enhance the operation of the Company's video-conferencing centers (at a cost of approximately $200,000). The Company expects to utilize approximately $3,600,000 to increase staffing primarily in sales and video-conferencing center personnel and to use approximately $475,000 for advertising and marketing expenses. The Company also intends to use approximately $2,000,000 for product development. The foregoing represents an estimate of the Company's allocation of the estimated net proceeds of this Offering. Pending such uses, the Company intends to invest the Offering proceeds in short-term investment grade interest-bearing obligations. The Company intends to use approximately $6,027,000 of anticipated proceeds for working capital purposes, including paying Data General approximately $1,700,000 to reduce outstanding lease payment obligations.

  The Company believes that the remaining proceeds from the Offering, after repayment of its notes and the payments relating to the Acquisition, together with funds available under Sutter Mortgage's credit facilities, will be sufficient to finance operations for at least the next 12 months. The Company anticipates purchasing computer systems to achieve its anticipated annual LoanMaker Systems installation objectives between $2,000,000 and $3,500,000 per year. Thereafter, the Company's ability to fund operations without issuing additional equity or debt will depend on the Company's cash from operations and there can be no assurances that such funds will be sufficient. In the event the Company is unable to fund its operations from cash from operations, the Company will have to seek additional sources of capital to finance the Company's operations and growth plans. There can be no assurance that additional sources of capital, if needed, will be available. In addition, the Company is prohibited from issuing equity without the consent of Barington for a period of 24 months from the effective date of the offering. See "Underwriting."

                                   BUSINESS

OVERVIEW

  The Company's objective is to become the leading low-cost discount provider of mortgage products to consumers in the $785 billion residential mortgage industry. To achieve this goal, the Company has developed and begun deployment of a video-conferencing mortgage transaction processing system, The LoanMaker System, which allows home buyers seeking mortgages to receive a mortgage loan approval quickly at a cost to the home buyer that is typically less than the cost through the traditional mortgage broker and lender network. LoanMaker Systems are strategically located in some real-estate offices and provide home buyers with the ability to select from over 1,000 loan products offered by selected national, regional and local lenders as well as the ability, via video-conferencing, to communicate face-to-face with the Company's loan counselors. The Company, through the use of its LoanMaker System and traditional distribution systems, operates both as a mortgage bank offering the loan products of lenders for which the Company is a delegated underwriter and as an independent mortgage broker. As a delegated underwriter, the Company can quickly make an underwriting decision with respect to loans originated using the LoanMaker System. All of the Company's mortgage banking and mortgage brokering activities are conducted through its wholly-owned subsidiary, Sutter Mortgage. Through the LoanMaker System, lenders are able to deliver conventional and non-conforming loan products to borrowers with a large range of credit profiles without the costs of establishing and maintaining their own retail brokerage forces. The Company believes it is a leading provider of multi-lender video-conferencing mortgage loan origination services, and as of December 31, 1997, 76 LoanMaker Systems have been installed and 93 are on order to be installed in the first half of 1998 in selected real estate offices. The Company has begun installing LoanMaker Systems in offices of seven of the 200 largest real estate brokerage companies in the United States having completed installations in 33 of such companies' 92 offices. In addition, the Company, has signed letter of intent with three other such companies and is negotiating with one additional such company. The Company had 64 LoanMaker Systems available for new installations as of December 31, 1997. Additionally, the Company is negotiating contracts for an additional 250 systems. See "Use of Proceeds."

  The Company believes the LoanMaker System's efficiencies benefit each of the key parties to a mortgage loan transaction. Consumers may comparison shop from over 1,000 loan products and receive their loan approvals quickly. They are assisted by a qualified loan counselor, who is compensated the same regardless of the loan or lender chosen. Lenders can gain access to a more efficient distribution system than traditional mortgage origination at no incremental cost. Real estate broker-owners provide a value-added service to their customers and, to the extent the system leads to more rapid closings, increase their office productivity while being compensated for settlement services performed in connection with the loan. Real estate agents may increase the speed of closing each transaction and enhance client satisfaction.

  In order to control more of the underwriting decisions, and the processing and closing of loans originated using the LoanMaker System and therefore expedite and enhance the speed and capabilities of the LoanMaker System, the Company agreed to acquire Sutter Mortgage in June 1997, began integrating operations in September 1997 and closed the acquisition of Sutter Mortgage, a residential mortgage bank based in Walnut Creek, California, in December 1997. As a mortgage bank and delegated underwriter for 19 of the 29 lenders represented on the LoanMaker System as of December 1997, Sutter Mortgage makes many of the underwriting decisions, and processes and closes loans originated through the LoanMaker System, which enables the Company to increase the speed of the loan approval process and to increase the percentage of loans that can be approved on-line within one to two hours. See "Sutter Mortgage Acquisition," "Selected Financial Information," "Pro Forma Combined Information," "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Sutter Mortgage" and "--Mortgage Banking Operations."

  The Company's marketing strategy is to deploy the LoanMaker System in offices of the 200 largest real estate brokerage companies in the United States. The Company installs the LoanMaker System without cost to the real estate brokerage company and generally pays the real estate brokerage company
 .25% of the face value of each closed loan for settlement services performed by the real estate brokerage company in connection with the mortgage loan. This marketing approach is expected to enable the Company to leverage the real estate company's established local brand name identity while also gaining access to a large pool of borrowers at the point of real estate sale. The Company believes its marketing efforts toward these real estate firms are vital to its success, given that the Company relies on the firms' consents to install the LoanMaker System in their offices and on real estate agents to introduce their customers to the LoanMaker System. The Company presently has LoanMaker Systems installed, at the Company's expense, in certain offices of seven of the 200 largest real estate brokerage companies in the U.S. and is negotiating with one additional such company. Real estate brokerage companies receive compensation from the Company in return for specific services performed on behalf of the borrower and the Company in connection with the origination of mortgage loans.

  As of December 31, 1997, the Company had installed the LoanMaker System in 76 real estate offices serving 11 metropolitan areas in Arizona, California, Florida, Louisiana, New Jersey, Oregon and Texas, with 93 systems on order that the Company has not yet installed, and is negotiating contracts for an additional 250 systems. Several of the largest real estate firms in the U.S. have installed the LoanMaker System in their offices, including: Realty Executives of Phoenix (Arizona); Latter & Blum Realtors (Louisiana); Re/Max South County (Orange County, California); Murphy Realty (New Jersey); and Preferred Better Homes & Gardens (Portland, Oregon). Smythe/Cramer Realtors (Cleveland) has signed a contract for installation commencing in the first quarter of 1998. In addition, the Company is in negotiations to install LoanMaker Systems in the offices of three other prominent real estate companies, O'Conor, Piper & Flynn (Maryland), Edina Realty (Minnesota) and Iowa Realty (Iowa). The Company derived approximately 20% and 17% of its revenues from the LoanMaker Systems installed by Latter & Blum and Re/Max South County, respectively.

  To date, the Company has initiated efforts to negotiate for the installation of LoanMaker Systems with 16 of the 200 largest real estate brokerage companies. Seven negotiations were successful, three have resulted in letters of intent, four are still in negotiation and two were unsuccessful. The Company believes that it will be successful in entering into agreements with more real estate brokerage companies in the top 200, but no assurance of this success can be given.

GROWTH STRATEGY



  The Company's objective is to exploit its proprietary LoanMaker System to establish itself as a leading low-cost loan origination transaction processor serving the $785 billion residential mortgage industry in the United States. The Company believes the transaction processing capabilities of the LoanMaker System, which generate transaction fees generally between 1-1 1/2% of the face value of loans, will be the most significant contributor of future revenue growth for its mortgage banking operations. The Company's principal short-term focus is to:


  . increase the number of installations with the Company's existing real estate brokerage company relationships;

  . establish relationships with more of the 200 largest real estate brokerage companies;

  . continue to increase consumer awareness and acceptance of the LoanMaker System; and

  .  increase the volume of loans originated through the LoanMaker System.

  The Company believes that the key benefits of the LoanMaker System for borrowers (i.e., greater access to information, automated processing, and one-stop shopping) and mortgage lenders (i.e., additional distribution at little or no incremental cost) can be extended to other traditional services utilized during the mortgage lending process such as title search, property appraisals, and cash management. The Company also believes that the LoanMaker System technology may be able to be applied to other geographic areas such as Europe and to other markets such as home equity loans, life insurance sales and personal financial planning. Although the Company currently has no specific plans in these three areas, the Company intends to explore these additional growth opportunities as part of its long-term strategic growth plan.

INDUSTRY OVERVIEW

  Mortgage lending is a large, highly fragmented industry that presents attractive opportunities for the Company. Funding sources for residential mortgage loans include banks, savings and loans institutions, mortgage banks and a number of specialized financial institutions. The principal sources of revenue for mortgage bankers and brokers include loan origination fees, net interest earned on mortgage loans prior to sale, proceeds from the sale of mortgage loans, mortgage loan servicing fees, and proceeds from the sale of mortgage servicing rights. Traditionally, mortgage bankers have used three channels of distribution: (i) Retail: principally through their branch networks and telemarketing; (ii) Wholesale: principally through mortgage brokers; and (iii) Correspondent: principally through pre-qualified financial institutions, some of which may be granted delegated underwriting authority.

  The industry is attempting to incorporate technology to provide better service to borrowers and maximize internal efficiency through methods of credit scoring, automated underwriting systems and automated appraisal. Several mortgage banks use computerized loan systems on an internal basis, and other lenders offer a centralized processing service to brokers, which service typically includes only the products offered by that bank. These advances in computer assisted loan origination and processing systems have made in-house lending operations more efficient for many lenders and have validated the basic capabilities of these systems and the advantage of point-of-sale strategies. The Company believes that the loan application and approval process, however, continues to frustrate home buyers since it is a time-consuming and paperwork-intensive process involving a long and costly search process, unclear pricing, a scarcity of objective, professional advice and agents who are principally motivated by the commissions they will generate.

THE LOANMAKER SYSTEM SOLUTION

  The LoanMaker System is a proprietary, wide-area network that utilizes PC-based video-conferencing technology, and allows a prospective home buyer sitting in a real-estate office to easily and quickly select from over 1,000 loan products based on the home buyers credit profile, loan payment preferences and geographic location; compare loan fees, calculate payment schedules, review historical and current interest rates, and run any customized scenario; and complete and submit a mortgage loan application, all on a real-time basis with the assistance of a loan counselor. Approval can be obtained in as little as one to two hours or, as in most cases, within 72 hours depending on the borrower's credit profile. The Company's mortgage banking operations are the key to obtaining approval quickly because they enable the Company to make the loan underwriting decisions, and process and close loans originated using the LoanMaker System.

  The Company's latest generation technology, known as "The LoanMaker System with Paris Technology" ("Paris"), is an upgraded and enhanced version of the LoanMaker System that allows immediate, on-line underwriting, does not require a proprietary network and ISDN lines (i.e., allows the use of standard modems, telephone lines, and/or Internet connections), and enables users to access the system using laptop PCs or via the Internet. The Company began the beta testing of the "Paris" technology in December 1997, intends to begin the desk-top roll-out in the near future and intends to begin the roll-out of the laptop PC and Internet version by June 1998. There can be no assurance however that this schedule will be met.

 How the LoanMaker System Works

  The LoanMaker System is located in a real estate broker's office with a computer monitor and video-conferencing camera. The real estate agent activates the system for the new or prospective home buyer simply by touching an electronic pen to the signature pad, moving the on-screen arrow to the area displaying "Connect to the Virtual Mortgage Network." The LoanMaker System automatically connects to the Company's Conference Manager and quickly connects to the first available loan counselor at the Company's central facility in California. The loan counselor appears on the top of the screen alongside the Company's logo and a live picture of the borrower and the agent in the agent's office. At this point, the real estate agent is free to leave the room, if he or she chooses, and complete other work.

  The loan counselor briefly introduces the borrower to the LoanMaker System and the loan application process. By questioning the borrower, the loan counselor collects credit information and mortgage structure preferences, highlights loan programs that appear to satisfy the home buyer's needs, fills out the loan application by typing while they speak, and electronically retrieves the home buyer's credit history from credit reporting agencies. The loan application and all other information is simultaneously displayed on the bottom three-quarters of the screen. Historical interest rate data, the variety of available loans, comparisons among loans, amortization schedules, and any alternative scenarios, as well as other data, are also displayed real-time on the computer screen. In a single call, the Company's loan counselor reviews the borrower's credit profile and a Company underwriter can approve a loan as a delegated underwriter for the lenders it represents. As a mortgage bank and delegated lender for 19 of the 29 lenders represented on the LoanMaker System as of December 31, 1997, Sutter Mortgage makes the Company's own underwriting decisions which enables the Company to increase significantly the speed of the loan approval process and to increase the percentage of loans that can be approved on-line within one to two hours. In December 1997, Sutter Mortgage acted as a delegated underwriter with respect to more than 90% of the loan volume originated through the LoanMaker System. See "Sutter Mortgage Acquisition," "Selected Financial Information," "Pro Forma Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "--Mortgage Banking Operations."

  If the Company submits a loan to a lender for which the Company is not a delegated underwriter, and the lender denies the application, the LoanMaker System enables the Company to transfer the loan package to another lender for approval on an expedited basis. The length of time required to obtain lender approval of a loan varies depending upon the borrower's credit profile and the lender. All loan transactions are subject to verification of the borrower's financial information and appraisal of the subject property. If the application is not approved, the loan counselor assists the borrower in selecting alternative loan programs or lenders, and quickly submits the borrower's application to this new lender.

  The LoanMaker System was designed so that the real estate agent and borrower need no prior computer experience. Borrowers only need to be able to talk, listen, and see the display screen, and their only interaction with the technology is an occasional need to sign their name on a pad using an electronic pen. The loan counselor manages all video display and data entry throughout the session. The process of choosing a loan and fully completing an application may be completed in one to two hours.

  After the loan has been approved, the Company orders a property appraisal and initiates the other mechanics and paperwork of closing the loan. In this regard, the Company has established relationships with Stewart Title and Chicago Title for the electronic ordering of appraisal, title, flood and credit information. The Company's operations support staff as well as account executives in the field assist and expedite the completion of the paperwork required to close the loan.

 Greater Efficiency

  By effectively applying technology through its LoanMaker System, the Company has reengineered and streamlined the loan approval process to make it more efficient. The key to gains in efficiency is the specialization of tasks underlying the loan approval and processing, essentially replacing the current "Independent Contractor" model of commission-based loan officers and mortgage brokers with a more efficient "Operations Flow" model. Under the Company's "Operations Flow" paradigm, the loan approval process is broken into four components, with the Company assigning one group of professionals (Account Executives, Loan Counselors, Underwriters or Processing Teams) to specialize in one of the four areas. Account Executives focus upon serving the real estate brokers and their customers and processing transactions in the field supported by the Company's central support staff. Loan Counselors focus exclusively on providing the best advice possible and assisting borrowers in choosing the loan best suited to their particular needs and qualifications. Underwriters make credit decisions over a network fed by clean electronic data, and Processing Teams execute paperwork and close and fund loans.

  Each of the contributors to the Company's "Operations Flow" approach is a salaried employee with any bonuses being based upon transaction volume and throughput rather than obtaining the highest possible loan brokerage commission from the customer. As a result, the "Operations Flow" paradigm is able to provide more benefits to the borrower at less cost and puts the entire operation in the service of the borrowers, lenders and real estate brokers rather than creating potential conflicts between the loan originators and the borrowers. In addition, the Company believes this approach simplifies the training of its new employees and enables the Company to scale its operations up or down more easily and at less cost.

  As a result of the Company's "Operations Flow" approach, the Company also believes its account executives and loan counselors can close a higher number of loans each month than a typical loan officer or mortgage broker can complete. The Company's management estimates that at peak operating capacity, a typical account executive can manage six locations completing 24 to 36 loans per month and that loan counselors can process four to eight loans per day.

 LoanMaker System Benefits

  The Company believes the LoanMaker System, through the application of technology and the streamlining of the loan approval process, benefits the key participants in the loan transaction: (i) borrowers, (ii) lenders, (iii) real estate broker-owners and (iv) real estate agents.

  Borrowers can obtain the following benefits:

  . ability to comparison shop efficiently from over 1,000 mortgage loan products;
  .  quick loan approvals, typically ranging from one to 72 hours;
  .  convenience and accessibility;

  .  objective loan advice;

  .  clear understanding of pricing and easier comparisons among products;
     and
  . standardized, relatively low loan origination fees (i.e., 1.0% to 1.5% of the face value of the loan).

  In addition, and equally important, the LoanMaker System can reduce the anxiety that can arise from the loan application and approval process. Borrowers using the LoanMaker System have reported high levels of satisfaction.

  Lenders can obtain the following benefits:

  . more efficient distribution system than traditional mortgage operations at little or no incremental cost;
  .  cleaner, more error-free electronic submissions;
  .  access to a large population of borrowers;
  .  portfolio diversification by geography, credit risk and type of product;
     and
  .  ability to customize and update lending terms on a real-time basis.

  Real estate broker-owners can obtain the following benefits:

  . opportunity to increase the revenues generated by real estate transactions;
  . in-house mortgage lending capability at little or no incremental cost; . the ability to offer other value-added services over time; and . greater control over agents' customers.

  Real estate agents can obtain the following benefits:

  . more rapid customer loan approvals (e.g., no need to wait for the loan officer to return a phone call);
  .  an additional value-added service for the customer;
  .  greater control over the loan transaction process;
  . ability to obtain a pre-approval prior to, during, or after the search for a home; and
  . due to more rapid loan approvals and a more efficient process requiring very little of the real estate agent's time, an opportunity to improve significantly the agent's own productivity.

 Support Services

  The Company believes that providing high-quality support services is critical to ensure success and satisfaction and, accordingly, supports the LoanMaker System with training, consulting and technical support services. The Company's field sales staff and loan counselors play important roles in the success of the LoanMaker System, including providing market information to the Company and developing relationships with real estate agents and their clients in order to encourage use of the LoanMaker System. Most of the Company's support systems are devoted to assisting the broker-owner in increasing the volume of transactions in each office.

  Training Programs. The Company offers in-office training programs to real estate brokers, agents and their employees. The aim of these programs is not only to instruct users on the mechanics of the system, but also to convey its benefits and promote the use of its service. In addition, the Company offers extensive training programs to its lender network and receives training from the lenders regarding new product options.

  Support Services. The Company believes that it must keep the LoanMaker System available to achieve borrower satisfaction and loan production. Accordingly, the Company provides a toll-free customer service telephone number for immediate problem resolution, and this number is displayed on each LoanMaker System. Support services include maintenance of the Company's LoanMaker System and direct access to technical support representatives. The Company's technical support services are managed and performed by the internal support group and the field sales group of the Company, with the availability of the extended services and field expertise of Data General.

  The Company's support services also reflect its commitment to providing up-to-date product information to the end users of the LoanMaker System. The participating lenders have agreed to provide timely data, and as information is received from the lenders, it is updated on the LoanMaker network and is independently cross-checked. All loan product information is tested to verify accuracy. Following the completion of this quality control process, the new rate information is downloaded to the loan counselor network. The Company also works with the lenders to select a mix of loan products that accommodates the needs of most borrowers within the different marketplaces served by the real estate offices utilizing the LoanMaker System.

STRATEGIC RELATIONSHIPS

  The Company has the benefit of several strategic relationships, including major real estate brokerage companies, Interealty, Intel and Data General.

 Major Real Estate Firms

  The real estate brokerage companies the Company serves represent its most critical strategic alliances. In addition to being the Company's principal source of access to borrowers, the Company leverages the local brand name identity of the real estate brokerage companies to establish its presence in the marketplace. While the real estate brokerage companies are not the end users of the LoanMaker System, the Company believes the cooperation of real estate brokerage companies is vital to the Company's success because the Company must obtain consent to install its LoanMaker Systems in their offices at the Company's expense, and the Company relies on real estate agents to introduce their customers to the LoanMaker System. The consent of the real estate brokerage companies to place the LoanMaker System in their offices can be withdrawn at any time without any charge or penalty to the real estate brokerage company. As of December 31, 1997, the Company had installed the LoanMaker System in 76 real estate offices serving eleven metropolitan areas in Arizona, California, Florida, Louisiana, New Jersey and Oregon, with 93 systems on order that the Company has not yet installed, and is negotiating contracts for an additional 250 systems.

  Several of the largest real estate brokerage companies in the U.S. have installed the LoanMaker System in some of their offices, or have contracted for installation including:

                                                                        TOTAL
                                                 1996 SALES   NATIONAL NO. OF
               REAL ESTATE FIRM                    VOLUME      RANK*   OFFICES
               ----------------                -------------- -------- -------
Realty Executives of Arizona.................. $2,757,617,000   14th      20
Latter & Blum Companies, LA...................  1,025,743,000   54th      20
Re/Max South County, CA.......................    975,123,000   61st       8
Smythe/Cramer Realtors (contracted--not
 installed)...................................  1,853,463,000   23rd      32

--------


(*Source: 1997 Edition--Real Facts--Real Trends, Dallas, Texas)

  In addition, the Company is negotiating to install LoanMaker Systems in certain offices of the following three real estate brokerage companies:

                                                 1996 SALES   NATIONAL NO. OF
               REAL ESTATE FIRM                    VOLUME      RANK*   OFFICES
               ----------------                -------------- -------- -------
O'Conor, Piper & Flynn........................ $2,436,576,000   17th      48
Edina Realty..................................  4,057,630,000    9th      60
Iowa Realty...................................  1,341,616,000   36th      22

--------
(*Source: 1997 Edition--Real Facts--Real Trends, Dallas, Texas)

 Interealty Corporation

  The Company has entered into a four year marketing agreement, which expires on December 31, 2000 with Interealty Corporation, a wholly-owned subsidiary of News Holding Corporation jointly owned by Tribune Company, Cox Communications, Knight Ridder and Advanced Publications. Interealty is the largest supplier of on-line and printed multiple listing services in the United States, with approximately 45,000 real estate offices on line and subscribing to services. Under the terms of the agreement with the Company, Interealty acts as the exclusive third-party marketer of the LoanMaker System in the United States. The Company and Interealty have identified the largest, most profitable real estate offices in the states in which the Company currently operates. Interealty's role is to establish contacts with those offices, using a sales team dedicated solely to the Company, and to introduce the Company to appropriate persons in those offices so that the Company may capitalize on the contacts and ultimately obtain permission to install the LoanMaker System. Compensation for Interealty's services under the agreement is for marketing, promotional and sales services. Interealty receives the greater of either (i) $150,000 for 1997 and $300,000 per year thereafter per year or (ii) 2% of the Company's total gross revenues for each year. Payments under this category are made on a quarterly basis.

 Intel Corporation

  In 1995, Intel selected the Company to assist it in introducing and promoting Intel's ProShare(TM) video-conferencing technology. As a result of this initiative, Intel also provided the Company with seed capital and remains a current stockholder. The Company also participates as an early test location for Intel's new generation video-conferencing and other related technologies related to the Company's business.

  The Company has granted certain rights to Intel which expire at the close of the Offering. These rights include board visitation rights, rights of first refusal on sales of certain securities (excluding sales pursuant to the Offering) and a right to require the Company to repurchase the stock owned by Intel if the Company uses a video-conferencing solution other than Intel's ProShare(TM). A restriction on Company stock option vesting would also cease at that time.

 Data General Corporation

  The Company provides each real estate office with a Pentium-based computer, monitor, video-conferencing unit, full duplex speaker system and electronic signature pad and pen at no cost to the real estate broker-owner, with the assistance of another key strategic partner Data General. The Company currently leases from Data General all of the hardware required in each of the real estate offices served by the Company under a master operating lease agreement, and Data General provides all of the installation, moves and changes, upgrades, maintenance and other support services required for the LoanMaker Systems deployed in the field. Data General's services provide critical logistical support in an efficient manner enabling the Company to roll out its LoanMaker Systems throughout the country. In addition, Data General helps to reduce the Company's capital expenditures and support staff requirements. As of December 31, 1997, the Company was past due on lease payments to Data General of approximately $1,597,000. The Company and Data General have agreed to a repayment plan pursuant to which Data General continues to provide support services but will not lease additional LoanMaker Systems to the Company until the payment is made. The Company had 64 LoanMaker Systems available for new installations as of December 31, 1997. There can be no assurance, however, that the number of LoanMaker Systems in the Company's inventory will be sufficient to meet the Company's installation needs.

MARKETING STRATEGY

  The LoanMaker System can be used for a variety of transactions, principally
(i) mortgages for the purchase of a home; (ii) mortgages that refinance existing mortgages to improve rates or terms; and (iii) home equity loans. The Company's plan is to deploy systems to serve primarily the first of these three types of mortgages. For that reason, the Company has primarily targeted its LoanMaker System to the point-of-sale for home purchases, which is typically the real estate office. Within the real estate brokerage community, the Company's primary target market is the 200 largest real estate brokers with a large number of real estate offices executing a high volume of home purchasing transactions. The Company believes this will provide an attractive pool of potential mortgage loan originations. The Company believes its marketing efforts toward these real estate firms are vital to its success, given that the Company relies on the firms' consents to install the LoanMaker System in their offices and on real estate agents to introduce their customers to the LoanMaker System.

  The Company began to deploy the system free of charge in the real estate offices of smaller real estate brokers in mid-1996, to begin to generate word-of-mouth awareness and demand among borrowers and as demonstration sites for larger real estate brokers. In addition, due to the reputations and contacts of the Company's senior management and with the assistance of Interealty, the Company was able to generate real estate industry press coverage and has access to the owners of most of the top 200 real estate brokers in the U.S. This combination of "grass roots" awareness and top-level industry visibility has enabled the Company to deploy systems in several offices of some of the largest real estate brokerage offices in the country. See "--Strategic Relationships." As new, large brokers have signed installation agreements with the Company, the Company has redeployed some of its LoanMaker Systems from initial, smaller marketing sites to larger offices. Marketing sites are granted the right to demonstrate that they can generate sufficient loan volume (i.e., approximately six loan closings per month) in order to retain the LoanMaker System installed at that site.

  After the Company has installed one or more LoanMaker Systems on behalf of a real estate company (and often during the installation phase), the Company assigns local account executives to encourage and maximize the use of the system by the real estate agents of the real estate company. The account executive is compensated with a base salary and a fixed fee per loan closed. By using the LoanMaker System and support staff, the account executive spends less time dealing with paperwork, can work with a wider range of automated loan products, and can spend more time generating mortgage loan business. While the account executive's commission per loan is substantially less than that of an independent loan officer, the Company's account executive has the potential to generate a significantly higher volume of loans because, unlike traditional loan officers, the Company's account executives do not complete loan applications and are not primarily responsible for processing individual loans. And unlike the "feast or famine" cycles of a mortgage broker or loan officer, a Company account executive enjoys the greater predictability and security of a base salary.

  For real estate companies which already have their own mortgage brokerage operations, the Company intends to offer its loan origination system as an opportunity to outsource the loan application and selection process. Under this scenario, the Company would tailor the LoanMaker System to the needs of the particular firm, providing the capability, for example, to select only among the loan programs of lenders chosen by the real estate firm. The Company's loan counselor would work with the borrower to select a loan product only among products chosen by the real estate firm and pass the loan application to the real estate firm's mortgage bank for further processing. The Company would charge the real estate firm for its services based upon the type and extent of the services provided.

LENDER RELATIONS

  Today's mortgage lenders are seeking bigger shares of the market at less cost to them. The objective of the Company is to become the low-cost discount provider of mortgage products to the consumer on behalf of its lenders. As of December 31, 1997, the following lenders were represented on the LoanMaker System (lenders for which Sutter Mortgage acts as a delegated underwriter are denoted with an asterisk):

     BankAmerica Mortgage*                    National Mortgage Corporation*
     Chase Manhattan Mortgage Corporation*    NationsBanc Mortgage Corporation*
     Countrywide Funding Corporation*         Norwest Funding*
     First Nationwide Mortgage Corporation    Peoples Heritage Savings Bank*
     First Plus Financial                     PHH Mortgage Services*
     Flagstar Bank*                           PNC Mortgage Corporation of America*
     Fremont Investment and Loan              Preferred Credit Corporation
     General Electric Capital Mortgage
      Services*                               Principal Residential Mortgage, Inc.*
     GreenPoint Mortgage                      Residential Funding Corporation*
     Homeside Lending, Inc.*                  Resources Bancshares Mortgage Group, Inc.*
     ICI Funding Corporation*                 Saxon Mortgage, Inc.
     Independent National Mortgage
      Corporation                             Temple Inland Mortgage Corporation*
     Marine Midland Mortgage Corporation*     Tucker Federal Mortgage
     Mego Mortgage                            Wilshire Financial Services Group
     Mellon Mortgage*

  Through the LoanMaker System, these lenders are able to deliver conventional and non-conforming loan products to borrowers with a large range of credit profiles without the costs and capital investment associated with traditional loan origination operations. The Company currently operates both as an independent mortgage bank and a mortgage broker, offering the loan products of lenders for which the Company is a delegated underwriter and loan products of other third-party lenders. All of the Company's mortgage banking and mortgage brokering activities are conducted through its wholly-owned subsidiary, Sutter Mortgage. Presently, in excess of 90% of the Company's loan volume is with the lenders for which the Company serves as a delegated underwriter. A lender may elect to terminate its participation in the LoanMaker System, or the Company's status as its delegated underwriter, at any time, without any penalty or charge to the lender.

  With respect to each lender for which the Company is not a delegated underwriter, the Company has an agreement in place, but the Company may remove a lender from the system at any time, and a lender may withdraw its products at any time. The Company works with the lenders on its network to provide a diverse mix of loan products to loan consumers. Loan consumers may assess products from a cross-section of the loans available, which is generally varied and competitive. The Company does not attempt to provide on its system all loan products of each lender or all loans that are available nationally.

  The lenders on the LoanMaker System update the information on their various loan programs as the market changes on a real-time basis. Lenders may also customize their product offerings to particular markets or types of borrowers. The LoanMaker System also allows borrowers to receive on-line information about loan products that are available from its national database. Finally, the LoanMaker System differs from traditional mortgage broker methods in that the Company can provide information on a diverse mix of loans and introduce the lender into the equation at the beginning of the process of selecting a loan, rather than as the last step in the transaction.

COMPETITION

  The market for on-line, video-conferencing transaction processing in the mortgage lending market is new and at present there are relatively few competitors. The Company believes it is currently the leading provider of multi-lender video-conferencing mortgage loan origination services located in real estate offices. Competitors in the video-conferencing mortgage loan origination market include FlagStar Bank, Shelter Mortgage and EMB Financial Corp., all mortgage banks that presently use video-conferencing technology to deliver only their own mortgage lending products and do not provide a multi-lender system offering the products of other lenders. The Company believes that FlagStar has targeted mortgage brokers' offices, that Shelter Mortgage has primarily targeted real estate brokers' offices and that EMB has primarily targeted credit unions.

  AmeriNet Financial Systems, Inc. currently represents the only provider of a multi-lender video-conferencing service similar in some respects to the Company's service. The Company believes, however, that AmeriNet acts only as a mortgage broker, not a mortgage banker, and therefore cannot provide on-line loan approvals as quickly as the Company can provide them. The Company also believes that AmeriNet is seeking primarily to lower its customers' real estate brokerage costs. As a result, AmeriNet's primary marketing strategy appears to the Company to be to identify affinity groups, such as customers of CostCo Companies Inc. in Washington State, and to market its real estate brokerage services to such groups, thereby developing new distribution channels for residential real estate sales and seeking to fundamentally change the traditional relationship between the real estate broker and the homebuyer. In addition, Alltel Corporation, a telecommunications and information services company which provides mortgage payment processing and communications services for a number of major mortgage lenders, has indicated that it may in the future offer a video-conferencing capability. The Company is unaware of Alltel's current plans.

  The Company also faces competition from mortgage lenders using the Internet. Most mortgage lenders, such as Citibank and Countrywide, have websites on the Internet which enable Internet users to complete a mortgage loan application and search among the particular lender's products. The Company believes the website serves primarily as a lead generation tool and each loan application is later followed up by a call from a loan officer who proceeds to approve and process the mortgage loan in the traditional manner. In addition, certain information providers such as HSH Associates quote on the Internet lending rates and other information from a multitude of lenders. As a result, borrowers currently can use the Internet either to obtain information about mortgage loans broadly or to gain access to a single lender's products. However, the Company does not believe that any of these services provides the borrower with the ability to conduct a thorough search of multiple lenders and then obtain a loan approval on-line for the particular loan chosen. In addition, the Company believes that none of the Internet offerings has the personal touch and objective advice offered by the Company's video-conferencing technology and its loan counselors.

  The Company's primary competition comes from traditional mortgage brokers, mortgage banks, savings and loan institutions and commercial banks, especially those with existing relationships with the real estate broker. The Company believes that many of its leading competitors have focused increasingly upon aggregating and securitizing loans, and, in connection with that focus, have also increasingly outsourced the distribution and brokerage of mortgage loans. The Company believes that this has led to an increasing share of the market being taken by independent mortgage brokers.

  Since the Company's primary marketing strategy is to distribute its LoanMaker System through major real estate brokers' offices, the Company's most intense direct competition is from the local independent mortgage brokers in each community in which the Company operates, especially those with existing relationships with the real estate broker. In many cases, real estate brokers have either acquired a mortgage broker or established a joint venture relationship with a local mortgage broker. The Company believes, however, that many of these mortgage brokerage operations of real estate companies have no competitive advantage over other local mortgage brokers and are in many instances too small to be price competitive with local mortgage banks. The Company believes that the LoanMaker System provides the advantage of a multi-lender platform and the ability to comparison shop from over 1,000 loan products and obtain a loan approval in as little as one to two hours or, as in most cases, within 72 hours depending on the borrower's credit profile. In addition, it provides the real estate brokerage company with a full mortgage banking capability at relatively little cost.

  Most of the Company's current and potential competitors are substantially larger, have greater name recognition, and have more capital and resources than the Company. The Company expects more competition in the future from existing and new competitors producing video-conference loan origination systems and other alternatives to traditional mortgage lending methods, such as the sale of mortgages over the Internet or at retail shopping establishments. The ability of the LoanMaker System to compete effectively will be dependent in part on consumer acceptance of video-conference loan origination in general and industry acceptance of the Company's products and services in particular. There can be no assurance that the Company's current and potential competitors will not develop software or other business practices that are more effective or achieve greater market acceptance than the Company's current or future products or that the Company's technologies and products would not be rendered obsolete by these developments or that competitive pressures resulting from these competitors will not otherwise have a material adverse effect on the Company's business, operating results and financial condition. An increase in competition could reduce the fees the Company is able to collect for its services, thereby lowering the Company's revenues and margins, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--Competition."

TECHNOLOGY

  The LoanMaker System uses a combination of proprietary and off-the-shelf software and Pentium(TM)-based computers. For instance, the Conference Manager was developed by and is the proprietary technology of the Company which is protected under trade secret and copyright laws. The Conference Manager enables the system simultaneously to capture and route multiple voice, video and data transmissions to a centralized team of loan counselors. The Conference Manager is software driven and scalable and not bound by the limitations of currently available hardware solutions. The Company licenses the remaining software used by the LoanMaker System, including the loan and lender applications. The underwriting filter, which matches borrower profiles with applicable loans from multiple lenders, has been customized by the Company. The LoanMaker System includes Intel's ProShare(TM) video-conferencing hardware and software that are available on the market. The Company has, however, augmented the ProShare(TM) technology with its own software to add scalability.

  The Company has recently completed the development of a multi-platform communications interface, the "Paris" technology, which is an upgraded and enhanced version of the LoanMaker System that accepts user calls into the Company's network from, not only ISDN telephone lines, but also a variety of other sources, such as standard telephone lines. The technology is more user-friendly than the present LoanMaker System and allows users to get loan information and, for those who choose, complete loan applications prior to connecting with a Company loan counselor. If the Company is able to deploy this technology commercially, users could access the LoanMaker System from laptop computers, the Internet, home personal computers or network computers. This development would enable the Company to deploy the LoanMaker System without the necessity and cost of installing hardware and special ISDN communications telephone lines in the field. The Company has begun beta testing of the "Paris" technology and intends to begin the desk-top roll-out in the near future and the roll-out of the laptop PC and Internet version by June 1998. There can be no assurance however that this schedule will be met.

  The Company has made substantial investments in real estate and mortgage industry marketing research, technical development, beta testing and quality assurance. The Company's product development is conducted by employees and in-house consultants in the Company's Information Technology Department. As communications delivery technology techniques are rapidly changing, the Information Technology Department's technological development concentration has been and continues to be in voice, video and data communications including Internet and intranet platforms, and application development, specific to financial information delivery. The Information Technology Department is invited regularly to participate in Intel's and Microsoft's software/platform beta testing programs. The Company intends to devote substantial resources to the tracking of these and other advances and to modifications of the LoanMaker System to use and benefit from these developments. See "Risk Factors--Risk of Product Defects and System Failures; Responses to Technological Changes."

  The Company's success and ability to compete depends in part upon its proprietary technology. The Company regards certain of its technology as critical to its business and attempts to protect this technology under trademark, copyright and trade secret laws and through the use of employee, consultant and vendor confidentiality agreements. The source code for the Company's proprietary software is protected both as a trade secret and as a copyrighted work. These measures, however, afford only limited protection, and the Company may not be able to maintain the confidentiality of its technology. There can be no assurance that others will not develop technologies that are similar or superior to the Company's technology. It may be possible for a third party to copy or otherwise obtain and use the Company's technology without authorization, or to develop similar technology independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Policing unauthorized use of the Company's technology is difficult. While the Company seeks to protect its technology, there can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that these confidentiality agreements will be enforceable. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. The computer software market is characterized by frequent and substantial intellectual property litigation. Litigation of that sort could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition. The Company also relies on certain technology that it licenses from third parties, including software that is integrated with internally developed software and used with the Company's technology to perform key functions.There can be no assurance that these third party technology licenses will continue to be available to the Company on commercially reasonable terms. The loss of or inability to maintain any of these technology licenses could result in delays or reductions in installations of LoanMaker Systems until equivalent technology could be identified, licensed and integrated. Any delays or reductions in installations of LoanMaker Systems could materially adversely effect the Company's business, operating results and financial condition. See "Risk Factors--Intellectual Property and Proprietary Rights; Limited Protection of Technology."

MORTGAGE BANKING OPERATIONS

 General

  The Company's mortgage banking and brokering operations are conducted through Sutter Mortgage, which was established in 1985 and was acquired by the Company in December 1997. Sutter Mortgage is a full service mortgage banking company engaged in the origination and sale of first mortgage loans, second mortgage loans and home equity lines of credit. The Company's revenues from its mortgage loan origination activities result from mortgage loan origination and related fees, interest earned on mortgage loans that are held by the Company pending their sale, and net gains on the sale of mortgage loans. In addition to loans originated through the LoanMaker System, Sutter Mortgage currently originates mortgage loans via wholesale, net branch and retail distribution systems. In December 1997, approximately 20% and 80% of Sutter Mortgage's revenues were derived from the LoanMaker System and traditional distribution systems, respectively. See "Sutter Mortgage Acquisition," "Selected Financial Information," "Pro Forma Combined Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The mortgage loans originated by the Company are comprised of: (i) conforming conventional loans which qualify for inclusion in purchase and guarantee programs sponsored by Federal Home Loan Mortgage Corporation ("FHLMC") and Federal National Mortgage Association ("FNMA") and must meet credit and property standards established by FHLMC and FNMA; (ii) non-conforming conventional loans which are not eligible for sale to FHLMC and FNMA, primarily due to size limitations, credit criteria or property type and must meet the Company's own underwriting criteria, as well as satisfy the criteria of those secondary market conduits to whom such loans are sold; and
(iii) loans insured by Department of Housing and Urban Development

("HUD") and guaranteed by the Veterans Administration ("VA"), which must meet the guidelines of the Federal Housing Authority ("FHA") or VA.

  The Company maintains all underwriting, document preparation and loan funding functions in its Walnut Creek office to control overhead, maintain consistency in service and meet loan quality control standards. The Company has invested in the technology necessary to provide on-line access and information to all wholesale, net branch and retail remote locations. In addition to being a mortgage bank itself, Sutter Mortgage acts as a delegated underwriter for 19 of the 29 lenders represented on the LoanMaker System as of December 1997. The lenders represented on the LoanMaker System vary from time to time, as do the products that are made available. As a delegated underwriter, Sutter Mortgage is able to make many of the Company's underwriting decisions which enables the Company to increase the speed of the loan approval process and to increase the percentage of loans that can be approved on-line within one to two hours.

 Mortgage Loan Origination

  The Company currently originates mortgage loans through three primary distribution systems: wholesale, net branches, and retail. The wholesale operation includes the solicitation of loans and a regional office from which mortgage loans are received from approximately 600 approved independent mortgage brokers. The net branch distribution system is composed of eight loan brokerage companies that have formed an affiliation with the Company. The Company's retail distribution system serves the San Francisco metropolitan area.

  Wholesale Distribution System. Historically, Sutter Mortgage's primary source of mortgage loan originations has been its wholesale distribution system, which operates through the Company's Walnut Creek, California office and a regional office in Newport Beach, California. Mortgage loans are solicited from approximately 600 approved independent mortgage brokers. Sutter Mortgage's wholesale operation has enabled it to achieve a high volume of mortgage loan originations at a lower cost than retail mortgage loan originations because the mortgage loan broker performs most of the labor intensive functions of the mortgage loan origination process, such as taking the mortgage loan application and processing the mortgage loan.

  A total of five account executives operate from the Walnut Creek office and three operate from the Newport Beach regional office. The account executives are responsible for developing and maintaining relationships with the mortgage brokers in their territories. A mortgage broker must be approved by the Company before mortgage loans are accepted for underwriting. The approval process generally includes verification of proper licenses, a quality control review and receipt of satisfactory references.

  The Company's account executives typically have underwriting expertise that enable them to assist the mortgage broker in understanding the Company's underwriting criteria and in selecting which of the Company's loan products is most suitable for the mortgage broker's customers. Mortgage brokers submit processed mortgage loan packages to the Company for underwriting and approval. All mortgage loans originated by the wholesale distribution system are underwritten by the Company in accordance with its credit and underwriting standards.

  Net Branch Distribution System. Sutter Mortgage initiated a net branch distribution system in late 1996 and currently operates eight net branches from the Walnut Creek office. Five net branches operate in Contra Costa County, one in San Mateo County, one in Marin County, and one in Sacramento County, California. Select independent mortgage brokers enter into a contractual relationship with the Company and operate as a branch of the Company while maintaining the identity the mortgage broker has established in its own marketplace. The net branch is responsible for its own operating expenses, but enjoys the reputation and benefits of operating as a mortgage banker. The majority of loan origination volume of the net branch is obligated to be delivered to the Company. A net branch must be approved by the Company before a net branch contract is signed. The approval process generally includes verification of proper licenses, a quality control review, a review of the mortgage broker's financial statements and receipt of satisfactory references.

  Net branches submit processed mortgage loan packages to the Company for underwriting and approval. All mortgage loans originated by the net branch distribution system are underwritten by the Company in accordance with its credit and underwriting standards. The Company realizes the same cost savings on net branch operations as they do with wholesale operations because the net branch performs most of the labor intensive functions of the mortgage loan origination process.

  Retail Distribution System. The Company conducts its retail operations through one retail office located in Walnut Creek, California that has approximately 15 loan officers operating from it with loan processors and clerical support. The Company underwrites its retail loans in its Walnut Creek headquarters. Retail loan officers are responsible for establishing referral relationships with local real estate brokers and agents and home builders. The retail distribution system is a small source of business for the Company.

 Sale of Mortgage Loans

  The Company's mortgage banking operations derive the majority of their revenues from the sale of mortgage loans. The Company is approved to sell over 1,000 different mortgage loan products from 29 secondary market conduits. The Company includes a spread, a percentage of the loan amount, to the price on all loans before they are distributed by the Company's various distribution systems. This spread is realized upon the sale of the loan. The Company also realizes related fee income resulting from charges the Company imposes for underwriting and closing documentation preparation.

  The Company endeavors to minimize any interest rate risk by committing the loan for sale to one of the secondary market conduits at the time the interest rate is established for the borrower. In this way, the Company bears no interest rate risk between the time the mortgage loan is funded and the time it is sold to the conduit.

 Quality Control

  All mortgage loan originations, regardless of the source, must be underwritten in accordance with the Company's underwriting criteria, including loan-to-value ratios, borrowers income qualifications, debt ratios and credit history, investor requirements, necessary insurance and property appraisal requirements. The Company's underwriting standards also comply with relevant guidelines set forth by HUD, VA, FNMA, FHLMC and secondary market conduits. All Company underwriting personnel are located in the Company's Walnut Creek office, make underwriting decisions independent of the Company's mortgage loan personnel and report to the Company's Vice President--Mortgage Operations.

  Under the Company's quality control plan, the Company's internal quality control underwriter re-verifies at least 10% of the mortgage loans funded each month to ensure that the Company's underwriting standards have been satisfied. The report of the quality control underwriter is forwarded directly to the Company's Vice President--Mortgage Operations. Mortgage loans submitted by mortgage brokers recently approved by the Company are automatically re-verified at the time of submission, until such time as the quality of the mortgage loans submitted by the mortgage broker is consistently acceptable.

 Interest Income

  The Company derives net interest income from interest earned on warehouse loans originated by the Company, less interest expense incurred to fund such loans. The Company presently maintains $50 million dollars in warehouse credit line facilities to fund mortgage loan originations. Loans remain in the warehouse lines an average of less than 30 days from the time of mortgage loan funding until being purchased by one of the secondary market conduits. The Company believes that it currently has adequate warehouse lines to provide for an increase in its loan originations.

GOVERNMENT REGULATION

  The mortgage banking and mortgage brokerage industries are highly regulated industries. The Company conducts all of its mortgage lending and brokerage activities through its wholly-owned subsidiary, Sutter

Mortgage. The mortgage banking operations of the Company are subject to the rules and regulations of, and examinations by, FNMA, FHLMC, HUD, VA, the Rural Housing Service and state regulatory authorities with respect to originating, underwriting, making, selling, securitizing and servicing residential mortgage loans. In addition, there are other federal and state statutes and regulations affecting such activities. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspection and appraisals of properties, require credit reports on prospective borrowers, regulate payment features, establish collection, foreclosure and claims handling procedures and, in some cases, fix maximum interest rates, fees and loan amounts. HUD lenders such as Sutter Mortgage are required annually to submit to the Federal Housing Commissioner audited financial statements. Sutter Mortgage's affairs are also subject to examination by the Federal Housing Commissioner at all times to assure compliance with HUD regulations, policies and procedures.

  Mortgage origination and processing activities are subject to the Equal Credit Opportunity Act, the Federal Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Housing Act, the Fair Credit Reporting Act, the Home Mortgage Disclosure Act, among other laws, and the regulations promulgated thereunder. Failure to comply with regulatory requirements can lead to loss of approved status, termination of servicing contracts without compensation to the servicer, demands for indemnification or loan repurchases, class action lawsuits, administrative enforcement actions and criminal prosecution.

  The Real Estate Settlement Procedures Act ("RESPA") imposes disclosure requirements and substantive limitations on entities, such as the Company, that engage in the making and brokering of residential real estate settlement services. RESPA prohibits the Company from favoring loans offered through Sutter Mortgage over loans offered by other participants in the Company's LoanMaker System. RESPA also limits the form and amount of compensation that the Company can pay to real estate brokers-owners to promote and market the LoanMaker System and the form and amount of compensation that lenders can pay the Company. RESPA may also limit or otherwise restrict the revenue the Company can expect to receive from its planned expanded operations, such as arranging for title searches and property appraisals through the LoanMaker System. See "Growth Strategies."

  The Equal Credit Opportunity Act prohibits discrimination against applicants with respect to any aspect of a credit transaction on the basis of sex, marital status, race, color, religion, national origin, age, derivation of income from public assistance programs, or the good faith exercise of a right under the Federal Consumer Credit Protection Act. The Federal Truth in Lending Act requires a written statement showing an annual percentage rate of finance charges and requires that other information be presented to debtors when mortgage loans are executed. The Fair Housing Act prohibits discrimination in mortgage lending on the basis of race, color, religion, sex, handicap, familial status or national origin. The Fair Credit Reporting Act requires certain disclosures to applicants concerning information that is used as a basis for denial of credit. The Home Mortgage Disclosure Act requires collection and reporting of statistical data concerning the loan transaction.

  Sutter Mortgage is currently licensed to originate mortgage loans in Arizona, California, Florida, Idaho, New Jersey, Ohio, Oregon, Utah and Virginia and has applied for a lender's license in Iowa and Maryland. The Company believes that Sutter Mortgage is exempt from the lender license requirements in Louisiana, Minnesota, Nevada, New Mexico and Texas. Sutter Mortgage is currently licensed to broker mortgage loans in California, Florida, Idaho, Oregon, New Jersey, Utah and Virginia. The Company believes Sutter Mortgage is exempt from the broker license requirements in Arizona, Louisiana, Minnesota, New Mexico and Nevada.

  Any person who acquires more than 10% of the Company's voting stock may become subject to certain state licensing regulations requiring such person periodically to file certain financial and other information. If any person holding more than 10% of the Company's voting stock refuses to adhere to such filing requirements, the Company's existing licensing arrangements could be jeopardized. The loss of required licenses could have a material adverse effect on the Company's business, operating results and financial condition.

EMPLOYEES

  As of December 31, 1997, the Company, including Sutter Mortgage, had 183 full-time employees, all of whom were based in the United States. These employees include 10 in the Information Technology Department, 27 in Sales and Marketing, 18 in Operations, 14 in Finance and Administration and 114 persons employed by the Company's mortgage banking operations. The Company's employees are not represented by any collective bargaining organizations, and the Company has never experienced any work stoppages. The Company considers its relations with its employees to be good.

FACILITIES

  As of December 31, 1997, the Company leased approximately 8,600 square feet of office space in Newport Beach, California. The lease expires in September 1998. The Company also leased approximately 14,000 square feet in Walnut Creek, California for its mortgage banking operations. The Walnut Creek lease expires in January 2003. The Company also leased approximately 2,500 square feet in Walnut Creek, California for a retail mortgage office, which lease expires in February 2003, and 1,600 square feet in Newport Beach, California for a wholesale mortgage office, which lease expires in May 1998. The Company believes that it will have to relocate loan counselors and loan processors to a larger facility in Newport Beach within the next year because the Company expects to be adding new employees as the number of installed LoanMaker Systems increases. The Company presently leases approximately 1,283 square feet of office space in Lake Oswego, Oregon under a lease expiring in January 2003 and approximately 848 square feet in Tampa, Florida under a lease expiring in November 1999.

LEGAL PROCEEDINGS

  In 1995 and 1996, the Company received threats of a lawsuit with respect to, among other things, the Company's refusal to issue shares of Common Stock to three individuals. These individuals had entered into an agreement with the Company in March 1995 in connection with the initial capitalization of the Company to purchase shares of Common Stock in exchange for certain assets to be delivered to the Company by the individuals. The Company believed the individuals failed to deliver the consideration required by the agreement, and the Company refused to issue the Common Stock. The three individuals have made a variety of allegations against the Company and Michael A. Barron, the Company's Chairman and Chief Executive Officer, relating to the disputed issuance of Common Stock and the formation of the Company, however, no legal proceedings have ever been commenced by these individuals. These allegations include the following: (i) the assertion that in October 1994 Mr. Barron was hired as a consultant to Software Today, a company owned by the individuals, to develop the business opportunity that has now turned into the Company, (ii) the assertion that in exchange for Software Today's and the individuals' agreement to pursue the opportunity through the Company, two of the individuals ("Meader and Garde") would receive 25% of the initial equity of the Company and the third individual ("Edwards") would also receive 25% of the initial equity (with Mr. Barron also receiving 25% and two others (Dianne David and Sandra Sawyer) collectively receiving the remaining 25%), (iii) the assertion that Mr. Barron breached his consulting agreement with Software Today and converted an opportunity made available to him while he was serving as a consultant to Software Today in breach of his fiduciary duties to Software Today, and (iv) the assertion that the Company has breached its agreement to deliver the Common Stock. Although no legal proceedings have ever been initiated by Meader, Garde or Edwards, Mr. Barron brought a defamation lawsuit against Edwards and obtained, on his behalf and on behalf of the Company, a settlement, an assignment of claims and a release from the trustee in bankruptcy of Edwards with respect to half of the shares in dispute in connection with the settlement of a defamation lawsuit brought by Mr. Barron against Edwards. No legal action has been commenced by or against the remaining claimants. The Company believes that the claims are without merit, and the Company intends to vigorously defend any legal action that may be commenced in the future. There can be no assurance, however, that the Company would be successful in defending such a lawsuit, or that the Company, even if successful, would not expend significant resources in its defense. Mr. Barron and Ms. David, founding stockholders of the Company, have agreed to indemnify and hold the Company harmless from any and all losses (including reasonable attorneys' fees and expenses) the Company might incur with respect to the foregoing claims. The shares of Common Stock owned by the founding stockholders of the Company have been pledged, subject to certain pledge arrangements of Mr. Barron (see "Risk Factors--Risks Related to Dependence on Key Personnel"), to secure the founding stockholders' indemnification obligations to the Company. There can be no assurance, however, that the indemnification provided by the founding stockholders will be sufficient to fully indemnify the Company with respect to any losses the Company might incur with respect to the foregoing claims.

  In May 1997, Independent National Mortgage ("INM") brought suit against Sutter Mortgage in Los Angeles County Superior Court to recover damages it claims it has incurred or will incur as a result of Sutter Mortgage's refusal and/or failure to repurchase three loans INM purchased from Sutter Mortgage between December 1994 and November 1995. One such loan has been paid in full and INM has dismissed that portion of its suit with respect to such loan. INM foreclosed on property related to another one of the three loans and resold such property; the sale price resulted in a loss to INM of approximately $650,000.

  Prior to inception of Virtual Mortgage's business, in March 1994, Sandra Sawyer pleaded guilty to the federal misdemeanor of accessory after the fact in connection with false statements made to a federally insured bank in 1987 by an unrelated private company that Ms. Sawyer owned and operated. Ms. Sawyer was sentenced to three years of probation and 300 hours of community service and was required to pay $50,000 in restitution. Ms. Sawyer was a founder and had been a director, vice president and secretary of the Company until May 1995. In addition, Ms. Sawyer was placed on interim suspension with the State Bar of California until December 1997 in connection with the above misdemeanor. Companies controlled by Ms. Sawyer own approximately 5.3% of the Common Stock of the Company prior to the Offering (2.1% of the Common Stock of the Company after the Offering). From August 1995 to September 1996, Ms. Sawyer rendered certain consulting services (including legal services) to the Company. Since September 1996, Ms. Sawyer has not provided any services to the Company. See "Certain Transactions."

  The Company occasionally becomes involved in litigation arising in the normal course of business. Management believes that any liability with respect to such legal actions, individually or in the aggregate, will not have a material adverse effect on the Company's financial position or results of operations.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers, directors and key employees of the Company as of January 15, 1998 were as follows:

          NAME         AGE                       POSITION
          ----         ---                       --------
   Michael A. Barron..  47 Chairman of the Board and Chief Executive Officer
   John D. Murray.....  56 President, Chief Financial Officer, Chief Operating
                           Officer and Director
   Robert Gottesman...  49 Vice President, Information Technology
   Ronald Morck.......  49 Vice President--Mortgage Operations and President,
                           Sutter Mortgage Corporation
   Michael Balter.....  45 Vice President, Sales and Marketing
   Dianne D. David....  42 Vice President, National Account Sales
   Randall C. Fowler..  58 Director
   John Wells.........  56 Director
   Larry Wells........  54 Director

  The directors of the Company are divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. Mr. Larry Wells and Mr. John Wells are the Class I directors, and there is no family relationship between them. This class will stand for election at the 1998 annual stockholders meeting. Mr. Murray is the sole Class II director and will stand for election at the 1999 annual stockholders meeting. Messrs. Barron and Fowler are the Class III directors and will stand for election at the 2000 annual meeting of stockholders. At each annual meeting of stockholders, successors of the class of directors whose term expires at that annual meeting are elected for a three-year term. There are no family relationships between any of the executive officers and directors of the Company.

  The Representatives are entitled to appoint one member of the Company's Board of Directors, which member may be a director, officer, employee or affiliate of the Representatives. The Representatives do not presently intend to appoint a member of the Company's Board of Directors. Additionally, so long as at least 1,500,000 shares of the Series A Preferred Stock is outstanding, the holders of a majority of the then outstanding shares of Series A Preferred Stock shall be entitled to elect one member of the Company's Board of Directors. As of January 1998, the holders of Series A Preferred Stock had not exercised such right.

  Michael A. Barron has served as Chairman of the Board and a director of the Company since March 1995. From October 1995 to July 1996, and since December 1996 Mr. Barron has served as Chief Executive Officer of the Company, and from March 1995 to October 1995 Mr. Barron served as President of the Company. From March 1994 to March 1995, Mr. Barron served as a consultant to Eclipse Holding Company, Ltd. in the area of business planning. From April 1992 to March 1994, Mr. Barron engaged in business consulting for companies such as TRW, Pacific Bell and Century 21. From November 1989 to April 1992, Mr. Barron served as President and founder of Finet Mortgage, a mortgage broker and banking business. Mr. Barron was the Chairman and Chief Executive Officer of Sold Corporation, a private software company, from November 1982 to August 1988 and again from March 1989 to September 1989. Mr. Barron was a founder of Citidata, the first electronic provider of multiple listing services which was sold to Moore Corporation in 1979. See "Risk Factors--Risks Related to Dependence on Key Personnel." Mr. Barron and Ms. David are domestic partners.

  John D. Murray has served as director of the Company since July 1996, President of the Company since December 1996, Chief Financial Officer of the Company since May 1996 and Chief Operating Officer since December 1996. From July 1996 to December 1996, Mr. Murray served as Chief Executive Officer of the Company. From April 1995 to May 1996, Mr. Murray served as Executive Vice President and Chief Financial Officer of Matthews Studio Equipment Group, a designer, manufacturer and supplier of equipment to the entertainment industry. From August 1992 to February 1995, Mr. Murray served as Chief Operating Officer and Chief Financial Officer for Alpha Microsystems Inc, a software, hardware and services provider to the internet and intranet markets. From March 1988 to August 1992, Mr. Murray served as co-founder of South Coast

Communications Group (currently known as Allen & Caron, Inc.), which is a full-service corporate, investor and marketing communications agency.

  Robert Gottesman has served as Vice President, Information Technology since July 1995. He was a consultant from July 1995 to October 1996 and thereafter has been an employee. From May 1984 to December 1995, Mr. Gottesman served as a software development consultant for both the San Fernando Valley Realtors Association, a non-profit organization governing the multiple listing services for realtors in Northern Los Angeles and Southern Ventura counties, and TRW-REDI (currently known as Experian Information Solutions), a real estate information company specializing in tax, title and property data. For TRW, Mr. Gottesman led projects automating a county tax information system and on-line title information system. Mr. Gottesman was a co-founder of Citidata and served as its Vice President Technology from June 1976 to November 1981.

  Ronald Morck has served as Vice President--Mortgage Operations since December 1997 and as President of Sutter Mortgage since 1985. From June 1981 to January 1984, Mr. Morck served as Senior Vice President and Chief Loan Officer at First Nationwide Bank in San Francisco, California.

  Michael Balter has served as Vice President, Sales and Marketing since July 1997. Prior to coming to the Company, Mr. Balter worked for Intel Corporation for 17 years. Mr. Balter served as the Vertical Marketing Manager for the Personal Conferencing Division at Intel, where he was responsible for working with several key start-up companies in the video loan origination application, including the Company.

  Dianne D. David has served as Vice President of Sales since September 1996, and from July to December 1996, as the Chief Operating Officer of the Company. From October 1995 to December 1996, Ms. David served as President of the Company, and from October 1995 to December 1997, she served as a director of the Company. From August 1993 to December 1994, Ms. David served as an independent financial services consultant and assisted residential mortgage lending and financial service companies in expanding their businesses. From July 1990 to February 1993, Ms. David served as Vice-President of Lender Services of Finet Mortgage. From June 1987 to June 1990, Ms. David was President of First Realty Financial Services, a computerized loan origination based mortgage broker, and from June 1985 to May 1987, Ms. David was President of Gulf West Mortgage, a residential mortgage broker. Ms. David and Mr. Barron are domestic partners.

  Randall C. Fowler has been a director of the Company since September 1996. Mr. Fowler is the founder of Identix, Inc., which is a leader in designing, developing, manufacturing and marketing products for the capture and/or comparison of fingerprints for security, anti-fraud, law enforcement and other applications. Mr. Fowler has served as the President and Chief Executive Officer of Identix, Inc. since 1982. Mr. Fowler is a director of Fingerscan, Inc. and ANADAC, Inc., both of which are subsidiaries of Identix, Inc.

  John Wells has been a director of the Company since May 1997. Mr. Wells is a retired partner of Gibson, Dunn & Crutcher LLP where he was a partner for 21 years. John Wells is not related to Larry Wells.

  Larry Wells has been a director of the Company since May 1997. Mr. Wells has been a partner at Anderson & Wells, an investment management company, since February 1989. Mr. Wells is a director of Identix, Inc., Cellegy
Pharmaceuticals, Gateway Data Sciences Corp. and Tellegen Corp. Larry Wells is not related to John Wells.

BOARD COMMITTEES

  The Board of Directors formed a Compensation Committee and an Audit Committee in July 1996. As of May 1997, John Wells, Larry Wells and Randall Fowler have been the members of each committee, with John Wells being the Chairman of the Compensation Committee and Randall Fowler being the Chairman of the Audit Committee. Prior to that date, there were no committees of the Board of Directors. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for the Company's officers and employees and administers the Company's stock option plans. The Audit Committee reviews the results and scope of the audit and other accounting related services and evaluates the Company's internal audit and control functions.

DIRECTOR COMPENSATION

  All non-employee directors are reimbursed for travel and other related expenses incurred in attending meetings of the Board of Directors. All non-employee directors are eligible to receive automatic annual grants under the Company's 1997 Performance Award Plan. See "--Stock Option Plans--1997 Plan." In addition, at the time of John Wells' election to the Board of Directors, he was granted a stock option to acquire 10,225 shares of Common Stock at an exercise price of $7.78 per share. Except as set forth above, none of the directors is presently compensated for serving as a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board of Directors consists of John Wells, Larry Wells and Randall Fowler. No member of the Compensation Committee or executive officer of the Company has a relationship that constitutes an interlocking relationship with executive officers or directors of another entity. Members of the Compensation Committee have engaged in certain transactions with the Company. See "Certain Transactions."

LIMITATION OF LIABILITY OF DIRECTORS

  The Certificate of Incorporation provides that the liability of the directors of the Company for monetary damages to the Company or its stockholders are eliminated to the fullest extent permissible under Delaware law. While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies, such as an injunction or rescission, based on a director's breach of such director's duty of care. See "Description of Capital Stock--Limitation of Liability of Directors."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company has entered into indemnity agreements with its directors and officers that require the Company to indemnify the directors and officers to the fullest extent permitted by applicable provisions of the Delaware General Corporation Law. The Company also carries customary directors and officers insurance for its directors and officers. The Company believes the foregoing provisions are necessary to attract and retain qualified persons as directors and officers. See "Description of Capital Stock--Indemnification of Directors and Officers."

EXECUTIVE COMPENSATION

  The following table shows the compensation paid by the Company during fiscal 1996 to the Company's Chief Executive Officer and its three most highly compensated officers whose salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                         ANNUAL       LONG-TERM
                                      COMPENSATION   COMPENSATION
                                    ---------------- ------------
                                                      SECURITIES
         NAME AND PRINCIPAL                           UNDERLYING   ALL OTHER
              POSITION               SALARY  BONUSES   OPTIONS    COMPENSATION
         ------------------         -------- ------- ------------ ------------
Michael A. Barron(1)............... $120,000    --         --       $ 1,900
 Chairman of the Board and Chief
  Executive Officer
John D. Murray(2)..................   70,500 50,000     61,350        3,400
 President, Chief Financial Officer
 and Chief Operating Officer
Dianne D. David(3).................  138,000    --         --         1,900
 Vice President, National Sales
  Accounts
Robert Gottesman(4) ...............  164,941    --         --        14,000
 Vice President, Information
  Technology

--------
(1) Paid to a consulting firm, Eclipse Holdings, Inc. Other compensation is the estimated value of perquisites and other personal benefits including health insurance ($1,600) and life insurance ($300).

(2) Other compensation is the estimated value of perquisites and other personal benefits including health insurance ($3,100) and life insurance ($300).

(3) Other compensation is the estimated value of perquisites and other personal benefits including health insurance ($1,600) and life insurance ($300).

(4) Of the $164,941 salary amount, $36,040 was paid directly to Mr. Gottesman and $128,901 was paid to Mr. Gottesman's consulting firm, Voyager Information Services. As of October 1996, Mr. Gottesman became an employee of the Company. Other compensation is the estimated value of perquisites and other personal benefits including health insurance ($1,000), life insurance ($200) and housing expenses ($12,800).

OPTION GRANTS

  The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted during the period of January 1, 1996 to December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                           POTENTIAL
                                                                       REALIZABLE VALUE
                                                                       AT ASSUMED ANNUAL
                                                                        RATES OF STOCK
                                                                             PRICE
                                     % OF                                APPRECIATION
                                 TOTAL OPTIONS                            FOR OPTION
                          STOCK   GRANTED ALL    EXERCISE                   TERM(2)
                         OPTIONS EMPLOYEES IN     PRICE     EXPIRATION -----------------
 NAMED EXECUTIVE OFFICER GRANTED     1996      PER SHARE(2)    DATE     5% ($)  10% ($)
 ----------------------- ------- ------------- ------------ ----------  ------  --------
Michael A. Barron.......    --         --           --           --         --       --
John D. Murray(1)....... 61,350      57.14%       $4.89      4/30/01   $319,070 $384,327
Diane D. David..........    --         --           --           --         --       --
Robert Gottesman........    --         --           --           --         --       --

--------
(1) Of these options, 25% vested immediately and the remainder vest ratably on a monthly basis over a three year period. Options are subject to the employee's continued employment. The options terminate ten years after the grant date, subject to earlier termination in accordance with the 1995 Plan and the applicable option agreement. See "Management--Stock Option Plans."

(2) The exercise price is equal to the market value on the date of the grant. The amounts shown as potential realizable value illustrate what might be realized upon exercise immediately prior to expiration of the option term using the 5% and 10% appreciation rates established in regulations of the Securities and Exchange Commission, compounded annually. The potential realizable value is not intended to predict future appreciation of the price of the Company's Common Stock. The values shown do not consider nontransferability, vesting or termination of the options upon termination of employment.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

  The Company has entered into Employment Agreements with Michael Barron and John Murray which require each of Messrs. Barron and Murray to devote his full business time, energy and ability to the business, affairs and interests of the Company and his best efforts and abilities to promote the Company's interests. The agreements provide for annual base salaries of $180,000 with discretionary annual performance increases and/or performance bonuses to be established by the Independent directors of the Company's Board of Directors based on the Company's attainment of certain net income projections. The agreements have three-year terms ending on September 30, 2000 and may be terminated by the Company with or without cause as defined in the agreements. The agreements also provide for severance payments upon termination of employment without cause or resignation by the executive for good reason in the amount of approximately $180,000 to each, with partial vesting of stock options. The agreements further contain noncompetition, confidentiality, indemnity and dispute resolution provisions.

  Each of the Named Executive Officers has entered into a non-competition, non-solicitation, non-disclosure and assignment of inventions agreement with the Company (the "Non-Competition Agreement"), which restricts the officer from competing with the Company and from soliciting, diverting or attempting to solicit or divert any customers or employees of the Company during the term of the officer's employment and for one year after termination of employment. The Non-Competition Agreement also obliges the Named Executive Officer not to reveal any trade secrets or confidential information of the Company during the term of the officer's employment and for five years after termination of employment. The Non-Competition Agreement requires the Named Executive Officers to assign to the Company all right and interest in any intellectual property related to the business of the Company and developed by the officer during the term of the officer's employment with the Company.

  The Compensation Committee, as the administrator of the Company's stock option plans, has the authority to accelerate vesting of the shares of Common Stock held by any of the Named Executive Officers in connection with certain changes of control of the Company. See "--Stock Option Plans."

STOCK OPTION PLANS

  1995 Plan. In November 1995, the Company adopted the Company's 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan authorized the issuance of options to purchase 409,000 shares of Common Stock, of which options to purchase 365,422 shares have been issued. The Company's Board of Directors determined the terms and conditions of each award under the 1995 Plan made to directors, officers, employees and consultants of the Company. The options terminate ten years from the date of grant and the exercise prices of options range from $4.89 to $5.62, with options vesting (i) 25% after one year and thereafter ratably on a monthly basis over a three year period, (ii) after one month ratably on a monthly basis over a four year period, or (iii) 25% immediately and thereafter ratably on a monthly basis over a three year period.

  Options that have not yet become exercisable will lapse upon the date a participant is no longer employed by the Company for any reason. Options that have become exercisable must be exercised within 30 days after that date if the termination of employment was for any reason other than retirement, total disability, death or discharge for cause. If a participant is discharged for cause, all options shall lapse immediately upon termination of employment. If the termination of employment was due to retirement, total disability or death, the options that are exercisable on the date of the termination must be exercised within three months of the date of termination or a shorter period provided in the award agreement. If the stockholders of the Company approve the dissolution or liquidation of the Company, certain mergers or consolidations, or the sale of substantially all of the business assets of the Company, unless prior to that event the Board of Directors determines that there shall be either no acceleration or limited acceleration of awards, each option shall become immediately exercisable.

  1997 Plan. In October 1997, the Company adopted the Company's 1997 Performance Award Plan (the "1997 Plan"), which was approved by the stockholders in November 1997. The 1997 Plan provides a means to attract, motivate, retain and reward key employees (including officers and directors) of the Company and its subsidiaries and certain other eligible persons and promote the success of the Company.

  Awards under the 1997 Plan may be in the form of nonqualified stock options, incentive stock options, stock appreciation rights ("SARs"), restricted stock, performance shares, stock bonuses or cash bonuses based on performance. Awards may be granted singly or in combination with other awards. Any cash bonuses would be paid based upon the extent to which performance goals set by the Compensation Committee are met during the performance period. Awards under the 1997 Plan generally will be nontransferable by a holder (other than by will or the laws of descent and distribution) and rights thereunder generally will be exercisable, during the holder's lifetime, only by the holder, subject to such exceptions as may be authorized by the Compensation Committee.

  Administration; Change in Control. The 1997 Plan provides that it will be administered by the Board of Directors or a committee appointed by the Company's Board of Directors. The Board of Directors has appointed the Company's Compensation Committee to serve as the committee under the 1997 Plan. The Compensation Committee will have the authority to (i) designate recipients of awards, (ii) determine or modify the provisions of awards, including vesting provisions, the number of shares or amount of cash subject to awards, the terms of exercise of an award and expiration dates, (iii) approve the form of award agreements, and (iv) construe and interpret the 1997 Plan; consistent with the terms and limits of the Plan. The Compensation Committee will have the discretion to accelerate and extend the exercisability or term and establish the events of termination or reversion of outstanding awards.

  Upon a Change in Control Event each option and SAR will become immediately exercisable, restricted stock will immediately vest free of restrictions and the number of shares, cash or other property covered by each performance share award will be issued to the grantee of such award, unless the Compensation Committee determines to the contrary. A "Change in Control Event" is defined generally to include the acquisition of 50% or more of the outstanding voting securities of the Company by any person, a transfer of substantially all of the Company's assets, the dissolution or liquidation of the Company, or a merger, consolidation or reorganization whereby stockholders immediately prior to such event own less than 50% of the outstanding voting securities of the surviving entity after such event.

  Plan Amendment; Termination and Term. The Company's Board of Directors will have the authority to amend, suspend or discontinue the 1997 Plan at any time, but no such action will affect any outstanding award in any manner adverse to the participant without the consent of the participant. The 1997 Plan may be amended by the Board of Directors without stockholder approval unless such approval is required by applicable law.

  The 1997 Plan will remain in existence as to all outstanding awards until such awards are exercised or terminated. The maximum term of unvested or unexercised options, SARs and other rights to acquire Common Stock under the 1997 Plan is 10 years after the initial date of award. No award can be made after the tenth anniversary of the date on which the Board of Directors approved the 1997 Plan.

  Authorized Shares and Other Provisions. The maximum number of shares of Common Stock that may be issued in respect of awards under the 1997 Plan is 1,000,000 shares. The number and kind of shares available for grant and the shares subject to outstanding awards will be adjusted to reflect the effect of a stock dividend, stock split, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, extraordinary dividend or other distribution or other similar transaction. If any award expires or is cancelled or terminated without having been exercised or paid in full, or if any Common Stock subject to a restricted stock award does not vest or is not delivered, the unpurchased, unvested or undelivered shares will again be available for award under the 1997 Plan. No incentive stock option may be granted at a price that is less than fair market value of the Common Stock (less than 110% of fair market value of the Common Stock on the date of grant for certain participants) on the date of grant.

  Automatic Annual Grants to Non-Employee Directors. Under the 1997 Plan, each director who is not an employee (each, a "Non-Employee Director") and who was in office at the time the stockholders of the Company approve the 1997 Plan was automatically granted stock options to purchase 20,000 shares of Common Stock on the date of such approval at an exercise price equal to the market price on the date of the approval. Each new Non-Employee Director after the date of such approval will be granted stock options to purchase 20,000 shares of Common Stock upon becoming a director at an exercise price equal to the market price on that date. In addition, at the close of trading on the day of the annual stockholders meeting in each calendar year beginning in 1998 and continuing for each subsequent year during the term of the 1997 Plan, each person who is a Non-Employee Director as of such date will be granted stock options to purchase 10,000 shares of Common Stock at an exercise price equal to the market price of the Common Stock on that date. If a Non-Employee Director's services are terminated for any reason other than the director's death, disability or retirement, any portion of stock options held by such director that are exercisable will remain exercisable for six months after such termination of services or until the expiration of the term of such option, whichever occurs first. If the Non-Employee Director dies, becomes disabled or retires, stock options held by such director will become exercisable for two years after the date of such termination of services or until the expiration of the term of such option, whichever occurs first.

  Federal Tax Consequences. The current federal income tax consequences of awards authorized under the 1997 Plan follow certain basic patterns. Generally, awards under the 1997 Plan that are includable in the income of the recipient at the time of award or exercise (such as nonqualified stock options, SARs, restricted stock and performance awards) are deductible by the Company, and awards that are not required to be included in the income of the recipient at such times (such as incentive stock options) are not deductible by the Company.

  Grant of Options. The Board of Directors of the Company has authorized the grant of options relating to approximately 552,800 shares of Common Stock to Eligible Persons, including Michael Barron and John Murray who were granted options to acquire 334,150 and 218,650 shares of Common Stock, respectively, which shall be effective upon the closing of this Offering. The exercise price of each option granted is the initial public offering price per share of the Common Stock offered hereby. Such options vest in equal installments of 1/48th per month over a period of four years.

OTHER OPTION AWARDS

  In May 1997, the Company issued options to purchase 10,255 shares of Common Stock to John Wells, one of the Company's directors. The exercise price is $7.78 per share and vesting is 25% after one year and thereafter in equal installments of 1/36th per month over a period of three years.

COMPENSATION PLAN

  The Company's Board of Directors approved the Company's 1995 Consultant and Employee Stock Compensation Plan (the "Compensation Plan") in March 1995. The purpose of the Compensation Plan was to compensate officers, directors, consultants, lawyers and accountants for services rendered to the Company, other than services in connection with the offer or sale of securities, through awards of Common Stock. The maximum number of shares authorized under the Compensation Plan was 102,250, 20,450 of which were issued in the form of restricted stock (818 shares of which the Company has repurchased at par value upon the departures of three employees) and 81,800 of which have been granted and are not restricted. The Board of Directors of the Company, however, administers the Compensation Plan and may increase the maximum number of shares under the plan at such times as it deems advisable.

  The Company's Board of Directors has the authority to interpret the Compensation Plan and to prescribe rules and regulations for the plan. The Board of Directors has complete discretion in determining when, to whom and in what amount awards are to be granted. The maximum number of allowable participants, however, is set at 35.

                             CERTAIN TRANSACTIONS

  Between March 1995 and June 1996, the Company issued certain promissory notes and warrants to purchase Common Stock ("Warrants") to American Growth Capital Fund I, L.P., a California limited partnership (the "Fund") and beneficial owner of more than 5% of the Company's Common Stock, in exchange for consulting services. The general partner of the Fund is American Growth Capital Corporation, a Nevada corporation ("AGCC"). Donna Snyder, a director of the Company from March 1996 to September 1996, was an executive officer and stockholder of AGCC. The Company paid approximately $154,700 from March 1995 to September 1996 in aggregate consulting fees to AGCC directly. In August 1997, a permanent receiver was appointed by a federal court to oversee the affairs of the Fund and AGCC. The receiver was appointed at the request of the Securities and Exchange Commission.

  In July 1996, the Company consolidated all outstanding promissory note indebtedness in favor of the Fund by issuing two promissory notes in the principal amounts of $200,000 and $300,000 in exchange for the cancellation of all prior promissory notes. The $200,000 note matured in March 1997 and presently accrues interest at 15% interest per annum. The $300,000 note is a Phase I Bridge Note. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Fund purchased 51,125 shares of Common Stock as well as 35,788 Warrants on March 22, 1995 for $200,000. On June 14, 1995, the Fund purchased 250,000 shares of Series A Preferred Stock for $250,000, and an additional 100,000 shares of Series A Preferred Stock on March 15, 1996 for $100,000. On March 29, 1996, the Company issued 1,534 Warrants, with an exercise price of $4.89 per share, to the Fund for services rendered.

  Donna Snyder was also an executive officer and stockholder of American Growth Capital Investments, Inc., a Nevada corporation ("AGCI"). AGCI has rendered consulting services to the Company in consideration for an aggregate of 35,788 Warrants, each with an exercise price of approximately $3.42 per share. As consideration for increasing the exercise price of these warrants to the Fund to $4.89 per share, the Company issued 1,245 Warrants, with an exercise price of $4.89 per share, to AGCI on September 9, 1996.

  On March 31, 1996, the Company issued 20,450 Warrants to Randall C. Fowler, a director of the Company and a member of the Company's Compensation Committee, in exchange for consulting services rendered. These Warrants had an exercise price of $4.89 per share and Mr. Fowler exercised the Warrants on January 22, 1997. In addition, Mr. Fowler had subscribed to acquire 35,000 shares of Series A Preferred Stock in connection with the Company's private placement which occurred from September 1995 through March 1996. His subscription was in excess of the amount of the Series A Preferred Stock authorized by the Board of Directors. Consequently, the Company and Mr. Fowler agreed to convert his subscription into a $35,000 Phase II Bridge Note and 2,386 Phase II Bridge Warrants effective as of September 30, 1997.

  In December 1997, Mr. Fowler, holding $85,000 in principal amount of debt, agreed to exchange the principal on such debt for 8,947 shares of Series B Preferred Stock and the interest on such debt for 2,744 shares of Common Stock.

  On July 5, 1996, the Company issued 20,450 Warrants to Larry Wells, a director of the Company and a member of the Company's Compensation Committee, in exchange for consulting services rendered. These Warrants have an exercise price of $7.78 per share. On February 5, 1997, Mr. Wells exercised 12,863 Warrants. In addition, Mr. Wells had subscribed to acquire 42,500 shares of Series A Preferred Stock in connection with the Company's private placement which occurred from September 1995 through March 1996. His subscription was in excess of the amount of the Series A Preferred Stock authorized by the Board of Directors. Consequently, the Company and Mr. Wells agreed to convert his subscription into a $42,500 Phase II Bridge Note and 2,898 Phase II Bridge Warrants effective as of September 30, 1997.

  In December 1997, Mr. Wells, holding $297,500 in principal amount of debt (which includes (i) $50,000 in principal amount of debt held by Anacapa Ventures Partners and (ii) $205,000 in principal amount of debt held by Daystar Partners LP agreed to exchange the principal on such debt for 31,318 shares of Series B Preferred Stock and the interest on such debt for 8,855 shares of Common Stock.

  John Wells, a director of the Company and a member of the Company's Compensation Committee, had subscribed to acquire 15,000 shares of the Series A Preferred Stock in connection with the Company's private placement which occurred from September 1995 through March 1996. His subscription was in excess of the amount of the Series A Preferred Stock authorized by the Board of Directors. Consequently, the Company and Mr. Wells agreed to convert his subscription into a $15,000 Phase II Bridge Note and 1,023 Phase II Bridge Warrants effective as of September 30, 1997. Also, in May 1997 the Company granted an option to acquire 10,255 shares of Common Stock to Mr. Wells at an exercise price of $7.78 per share.

  In December 1997, Mr. Wells, holding $15,000 in principal amount of debt agreed to exchange the principal on such debt for 1,579 shares of Series B Preferred Stock and the interest on such debt for 650 shares of Common Stock.

  On October 1, 1996, the Company entered into an agreement with Sandra Sawyer, a former officer and director of the Company, and Villa Nova Management Co., Inc. ("Villa Nova"), a consulting firm controlled by Ms. Sawyer, whereby the consulting services of both were terminated. As consideration, the Company (i) agreed to pay up to $149,300 as a severance package to Villa Nova, of which $142,800 has been paid, (ii) allowed Villa Nova 90 days in which to exercise stock options to purchase 5,113 shares of Common Stock which had vested, which Villa Nova exercised, and (iii) issued to Villa Nova a warrant to purchase 5,113 shares of Common Stock at an exercise price of $4.89 per share. Sandra Sawyer is the President of Villa Nova. See "Business--Legal Proceedings."

  On October 21, 1997, the Company made a short-term personal loan to Michael
A. Barron, Chairman and Chief Executive Officer of the Company, in the amount of $112,500 which Mr. Barron repaid in November 1997. The loan accrued interest at ten percent per annum. The loan was made to Mr. Barron as an accommodation to bridge a short-term financial need pending his receipt of funds from a third-party source. The loan was approved by all of the non-employee directors of the Company.

  Compensation paid by the Company for Mr. Barron's services were paid to Eclipse Holdings, Inc., a consulting firm owned by Mr. Barron's domestic partner, Dianne David, until November 1, 1997 when Mr. Barron became an employee of the Company. Amounts paid to Eclipse equalled $113,000 in 1995, $120,000 in 1996 and $153,000 as of September 30, 1997. Compensation paid for the services of Robert Gottesman, the Company's Vice President, Information Technology, totalling $128,901 in fiscal 1996 was paid to Voyager Information Services, a consulting company owned by Mr. Gottesman. Since October 1996, the Company has paid Mr. Gottesman directly as an employee.

  In February 1998, Orin Kramer and Kramer Spellman, each of which beneficially owns more than 5% of the Company's Common Stock and holds $1,000,000 in principal amount of debt (which includes for each of them (i) $885,000 in principal amount of debt held by Boston Provident, (ii) $40,000 in principal amount of debt held by BP Institutional Partners, and (iii) $75,000 in principal amount of debt held by Maritime Global Subsidiary I, Ltd.), agreed to exchange the principal on such debt for 105,264 shares of Series B Preferred Stock and the interest on such debt for 24,014 shares of Common Stock.

  The Company has adopted a policy that transactions, other than compensation matters, between the Company and its executive officers, directors and affiliates, will be submitted to the Company's non-employee directors for approval.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock and Series A Preferred Stock as of December 31, 1997 by (i) each person who is known to the Company to beneficially own 5% or more of the outstanding shares of Common Stock and Series A Preferred Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers as a group.

                                                               SERIES A PREFERRED STOCK
                                                               -------------------------
                                          PERCENT OF SHARES
                           NUMBER OF     BENEFICIALLY OWNED     NUMBER OF    PERCENT OF
                             SHARES    -----------------------    SHARES       SHARES
                          BENEFICIALLY   BEFORE       AFTER    BENEFICIALLY BENEFICIALLY
NAME                        OWNED(1)   OFFERING(2) OFFERING(3)    OWNED       OWNED(4)
----                      ------------ ----------- ----------- ------------ ------------
Orin Kramer(5)..........    983,053       34.7%       16.0%          --            0%
Kramer Spellman(5)......    957,620       33.9%       15.6%          --            0%
Michael A. Barron(6)....    263,294       10.6%        4.6%          --            0%
Dianne D. David(6)......    216,644        8.3%        3.7%          --            0%
Larry Wells(7)..........     81,257        3.2%        1.4%          --            0%
Sandra S. Sawyer(8).....    139,743        5.6%        2.4%          --            0%
John D. Murray(9).......     44,369        1.8%          *           --            0%
Robert Gottesman(10)....     53,477        2.1%          *           --            0%
Randall C. Fowler(11)...     38,038        1.5%          *           --            0%
Michael Balter(12)......      6,391          *           *           --            0%
John Wells(13)..........      3,269          *           *           --            0%
Ronald Morck............        --           *           *           --            0%
All directors and
 executive officers as a
 group(9 persons).......    706,739       26.8%       11.7%          --            0%
Intel Corporation.......    124,695        4.8%        2.1%      500,000        22.2%
American Growth Capital
 Fund I, L.P.(14).......    194,276        7.5%        3.3%      350,000        15.6%
James M. Glockner.......     53,619        2.2%          *       215,000         9.5%

-------
   * Less than one percent.

 (1) Includes the number of shares and percentage ownership represented by such shares determined to be beneficially owned by a person in accordance with the rules of the Securities and Exchange Commission plus all additional options and warrants to purchase Common Stock exercisable at any time after 60 days from December 31, 1997. Also includes the number of shares of Common Stock into which the Series A Preferred Stock is convertible. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Such exercisable options are shown in the footnotes to this table for each such person. Also assumes the exchange of outstanding principal and accrued interest on outstanding debt for Series B Preferred Stock and Common Stock, respectively, and assumes that the respective investor participating in the exchange converts his Series B Preferred Stock into Common Stock. Each share of Series B Preferred Stock is convertible, at the option of the holder, into one share of Common Stock. The shares derived from the debt exchange are not deemed outstanding for purposes of computing the percentage ownership of any other person. All such shares derived from the debt exchange are shown in the footnotes to this table for each applicable investor. To the Company's knowledge, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.
 (2) Percentage calculation is based upon 2,471,086 shares including 259,091 shares of Common Stock issued in private placements subsequent to September 30, 1997.

 (3) Percentage calculation is based upon 5,771,086 shares consisting of (i) the shares considered outstanding as set forth in note 2 above and
     (ii) 3,300,000 shares of Common Stock to be issued in connection with the Offering.

 (4) Percentage calculation is based upon 2,043,000 shares of Series A Preferred Stock.

 (5) Includes: (i) 317,556 shares of Common Stock, 93,159 shares of Series B Preferred Stock and 19,141 shares of Common Stock issued (assuming the exchange of outstanding principal and interest on debt) and warrants to acquire 195,903 shares of Common Stock owned by Boston Provident Partners, L.P.; (ii) 34,561 shares of Common Stock and warrants to acquire 14,811 shares of Common Stock owned by Pine Boston Partners, L.P.; (iii) 35,924 shares of Common Stock and warrants to acquire 15,267 shares of Common Stock owned by International Charitable Interests II, L.P.; (iv) 39,712 shares of Common Stock; 4,211 shares of Series B Preferred Stock and 1,284 shares of Common Stock issued (assuming the exchange of outstanding principal and interest on debt) and warrants to acquire 19,816 shares of Common Stock owned by BP Institutional Partners, L.P.; (v) 64,031 shares of Common Stock and warrants to acquire 27,343 shares of Common Stock owned by BP Overseas Partners, L.P.; and (vi) 41,694 shares of Common Stock; 7,895 shares of Series B Preferred Stock and 2,424 shares of Common Stock issued (assuming the exchange of outstanding principal and interest on debt) and warrants to acquire 22,887 shares of Common Stock owned by Maritime Global Subsidiary I, Ltd. Mr. Kramer has voting and dispositive power over the above shares and warrants. The address for each of the above holders is 2050 Center St., Suite 300, Fort Lee, NJ 07024.

 (6) Includes 2,557 shares of Common Stock subject to options exercisable within 60 days of December 31, 1997. The address for this individual is 4590 MacArthur Blvd., Suite 175, Newport Beach, CA 92660.

 (7) Includes: (i) 21,580 shares of Series B Preferred Stock and 6,170 shares of Common Stock issued (assuming the exchange of the outstanding principal and interest on debt) and warrants to acquire 13,977 shares of Common Stock owned by Daystar Partners, L.P.; (ii) 5,264 shares of Series B Preferred Stock and 1,617 shares of Common Stock issued (assuming the exchange of the outstanding principal and interest on debt) and warrants to acquire 3,410 shares of Common Stock owned by Anacapa Ventures Partners; (iii) 12,862 shares of Common Stock owned by Daystar Fund II; and (iv) 4,474 shares of Series B Preferred Stock and 1,416 shares of Common Stock issued (assuming the exchange of outstanding principal and interest on debt) and warrants to acquire 7,589 shares of Common Stock exercisable within 60 days. Mr. Wells has voting and dispositive power over the above warrants and stock.

 (8) Includes: (i) 5,113 shares of Common Stock and warrants to acquire 5,113 shares of Common Stock exercisable within 60 days which are owned by Villa Nova Management Co., Inc.; and (ii) 129,517 shares of Common Stock owned by Tradenet Development Co., Ltd. S.A. de C.V.; with respect to which Ms. Sawyer has voting and dispositive power. The address for Ms. Sawyer is 4590 MacArthur Blvd., Suite 503, Newport Beach, CA 92660.

 (9) Consists of 44,369 shares of Common Stock subject to options exercisable within 60 days of December 31, 1997.

(10) Includes 45,399 shares of Common Stock subject to options exercisable within 60 days of December 31, 1997.

(11) Includes 8,947 shares of Series B Preferred Stock and 2,386 shares of Common Stock issued (assuming the exchange of the outstanding principal and interest on debt) and warrants to acquire 5,796 shares of Common Stock.

(12) Includes 6,391 shares of Common Stock subject to options exercisable within 60 days of December 31, 1997.

(13) Includes warrants to acquire 1,023 shares of Common Stock 1,579 shares of Series B Preferred Stock and 667 shares of Common Stock issued (assuming the exchange of outstanding principal and interest on debt).

(14) Includes 350,000 shares of Series A Preferred Stock which is convertible into 87,287 shares of Common Stock and warrants to acquire 55,921 shares of Common Stock.

                            REGISTERED STOCKHOLDERS

  Subject to certain lock-up arrangements, the Registered Stockholders may offer and sell the 1,042,096 shares of Common Stock owned by them on the American Stock Exchange in negotiated transactions or otherwise. The Company will not receive any proceeds from the sale of shares by the Registered Stockholders. See "Shares Eligible for Future Sale."

  Except as indicated below and for their ownership of Common Stock of the Company, the Registered Stockholders have no material relationship with the Company. The following table sets forth certain information regarding the Registered Stockholders and assumes that the Registered Stockholders sell all of the securities registered.

                                                         NUMBER OF    PERCENT OF
                                                           SHARES       SHARES
                          COMMON STOCK                  BENEFICIALLY BENEFICIALLY
                          BENEFICIALLY   COMMON STOCK   OWNED AFTER  OWNED AFTER
 REGISTERED STOCKHOLDER     OWNED(1)   TO BE REGISTERED   OFFERING     OFFERING
 ----------------------   ------------ ---------------- ------------ ------------
Orin Kramer(2)..........    983,053        619,432        363,621        26.0
Kramer Spellman,
 L.P.(2)................    957,620        601,649        355,971        25.5
Moore Global Investments
 Ltd.(3)................    301,868        102,251        199,617        14.3
Robert Merrick..........    105,268         88,913         16,355         1.2
Sundance Venture LP(4)..    122,525         40,900         81,625         5.8
Jeffrey Gendell(5)......     99,327         34,084         65,243         4.7
Remy Trafelet...........     38,012         26,674         11,338           *
American Growth Fund I,
 L.P....................    194,276         20,451        173,825        12.5
Larry Wells(6)..........     81,257         20,283         60,974         4.3
Ronald Ruben............     10,016          7,114          2,902           *
James Scibelli(7).......     19,817          6,818         12,999           *
Sunshine Charitable
 Trust..................      6,817          6,817             --          --
Randall Fowler(8).......     38,038          5,796         32,242         2.3
James Scullion(9).......     11,777          3,922          7,855           *
Vance Driscoll(10)......     10,090          3,410          6,680           *
Robert Weiss............      3,410          3,410             --          --
KSH Investment Group,
 Inc....................      3,409          3,409             --          --
Ronald Krinick..........      3,409          3,409             --          --
Mid-Lakes P/S Trust.....      3,409          3,409             --          --
Alfred Abiouness........      3,409          3,409             --          --
Windy City, Inc.........      3,409          3,409             --          --
Judy Shapiro............      3,409          3,409             --          --
Allenstown Investment
 Ltd. Corp..............      3,409          3,409             --          --
Paul and Judy Berkman
 JTWROS.................      3,409          3,409             --          --
KAM Group, Inc..........      3,409          3,409             --          --
Linda Bassin............      3,409          3,409             --          --
Edward S. Raskin Trust..      3,409          3,409             --          --
Harvey Greenfield.......      3,409          3,409             --          --
M.D. Funding............      3,409          3,409             --          --
Andrew Malik(11)........      5,146          1,706          3,440           *
Steven Nemirov(12)......      5,107          1,706          3,401           *
Joseph Bianco...........      1,705          1,705             --          --
Stanley Goldberg Revoca-
 ble Trust..............      1,364          1,364             --          --
John Wells(13)..........      3,269          1,023          2,246           *

--------

 (1) Assumes the exchange of outstanding principal and accrued interest on outstanding debt for Series B Preferred Stock and Common Stock, respectively, and assumes that the respective investor participating in the exchange converts his Series B Preferred Stock into Common Stock. Each share of Series B Preferred Stock is convertible, at the option of the holder, into one share of Common Stock. All such shares derived from the debt exchange are shown in the footnotes to this table for each applicable investor.

 (2) Includes: (i) 317,556 shares of Common Stock, warrants to acquire 195,903 shares of Common Stock and 112,297 shares of Common Stock (resulting from the exchange of certain debt and accrued interest for Series B Preferred Stock and Common Stock) owned by Boston Provident Partners, L.P.; (ii) 34,561 shares of Common Stock and warrants to acquire 14,811 shares of Common Stock owned by Pine Boston Partners, L.P.; (iii) 35,924 shares of Common Stock and warrants to acquire 15,267 shares of Common Stock owned by International Charitable Interests II, L.P.; (iv) 39,712 shares of Common Stock, warrants to acquire 19,816 shares of Common Stock and 5,495 shares of Common Stock (resulting from the exchange of certain debt and accrued interest for Series B Preferred Stock and Common Stock) owned by BP Institutional Partners, L.P.; (v) 64,031 shares of Common Stock and warrants to acquire 27,343 shares of Common Stock owned by BP Overseas Partners, L.P.; and (vi) 41,694 shares of Common Stock, warrants to acquire 22,887 shares of Common Stock and 10,309 shares of Common Stock

                                     66-1

      (resulting from the exchange of certain debt and accrued interest for Series B Preferred Stock and Common Stock) owned by Maritime Global Subsidiary I, Ltd. Mr. Kramer has voting and dispositive power over the above shares and warrants.

 (3) Includes 199,617 shares of Common stock (resulting from the exchange of certain debt and accrued interest for Series B Preferred Stock and Common Stock).

 (4) Includes 81,625 shares of Common Stock (resulting from the exchange of certain debt and accrued interest for Series B Preferred Stock and Common Stock).

 (5) Includes 65,243 shares of Common Stock (resulting from the exchange of certain debt and accrued interest for Series B Preferred Stock and Common Stock).

 (6) Includes: (i) warrants to acquire 13,977 shares of Common Stock and 27,675 shares of Common Stock (resulting from the exchange of certain debt and accrued interest for Series B Preferred Common Stock and Common Stock) owned by Daystar Partners, L.P.; (ii) warrants to acquire 3,410 shares of Common Stock and 6,880 shares of Common Stock (resulting from the exchange of certain debt and accrued interest for Series B Preferred Stock and Common Stock) owned by Anacapa Ventures Partners; (iii) 12,862 shares of Common Stock owned by Daystar Fund II, and (iv) warrants to acquire 2,898 shares of Common Stock and 5,964 shares of Common Stock (resulting from the exchange of certain debt and accrued interest for Series B Preferred Stock and Common Stock) and warrants to acquire 7,589 shares of Common Stock owned by Mr. Wells. Mr. Wells has voting and dispositive power over the above warrants and is a director of the Company.



 (7) Includes 12,999 shares of Common Stock (resulting from the exchange of certain debt and accrued interest for Series B Preferred Stock and Common Stock).

 (8) Includes 11,790 shares of Common Stock (resulting from the exchange of certain debt and accrued interest for Series B Preferred Stock and Common Stock). Mr. Fowler is a director of the Company.


 (9) Includes 7,855 shares of Common Stock (resulting from the exchange of certain debt and accrued interest for Series B Preferred Stock and Common Stock).

 (10) Includes 6,680 shares of Common Stock (resulting from the exchange of certain debt and accrued interest for Series B Preferred Stock and Common Stock).

 (11) Includes 3,440 shares of Common Stock (resulting from the exchange of certain debt and accrued interest for Series B Preferred Stock and Common Stock).

 (12) Includes 3,401 shares of Common Stock (resulting from the exchange of certain debt and accrued interest for Series B Preferred Stock and Common Stock).

 (13) Includes 2,246 shares of Common Stock (resulting from the exchange of certain debt and accrued interest for Series B Preferred Stock and Common Stock) and warrants to acquire 1,023 shares of Common Stock. Mr. Wells is a director of the Company.

                              PLAN OF DISTRIBUTION

  The 1,042,096 shares of Common Stock are being registered to permit public secondary sales of the registered Common Stock (the "Registered Shares") by the Registered Stockholders from time to time after the date of this Prospectus, 946,991 of which are subject to the terms of the Provisional Lock-Up Agreement. See "Shares Eligible for Future Sale." The Company has agreed to bear all expenses (other than any underwriting discounts, selling commissions and fees and expenses of counsel and other advisors to the Registered Stockholders) in connection with the registration and sale of the Registered Shares.

  The Company anticipates that the Registered Stockholders may sell all or a portion of the Registered Shares from time to time through a broker or brokers on the AMEX or in other over-the-counter market transactions at the then prevailing market price. The Registered Stockholders may also sell the Registered Shares in privately negotiated transactions, directly or through a broker or brokers, at a price and pursuant to other terms negotiated between the parties. In connection with all of these transactions, 946,991 of such shares are subject to the Provisional Lock-Up Agreement. See "Shares Eligible for Future Sale."

  Brokers effecting sales of the Registered Shares may receive customary brokerage commissions from the Registered Stockholders. Brokers or dealers engaged by the Registered Stockholders may arrange for other brokers or dealers to participate. In connection with such sales, the Registered Stockholders and brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act and may be deemed by the National Association of Securities Dealers to have received underwriting compensation for purposes of the Association's Rules of Fair Practice.

  Except for Moore Global Investments, Jeffrey Gendell, James Scibelli, KSH Investment Group, Inc., Ronald Krinick, Mid-Lakes P/S Trust, Alfred Abiouness, Windy City, Inc., Alan Shapiro, Allenstown Investment Ltd. Corp., Paul and Judy Berkman JTWROS, KAM Group, Inc., Linda Bassin, Ed S. Raskin TTEE, Harvey Greenfield, M.D. Funding, Joseph Bianco and Stanley Goldberg TTEE, each of the Registered Stockholders has agreed not to sell its Registered Shares except as permitted by the terms of the Provisional Lock-up Agreement. See "Shares Eligible for Future Sale."

                                      66-2

                         DESCRIPTION OF CAPITAL STOCK

REINCORPORATION

  The Company's predecessor was incorporated in the State of Nevada on December 31, 1992. In February 1998, the Company's predecessor reincorporated as a Delaware corporation named Virtual Mortgage Network, Inc., pursuant to a merger with and into a newly-formed and wholly owned Delaware subsidiary, with the Delaware subsidiary as the surviving corporation. As part of the reincorporation, the Company effectuated a 4.89-for-1 reverse stock split.

OUTSTANDING CAPITAL

  The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $.005 par value, 10,000,000 shares of Preferred Stock, $.001 par value, 2,250,000 shares of which have been designated as Series A Preferred Stock and 625,000 shares of which have been designated as Series B Preferred Stock.

COMMON STOCK

  Holders of Common Stock are entitled to receive such dividends as the Board may declare out of funds legally available for that purpose. Holders of Common Stock are entitled to one vote per share on all matters on which they are entitled to vote. Holders of Common Stock have no preemptive, conversion, redemption or sinking funds rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the outstanding Series A Preferred Stock and Series B Preferred Stock of the Company and any other series of Preferred Stock that the Company may issue in the future.

PREFERRED STOCK

  The Board is authorized to provide for the issuance of additional Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any series. Any Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any shares of Preferred Stock may have class or series voting rights. Issuances of Preferred Stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Common Stock, may have the effect of delaying, deterring or preventing a change in control of the Company without further action by the stockholders, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock, and may adversely affect the market price and the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any additional shares of Preferred Stock.

 Series A Preferred Stock

  The Company currently has 2,043,000 shares of Series A Preferred Stock outstanding. Each share of Series A Preferred Stock, as of the closing of the Offering, is convertible at the option of the holder into .249 shares of Common Stock, which number is subject to upward adjustment if the Company issues certain equity securities in the future for less than $4.01 per share. Holders of Series A Preferred Stock are entitled to receive dividends before any dividends are paid on the Company's Common Stock (which accrue at the rate of 10% per year and are not cumulative), hold a liquidation preference in the amount of $1.00 for each share of Series A Preferred Stock and hold the right to vote with the Common Stock on all matters submitted to the stockholders, with each holder having, as of the closing of the Offering, .249 votes per share of Series A Preferred Stock. So long as at least 1,500,000 shares of the Series A Preferred Stock is outstanding, the holders of a majority of the then outstanding shares of Series A Preferred Stock are entitled to elect one member of the Company's Board of Directors.

  After June 1, 1998, holders of a majority of the Series A Preferred Stock may require the Company to redeem the Series A Preferred Stock, if lawfully permitted to do so, at $1.10 per share. Holders of a majority of the outstanding Series A Preferred Stock also have the right to approve certain Company actions, including the sale or merger of the Company, certain amendments to the Company's Certificate of Incorporation and the declaration of dividends on the Company's Common Stock. Such voting and approval rights could have the effect of making a third party less willing to acquire a majority of the outstanding voting stock of the Company. In addition, the conversion of the Series A Preferred Stock into Common Stock, and the sale of such Common Stock into the market, could have a material adverse effect on the market value of the Common Stock although all such shares are subject to the Provisional Lock-Up Agreement. See "Shares Eligible for Future Sale." At December 31, 1996, the Company had received oversubscriptions with respect to 150,000 shares of Series A Preferred Stock. Subsequent to December 31, 1996, the oversubscriptions were converted into an aggregate of $100,000 in Phase II Bridge Notes (with 6,817 associated Phase II Bridge Warrants, in the aggregate) and 12,470 shares of Common Stock with the consents of the applicable investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

 Series B Preferred Stock

  Description. Concurrent with the closing of the Offering, the Company will issue 447,895 shares of Series B Preferred Stock. Each share of Series B Preferred Stock, as of the closing of the Offering, is convertible at the option of the holder into one share of Common Stock, which number is subject to upward adjustment in the event of any stock splits or stock dividends on the Common Stock. After all amounts payable to holders of Series A Preferred Stock have been paid, holders of Series B Preferred Stock are entitled to receive dividends prior to the payment of dividends on the Company's Common Stock (which accrue on a noncumulative basis at the rate of 9.9% per year). Holders of Series B Preferred Stock have a liquidation preference, after all liquidation amounts payable to holders of Series A Preferred Stock have been paid, in the amount of $9.50 for each share of Series B Preferred Stock. The Company may at any time, subject to the rights of the holders of Series A Preferred Stock, upon 30 days notice, require redemption of any outstanding shares of Series B Preferred Stock of the Company. The redemption price of shares of Series B Preferred Stock increases periodically from $9.975 per share at the closing of the Offering to $19.00 per share after February 1, 2005 and includes the payment of all accrued but unpaid dividends on the shares of Series B Preferred Stock subject to redemption. The Company may not redeem any shares of Series B Preferred Stock until the Company has offered to redeem the shares of Series A Preferred Stock. The holders of Series B Preferred Stock are not entitled to vote their shares on any matters submitted to a vote of Common Stockholders, except those matters required by law to be submitted to a class vote.

  Agreement. In February 1998, certain Phase I and Phase II Investors holding $4,255,000 in aggregate principal amount of Phase I and Phase II Bridge Notes, respectively, agreed to exchange their respective Phase I and Phase II Bridge Notes for the Company's Series B Preferred Stock and Common Stock upon the closing of the Offering. The principal on those Phase I and Phase II Bridge Notes will be exchanged for 447,895 shares of Series B Preferred Stock and the accrued interest on such notes will be exchanged for shares of the Company's Common Stock at $7.50 per share. Each of the Series B Preferred Shares is exchangeable into one share of the Company's Common Stock. On March 6, 1998, the accrued interest on those Phase I and Phase II Bridge Notes will be $867,120, exchangeable for 115,616 shares of the Company's Common Stock. The actual number of shares of the Company's Common Stock for which the interest will be exchanged will depend on when the closing of the Offering takes place.

REGISTRATION RIGHTS

  Pursuant to the Virtual Mortgage Network, Inc. Master Registration Rights Agreement (the "Registration Rights Agreement"), holders of 51,125 shares of Common Stock, 35,788 warrants to purchase Common Stock and 2,043,000 shares of Series A Preferred Stock that are presently convertible into 509,501 shares of Common Stock (the "Registrable Shares") or their transferees (the "Rights Holders") will have registration rights that entitle the holders to request that the Company include some or all of the shares owned by these holders, subject to certain conditions, in a Company registration of its securities under the Securities Act. Under the terms of the Registration Rights Agreement, if the Company proposes to register any of its securities under the Securities Act for its own account, the holders of Registrable Shares are entitled to receive written notice of the registration and are entitled to include, at the Company's expense, Registrable Shares therein. Holders of 60% of the Registrable Shares, excluding certain shares from the calculation, have demand rights for two registrations following the consummation of the Offering. The underwriters of any offering have the right, under specified conditions, to limit the number of Registrable Shares included in these registrations. All fees, costs and expenses for these registrations will be borne by the Company, with certain exceptions, provided that these holders will be required to bear their pro rata share of the underwriting discounts and commissions. All of the Rights Holders have agreed under the Provisional Lock-up Agreement not to sell shares of Common Stock or request registration with respect thereto, except as permitted by the Provisional Lock-up Agreement. See "Shares Eligible for Future Sale."

CERTAIN ANTI-TAKEOVER EFFECTS

  The provisions of the Certificate of Incorporation and the Bylaws of the Company summarized in the succeeding paragraphs may be deemed to have anti-takeover effects and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. However, certain of the following provisions may be limited or prohibited by the application of
Section 2115 of the California General Corporation Law described below.

  Classified Board of Directors. The Certificate of Incorporation divides the Board of Directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected at each annual meeting of stockholders.

  The classification of directors and provisions in the Certificate of Incorporation and Bylaws that limit the ability of stockholders to increase the size of the Board of Directors, together with provisions in the Bylaws that limit the ability of stockholders to remove directors and provisions in the Certificate of Incorporation that permit the remaining directors to fill any vacancies on the Board, will have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. As a result, two annual meetings of stockholders may be required for the stockholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believes that such a change would be desirable.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. The Company may reject a stockholder proposal or nomination that is not made in accordance with such procedures.

  Prohibition on Stockholder Action by Written Consent and Limitations on Calling Stockholder Meetings. The Bylaws prohibit stockholder action by written consent in lieu of a meeting, and provide that stockholder action can be taken only at an annual or special meeting of stockholders. The Bylaws provide that, subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders can be called only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Company. Stockholders are not permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders. Such provision may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board of Directors, the Chairman of the Board or the Chief Executive Officer of the Company.

  Section 203 of the Delaware General Corporation Law. Subject to certain exclusions summarized below, Section 203 of the Delaware General Corporation Law ("Section 203") prohibits any interested stockholder (an "Interested Stockholder") from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an Interested Stockholder. Interested Stockholder generally includes (i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation and (ii) any person who is an affiliate or associate of the corporation and who held 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person's status as an Interested Stockholder is determined. Subject to certain exceptions a "business combination" includes, among other things: (i) any merger or consolidation involving the corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;
(iii) any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the Interested Stockholder, except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the Interested Stockholder; and (v) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

  Section 203 does not apply to a business combination if (i) before a person became an Interested Stockholder, the board of directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder or the business combination, (ii) upon consummation of the transaction that resulted in the person becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commences (other than certain excluded shares), (iii) at the time of or following a transaction in which the person became an Interested Stockholder, the business combination was (a) approved by the board of directors of the corporation and
(b) authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder, or (iv) if the corporation elects not to be governed by Section 203.

  The provisions described above, together with the ability of the Board of Directors to issue Preferred Stock as described under "--Preferred Stock," may have the effect of delaying or deterring a change in the control or management of the Company.

APPLICATION OF THE CALIFORNIA GENERAL CORPORATION LAW TO THE COMPANY

  If the Company's equity securities are held by less than 800 stockholders, a majority of its outstanding shares are held by persons with California addresses and the Company has operational characteristics that indicate that it has significant contacts to California, the Company may be subject to
Section 2115 of the California Corporations Code. In such event, the Company would be subject to certain key provisions of the California General Corporation Law, including, without limitation, those provisions relating to the number of directors to be elected each year (all directors would be required to be elected each year under California law applicable to companies with less than 800 beneficial holders of their equity securities), the stockholders' right to cumulate votes at elections of directors (cumulative voting would be mandatory under California law applicable to companies with less than 800 beneficial holders of their equity securities), the stockholders' right to remove directors without cause (which under California law is subject to the stockholders' right to cumulative voting), the Company's ability to indemnify its officers, directors and employees (which generally is more limited in certain situations in California than in Delaware), the Company's ability to make distributions, dividends or repurchases (which generally is more restrictive in California than in Delaware), inspection of corporate records (which is generally more available in California than in Delaware), approval of certain corporate transactions, and dissenters' rights. After consultation with the Underwriters of the Offering, the

Company anticipates that it will have more than 800 stockholders following the completion of the Offering. If this is the case, the Company would not be subject to Section 2115 of the California Corporations Code as of the record date of its next annual meeting of stockholders (even if such section otherwise applied) if it continued to have 800 or more stockholders as of such date.

LIMITATION OF LIABILITY OF DIRECTORS

  The Certificate of Incorporation provides that the liability of the directors of the Company for monetary damages to the Company or its stockholders are eliminated to the fullest extent permissible under Delaware law.

  While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director's breach of such director's duty of care.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Certificate of Incorporation contains provisions authorizing the Company to indemnify its directors and officers to the fullest extent permitted by the laws of Delaware. In addition, the Company has entered into indemnity agreements with its directors and officers that require the Company to indemnify the directors and officers to the fullest extent permitted by applicable provisions of the Delaware General Corporation Law. The Company intends to explore alternatives for obtaining directors' and officers' insurance to cover certain liabilities, including liabilities under the Securities Act.

  The Company believes the foregoing provisions are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is U.S. Stock Transfer Corporation.

LISTING

  Application is being made to have the Company's Common Stock approved for quotation on the American Stock Exchange under the trading symbol "VMX."

                        SHARES ELIGIBLE FOR FUTURE SALE



  Sales of a substantial number of shares of the Company's Common Stock could have the effect of depressing the prevailing market price of its Common Stock. Upon completion of the Offering, the Company will have outstanding: (i) 5,771,086 shares of Common Stock (assuming no exercise of outstanding options or warrants after December 31, 1997); (ii) 2,043,000 shares of Series A Preferred Stock (which are convertible into 509,501 shares of Common Stock as of December 31, 1997); (iii) 447,895 shares of Series B Preferred Stock (which are initially convertible into 447,895 shares of Common Stock); (iv) 115,616 shares of Common Stock to be issued upon the exchange of interest outstanding on certain debt upon the closing of the Offering assuming a March 6, 1998 effective date; (v) warrants to acquire 509,759 shares of Common Stock; (vi) non-employee director and employee stock options to acquire 375,677 shares of Common Stock; and (vii) employee stock options to acquire 552,800 shares of Common Stock (such options to be granted concurrently with the closing of the Offering).

  Of the 5,771,086 shares of Common Stock: (i) 3,300,000 shares to be sold in the Offering (3,795,000 if the Underwriters' over-allotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, unless purchased by Affiliates of the Company, as that term is defined in Rule 144 of the Securities Act ("Rule 144"), which shares will be subject to the resale limitations of Rule 144;
(ii) 1,042,096 shares will be registered concurrently with the Offering and under the registration statement of which this Prospectus forms a part (of which shares 946,991 are subject to the Provisional Lock-up Agreement and 95,105 will be freely transferable immediately); and (iii) 1,428,990 shares will be "Restricted Securities" as that term is defined under Rule 144 (the "Restricted Shares") and may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act.

  With respect to the 1,428,990 Restricted Shares, holders of 1,234,706 shares are subject to the Provisional Lock-up Agreement and holders of the remaining 194,284 shares are not subject to the Provisional Lock-up Agreement and therefore such shares will be eligible for resale upon the expiration of their respective one year holding period under Rule 144.

  In addition, the following shares of Common Stock issuable upon certain events are subject to the Provisional Lock-up Agreement: (i) all 509,501 shares of Common Stock issuable upon the conversion of 2,043,000 shares of Series A Preferred Stock; (ii) 384,747 of the 447,895 shares of Common Stock issuable upon the conversion of 447,895 shares of Series B Preferred Stock;
(iii) 100,548 of the 115,616 shares of Common Stock issuable upon the exchange of accrued interest on certain debt; (iv) 498,399 of the 509,759 shares of Common Stock issuable upon the exercise of outstanding warrants; (v) all 375,677 shares of Common Stock issuable upon the exercise of outstanding non-employee director and employee stock options; and (vi) all 552,800 shares of Common Stock issuable upon the exercise of employee stock options that will be granted concurrently with the closing of the Offering.

  Under the terms of the Provisional Lock-up Agreement, holders of Common Stock and related securities of the Company have agreed not to sell such securities for up to 24 months following the effective date of the Offering, without the consent of Barington, except that (i) the 24 month period shall be reduced to 12 months, if the closing sale price of the Common Stock on the AMEX has been at least 200% of the initial public offering price per share of Common Stock for a period of 20 consecutive trading days ending within five days of the date of such sale, and such sale is completed at a price in excess of 200% of the initial public offering price per share of Common Stock (the "Stock Price Out") and (ii) each such holder may sell up to 50% of such holder's shares of Common Stock commencing 18 months following the effective date of the Offering, without regard to the market price of the Common Stock. In addition, the Company has agreed, subject to limitations, not to sell any shares of Common Stock for 24 months following the effective date of the Offering, without the consent of Barington, except as permitted under the Stock Price Out to the Provisional Lock-up Agreement. See "Underwriting."

  The Company is currently seeking to obtain Provisional Lock-up Agreements from the remaining security holders, however there can be no assurance that such Provisional Lock-up Agreements will be obtained. If Provisional Lock-up Agreements are not obtained from such security holders, then the 283,894 shares of

Common Stock that are not registered (including shares of Common Stock issuable upon the conversion of Preferred Stock, the exchange of accrued interest and the exercise of warrants) will be eligible for sale upon the expiration of their respective one year holding period under Rule 144, and the 95,105 shares of Common Stock that are registered will be freely transferable immediately.

  The Company has been advised by Barington that it has no general policy with respect to granting releases from such lock-up agreements. Barington may in its discretion and without notice to the public, waive the lock-up and permit sales prior to the expiration of the lock-up period. In the event Barington releases all of the security holders from the Provisional Lock-up Agreement:
(i) 1,042,096 shares of Common Stock will be freely transferable immediately;
(ii) 3,011,761 shares of Common Stock (including shares of Common Stock issuable upon the conversion of Preferred Stock, the exchange of accrued interest and the exercise of warrants) will be subject to the resale limitations of Rule 144; (iii) 10,225 shares of Common Stock issuable upon the exercise of options granted outside of the 1995 Plan and 1997 Plan will be subject to the resale limitations of Rule 144; and (iv) all of the Common Stock issuable upon the exercise of options granted pursuant to the Company's 1995 Plan and 1997 Plan will be subject to the resale limitations of Rule 701 adopted under the Securities Act and may be subject to volume limitations imposed by Rule 144.

  In addition, Intel, holding 500,000 shares of the outstanding shares of Series A Preferred Stock convertible into 124,689 shares of Common Stock, has agreed under the terms of a four-month lock-up agreement, not to sell such stock for four months following the effective date of the Offering, without the consent of Barington. Thereafter, Intel may sell or otherwise convey such stock in private transactions, provided that any proposed transferee agrees to be bound by the Provisional Lock-up Agreement.



  Pursuant to the Registration Rights Agreement, holders of 51,125 shares of Common Stock, 35,788 shares of Common Stock issuable upon the exercise of warrants and 509,501 shares of Common Stock issuable upon conversion of 2,043,000 shares of Series A Preferred Stock or their transferees will have registration rights that entitle the holders to request that the Company include some or all of the shares owned by these holders, subject to certain conditions, in a Company registration of its securities under the Securities Act. Under the terms of the Registration Rights Agreement, if the Company proposes to register any of its securities under the Securities Act for its own account, the holders of such shares are entitled to receive written notice of the registration and are entitled to include, at the Company's expense, such shares therein. Holders of 60% of such shares, excluding certain shares from the calculation, have demand rights for two registrations following the consummation of the Offering. The underwriters of any offering have the right, under specified conditions, to limit the number of such shares included in these registrations. All fees, costs and expenses for these registrations will be borne by the Company, with certain exceptions, provided that these holders will be required to bear their pro rata share of the underwriting discounts and commissions. Except for the four month lock-up entered into by Intel, all of the Rights Holders have agreed under the Provisional Lock-up Agreement not to sell shares of Common Stock or request registration with respect thereto, except as permitted by the Provisional Lock-up Agreement.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding (approximately 57,711 shares immediately after the Offering) or (ii) the average weekly trading volume of the Company's Common Stock on the AMEX during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least two years is entitled to sell those shares pursuant to Rule 144(k) without regard to the limitations and requirements described above.

  Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits Affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-Affiliates may sell the shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this Prospectus before selling their shares.

  As of September 30, 1997, options to purchase a total of 375,677 shares of Common Stock were outstanding (of which options to purchase 114,761 shares were then exercisable), and all of the total shares issuable pursuant to these exercisable options are subject to Provisional Lock-up Agreements with the Representatives. An additional 1,000,000 shares of Common Stock are available for future grants under the Company's 1997 Performance Award Plan. See "Management--Stock Option Plans."

  The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options and Common Stock issuable pursuant to the Company's stock option plans that do not qualify for an exemption under Rule 701 from the registration requirements of the Securities Act. The Company expects to file these registration statements approximately 90 days following the date of this Prospectus, and the registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to Affiliates and subject to the Provisional Lock-up Agreement, to the extent applicable.

  Prior to the Offering, there has been no public market for the Common Stock of the Company, and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the trading price of the Common Stock. Nevertheless, sales of substantial amounts of Common Stock in the public market, or the perception that these sales could occur, could adversely affect the trading price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. Sales of substantial amounts of Common Stock under Rule 144, Regulation S or otherwise, or even the potential for such sales, could depress the market price of the Common Stock, and could impair the Company's ability to raise capital through the sale of its equity securities. See "Underwriting" and "Description of Capital Stock."

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Company and each of the Underwriters, for whom Barington Capital Group, L.P. and Value Investing Partners, Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company the aggregate number of shares of Common Stock set forth opposite their names below:

                                                                        NUMBER
UNDERWRITERS                                                           OF SHARES
------------                                                           ---------
Barington Capital Group, L.P..........................................
Value Investing Partners, Inc.........................................
                                                                       ---------
  TOTAL............................................................... 3,300,000
                                                                       =========

  The Common Stock is being sold on a firm commitment basis. The Underwriting Agreement provides, however, that the obligations of the several Underwriters are subject to certain conditions precedent. The Underwriters are committed to purchase all the Common Stock offered hereby if any is purchased. The Representatives have informed the Company that they do not expect to sell any Common Stock to any account over which they have discretionary authority.

  The Representatives have advised the Company that the Underwriters propose to offer the Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and to selected
dealers at that price, less a concession of not more than $.   per share. The
Underwriters may allow, and such dealers may re-allow, a discount of not more
than $.   per share on sales to certain other dealers. After the initial public offering, the price to the public of the Common Stock and the other terms may be changed.

  The Company has granted the Underwriters an option, exercisable during the 45-day period following the date of this Prospectus, to purchase up to 495,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount (the "Over-Allotment Option"). The Underwriters may exercise such option only for the purpose of covering any over-allotments in the sale of shares of Common Stock offered by this Prospectus.

  The Company has agreed to indemnify the Underwriters against certain liabilities, losses and expenses, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Company has agreed to pay the Representatives a non-accountable expense allowance of 3% of the gross proceeds from the sale of the Common Stock (including the proceeds of the sale of any shares of Common Stock to cover over-allotments), of which $50,000 has been paid to date.

  Except in connection with acquisitions, the exercise of options to purchase up to 1,409,000 shares of Common Stock that may be granted or issued under the Company's stock option plans or certain underwritten public offerings effected six months after the effective date of the Offering, the Company has agreed for a period of 24 months from the effective date of the Offering, that it will not offer, issue, sell, contract to sell, grant any option for the sale of or otherwise dispose of, or purchase any shares of Common Stock or other equity securities of the Company without the prior written consent of Barington, except as permitted under the Stock Price Out to the Provisional Lock-up Agreement. In addition, the officers, directors and stockholders of the Company have agreed, under the terms of the Provisional Lock-up Agreement, that they will not offer, sell or otherwise dispose of any shares of Common Stock or other equity securities of the Company owned by them to the public for a period of up to 24 months from the effective date of the Offering, without the prior written consent of Barington. Under the terms of the Provisional Lock-up Agreement, any stockholder may (i) sell shares of Common Stock commencing 12 months after the effective date of the Offering in the event that the closing sale price of the Common Stock on the AMEX has been at least 200% of the initial public offering price per share of Common Stock for a period of 20 consecutive trading days ending within five days of the date of such sale, and such sale is completed at a price in excess of 200% of the initial public offering price per share of Common Stock and (ii) sell up to 50% of such stockholder's shares of Common Stock commencing 18 months following the effective date of the Offering, without regard to the market price of the Common Stock. Barington may, in its discretion and without notice to the public, waive these lock-up agreements and permit holders otherwise agreeing to lock up their shares to sell any or all of their shares. See "Shares Eligible for Future Sale."

  The Company has granted Value Investing Partners, Inc. ("VIP") a right of first refusal on terms no more favorable than can be obtained elsewhere, for a period of 24 months from the date of this Prospectus with respect to acting as a broker, dealer, underwriter or advisor of any sale of securities for cash to be made by the Company or any of its present or future subsidiaries.

  The Representatives are entitled to appoint one member of the Company's Board of Directors, which member may be a director, officer, employee or affiliate of the Representatives, and is also entitled to observer status at any Board meeting held during the 24 months immediately following the date of this Prospectus. The Representatives do not presently intend to appoint a member of the Company's Board of Directors.

  In connection with the Offering, the Company shall issue to the Representatives, for nominal consideration, warrants (the "Representative Warrants") to purchase from the Company 10,000 shares of Common Stock for every 100,000 shares of Common Stock sold in the Offering. The Representative Warrants are initially exercisable at a per share price equal to 165% of the public offering price for a period of five years commencing on the effective date of this Offering and are restricted from sale, transfer, assignment or hypothecation for a period of 24 months from the date hereof, except to officers and/or employees of the Representatives or to other Underwriters and their respective officers and/or employees. The demand registration rights granted to the Representatives pursuant to the Representative Warrants will expire five years from the date of this Prospectus.

  VIP received cash compensation in connection with certain private placements of Common Stock prior to the Offering.

  Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that a market will develop or be sustained following the Offering. The initial public offering price of the Common Stock was determined by negotiations among the Representatives and the Company. The factors considered in determining the initial public offering price were an assessment of the prospects for the Company, an assessment of the industry in which the Company operates, an assessment of management, the number of shares of Common Stock offered and the price that purchasers of such shares might be expected to pay, given the nature of the Company and the general condition of the securities markets at the time of the Offering. Accordingly, the offering price set forth on the cover page of this Prospectus should not necessarily be considered an indication of the actual value of the Company or the Common Stock.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by O'Melveny & Myers LLP, Newport Beach, California. Certain legal matters will be passed upon for the Underwriters by Reid & Priest LLP, New York, New York.

                                    EXPERTS

  The consolidated financial statements of Virtual Mortgage Network, Inc. (a development stage Company) included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report which includes an explanatory paragraph that states substantial doubt about Virtual Mortgage Network, Inc.'s ability to continue as a going concern, as described in Note 1 to its consolidated financial statements.

  The financial statements of Sutter Mortgage Corporation included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report which includes an explanatory paragraph that states substantial doubt about Sutter Mortgage Corporation's ability to continue as a going concern, as described in Note 1 to its financial statements.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), of which this Prospectus forms a part, covering the Common Stock to be sold pursuant to the Offering. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Additional information, exhibits and undertakings can be inspected at and obtained from the Commission at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at certain regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 13th Floor, 7 World Trade Center, New York, New York, 10048. Copies of the material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Electronic filings made through the Electronic Data Gathering Analysis and Retrieval System are publicly available through the Commission's Web Site (http://www.sec.gov). For additional information with respect to the Company, the Common Stock and related matters and documents, reference is made to the Registration Statement and the exhibits thereto. Statements contained herein as to the contents of any contract or any other document referred to are not necessarily complete and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. Each statement is qualified in its entirety by such reference.

  The Company intends to furnish to its stockholders annual reports containing consolidated financial statements audited by an independent public accounting firm and will make available to its stockholders quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                         VIRTUAL MORTGAGE NETWORK, INC.

                                                                            PAGE
                                                                            ----
Report of Independent Public Accountants................................... F-2
Consolidated Balance Sheets................................................ F-3
Consolidated Statements of Operations...................................... F-4
Consolidated Statements of Stockholders' Deficit........................... F-5
Consolidated Statements of Cash Flows...................................... F-6
Notes to Consolidated Financial Statements................................. F-7

                          SUTTER MORTGAGE CORPORATION

                                                                            PAGE
                                                                            ----
Report of Independent Public Accountants................................... F-17
Balance Sheets............................................................. F-18
Statements of Operations and Accumulated Deficit........................... F-19
Statements of Cash Flows................................................... F-20
Notes to Financial Statements.............................................. F-21

  The accompanying consolidated financial statements retroactively reflect a one for 4.89 reverse stock split of the Company's common stock approved by the Company's Board of Directors in October 1997 and by the shareholders of the Company, but which has not yet been consummated. The opinion below is in the form which will be signed by Arthur Andersen LLP upon consummation of the reverse stock split, which is described in Note 9 of the Notes to the Consolidated Financial Statements, and assumes that from April 18, 1997 to the date of such reverse stock split, no other events shall have occurred that would affect the accompanying financial statements and notes thereto.

                                          ARTHUR ANDERSEN LLP

Orange County, California

February 11, 1998

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of VIRTUAL MORTGAGE NETWORK, INC.:

  We have audited the accompanying consolidated balance sheets of VIRTUAL MORTGAGE NETWORK, INC. (a Nevada corporation in the development stage) and subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from inception (March 2, 1995) to December 31, 1995, the year ended December 31, 1996 and for the period from inception (March 2, 1995) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virtual Mortgage Network, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the period from inception (March 2, 1995) to December 31, 1995, the year ended December 31, 1996 and for the period from inception (March 2, 1995) to December 31, 1996, in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, as of December 31, 1996, the Company has a working capital deficit and stockholders' deficit and has incurred a cumulative net loss of $8,524,998. The Company's losses are expected to continue for the foreseeable future until such time as the Company is able to successfully establish, operate and sufficiently expand its video-conferencing system. Should its proposed public offering not be completed, the Company would be required to seek alternative sources of financing to develop its video-conferencing system and support its operations. Such sources of financing could include equity financing or debt offerings. There can be no assurance that such additional funding will be available on acceptable terms, if at all, or that such funds, if raised, would enable the Company to achieve sufficient revenue levels and maintain profitable operations. These matters raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets that might result from the outcome of these uncertainties.

                                          ARTHUR ANDERSEN LLP

Orange County, California
April 18, 1997

                VIRTUAL MORTGAGE NETWORK, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                                                                   SEPTEMBER
                                             DECEMBER 31,             30,
                                        ------------------------  ------------
                                           1995         1996          1997
                                        -----------  -----------  ------------
                                                                  (UNAUDITED)
                ASSETS
                ------
CURRENT ASSETS:
  Cash................................. $    22,222  $    39,638  $     97,210
  Prepaid expenses and other current
   assets..............................      11,034       90,081        60,439
  Note receivable......................         --           --        500,000
  Deferred offering costs..............         --       179,254       460,857
  Deferred acquisition costs...........         --           --        264,565
                                        -----------  -----------  ------------
    Total current assets...............      33,256      308,973     1,383,071
                                        -----------  -----------  ------------
PROPERTY AND EQUIPMENT.................     309,907      612,394       773,038
  Less-accumulated depreciation and
   amortization........................      31,278      156,152       352,246
                                        -----------  -----------  ------------
                                            278,629      456,242       420,792
                                        -----------  -----------  ------------
OTHER ASSETS...........................      12,082       15,229        25,971
                                        -----------  -----------  ------------
                                           $323,967  $   780,444  $  1,829,834
                                        ===========  ===========  ============
 LIABILITIES AND STOCKHOLDERS' DEFICIT
 -------------------------------------
CURRENT LIABILITIES:
  Notes payable........................ $   250,000  $ 3,742,333  $  6,023,000
  Accounts payable.....................     137,006    1,121,479     1,474,997
  Accrued liabilities..................     145,006      460,066     1,307,832
  Capital lease obligation, short
   term................................         --           --         10,759
                                        -----------  -----------  ------------
    Total current liabilities..........     532,012    5,323,878     8,816,588
                                        -----------  -----------  ------------
  Capital lease obligation, long term
   ....................................         --           --         19,725
                                        -----------  -----------  ------------
    Total liabilities..................     532,012    5,323,878     8,836,313
                                        -----------  -----------  ------------
REDEEMABLE SERIES A PREFERRED STOCK,
 $.001 par value; 2,250,000 shares
 authorized; 1,426,500 shares issued
 and outstanding at December 31, 1995;
 2,250,000 shares issued and
 outstanding at December 31, 1996 and
 at September 30, 1997.................   1,133,272    2,017,064     2,017,064
                                        -----------  -----------  ------------
COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS' DEFICIT:
  Common stock, $.005 par value;
   25,000,000 shares authorized;
   664,623 shares issued and
   outstanding at December 31, 1995;
   707,568 shares issued and
   outstanding at December 31, 1996 and
   1,668,074 shares issued and
   outstanding at September 30, 1997...       3,250        3,460         7,151
  Additional paid-in capital...........     227,800      600,760     5,935,310
  Warrants.............................         --     1,422,750     1,566,500
  Deferred compensation................     (28,117)     (62,470)      (57,837)
  Deficit accumulated during
   development stage...................  (1,544,250)  (8,524,998)  (16,474,667)
                                        -----------  -----------  ------------
    Total stockholders' deficit........  (1,341,317)  (6,560,498)   (9,023,543)
                                        -----------  -----------  ------------
                                        $   323,967  $   780,444  $  1,829,834
                                        ===========  ===========  ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                VIRTUAL MORTGAGE NETWORK, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                           INCEPTION
                           (MARCH 2,                 INCEPTION     NINE-MONTH PERIODS
                           1995) TO    YEAR ENDED    (MARCH 2,            ENDED               INCEPTION
                           DECEMBER     DECEMBER     1995) TO         SEPTEMBER 30,        (MARCH 2, 1995)
                              31,          31,       DECEMBER    ------------------------  TO SEPTEMBER 30,
                             1995         1996       31, 1996       1996         1997            1997
                          -----------  -----------  -----------  -----------  -----------  ----------------
                                                                       (UNAUDITED)           (UNAUDITED)
REVENUES................  $     2,416  $   123,119  $   125,535  $    61,199  $   689,324    $    814,859
OPERATING EXPENSES:
  Loan production
   costs................          --       909,010      909,010      557,287    1,418,171       2,327,181
  Technology
   development..........      169,100      532,050      701,150      393,095      677,031       1,378,181
  Sales and marketing...      387,001    1,667,005    2,054,006      930,083    1,604,745       3,658,751
  General and
   administrative.......      993,743    3,344,576    4,338,319    2,224,968    3,011,167       7,349,486
                          -----------  -----------  -----------  -----------  -----------    ------------
                            1,549,844    6,452,641    8,002,485    4,105,433    6,711,114      14,713,599
                          -----------  -----------  -----------  -----------  -----------    ------------
    Loss from
     operations.........   (1,547,428)  (6,329,522)  (7,876,950)  (4,044,234)  (6,021,790)    (13,898,740)
INTEREST INCOME
 (EXPENSE)..............        5,363     (695,904)    (690,541)    (165,749)  (1,882,245)     (2,572,786)
OTHER INCOME (EXPENSE)..       (2,185)      44,678       42,493        4,422      (45,634)         (3,141)
                          -----------  -----------  -----------  -----------  -----------    ------------
  Net loss..............  $(1,544,250) $(6,980,748) $(8,524,998) $(4,205,561) $(7,949,669)   $(16,474,667)
                          ===========  ===========  ===========  ===========  ===========    ============
Pro forma net loss per
 share..................               $     (6.81)              $     (4.44) $     (5.43)
                                       ===========               ===========  ===========
Pro forma weighted
 average number of
 shares outstanding.....                 1,025,254                   947,332    1,463,989
                                       ===========               ===========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                VIRTUAL MORTGAGE NETWORK, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                  DEFICIT
                           COMMON STOCK                                         ACCUMULATED
                         -----------------             ADDITIONAL                  DURING         TOTAL
                         NUMBER OF                      PAID-IN      DEFERRED   DEVELOPMENT   STOCKHOLDERS'
                          SHARES    AMOUNT   WARRANTS   CAPITAL    COMPENSATION    STAGE         DEFICIT
                         ---------  ------  ---------- ----------  ------------ ------------  -------------
BALANCE, March 2, 1995
 (inception)............       --   $  --   $      --  $      --    $     --    $        --    $       --
  Issuance of common
   stock at $0.005 to
   founders in March
   1995.................   511,248   2,500         --      (2,000)        --             --            500
  Issuance of common
   stock at $1.23 for
   services related to
   sale of Series A
   Preferred Stock in
   March 1995...........    51,125     250         --      62,250         --             --         62,500
  Issuance of common
   stock options at
   $1.23 to employees in
   March 1995...........       --      --          --      37,470     (37,470)           --            --
  Amortization of
   deferred
   compensation.........       --      --          --         --        9,353            --          9,353
  Issuance of common
   stock at $1.23 to
   employees for
   services in December
   1995.................   102,250     500         --     130,080         --             --        130,580
  Net loss..............       --      --          --         --          --      (1,544,250)   (1,544,250)
                         ---------  ------  ---------- ----------   ---------   ------------   -----------
BALANCE, December 31,
 1995...................   664,623   3,250         --     227,800     (28,117)    (1,544,250)   (1,341,317)
                         ---------  ------  ---------- ----------   ---------   ------------   -----------
  Issuance of common
   stock for cash at
   $4.89 in April 1996..     2,045      10         --       9,990         --             --         10,000
  Common stock issued at
   $6.12 for services
   rendered in December
   1996.................    40,900     200         --     244,220         --             --        244,420
  Fair value of warrants
   issued ($6.12) in
   connection with notes
   payable from June
   through December
   1996.................       --      --    1,408,000        --          --             --      1,408,000
  Issuance of warrants
   at $6.12 pursuant to
   settlement agreement
   in October 1996......       --      --       14,750        --          --             --         14,750
  Deferred compensation
   on options issued to
   employees............       --      --          --     118,750    (118,750)           --            --
  Amortization of
   deferred
   compensation.........       --      --          --         --       84,397            --         84,397
  Net loss..............       --      --          --         --          --      (6,980,748)   (6,980,748)
                         ---------  ------  ---------- ----------   ---------   ------------   -----------
BALANCE, December 31,
 1996...................   707,568   3,460   1,422,750    600,760     (62,470)    (8,524,998)   (6,560,498)
                         =========  ======  ========== ==========   =========   ============   ===========
  Exercise of employee
   stock options at
   $0.005 in January
   1997.................    15,337      75         --         --          --             --             75
  Exercise of warrants
   at $4.89 in January
   1997.................    20,450     100         --      99,900         --             --        100,000
  Exercise of warrants
   at $7.78 in February
   1997.................    12,863      62         --      99,938         --             --        100,000
  Issuance of common
   stock in February
   1997
   at $5.63.............   533,476   1,885         --   2,998,115         --             --      3,000,000
  Issuance of common
   stock in June 1997
   at $5.63.............   172,774     611         --     967,633         --             --        968,244
  Repurchase of
   restricted stock at
   initial grant price
   of $0.005 in June
   1997.................      (410)     (2)        --         --          --             --             (2)
  Fair value of warrants
   issued ($5.63) in
   conjunction with
   notes payable from
   July to September
   1997.................       --      --      143,750        --          --             --        143,750
  Issuance of common
   stock July through
   September 1997 at a
   price of $5.63.......   206,016     960         --   1,168,964         --             --      1,169,924
  Amortization of
   deferred
   compensation.........       --      --          --         --        4,633            --          4,633
  Net loss..............       --      --          --         --                  (7,949,669)   (7,949,669)
                         ---------  ------  ---------- ----------   ---------   ------------   -----------
BALANCE, September 30,
 1997................... 1,668,074  $7,151  $1,566,500 $5,935,310   $ (57,837)  $(16,474,667)  $(9,023,543)
                         =========  ======  ========== ==========   =========   ============   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                VIRTUAL MORTGAGE NETWORK, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           INCEPTION                 INCEPTION
                           (MARCH 2,                 (MARCH 2,     NINE-MONTH PERIODS        INCEPTION
                           1995) TO    YEAR ENDED    1995) TO             ENDED              (MARCH 2,
                           DECEMBER     DECEMBER     DECEMBER         SEPTEMBER 30,           1995) TO
                              31,          31,          31,      ------------------------  SEPTEMBER 30,
                             1995         1996         1996         1996         1997          1997
                          -----------  -----------  -----------  -----------  -----------  -------------
                                                                       (UNAUDITED)          (UNAUDITED)
CASH FLOWS FROM
OPERATING ACTIVITIES:
 Net loss...............  $(1,544,250) $(6,980,748) $(8,524,998) $(4,205,561) $(7,949,669) $(16,474,667)
 Adjustments to
 reconcile net loss to
 net cash used in
 operating activities:
  Depreciation and
   amortization.........       31,278      168,147      199,425      126,852      196,094       395,519
  Compensation expense
   on common stock,
   options and warrants
   issued...............      193,580      259,170      452,750      167,511      143,750       596,500
  Amortization of
   deferred
   compensation.........        9,353       84,397       93,750       25,508        4,633        98,383
  Amortization of
   discount on notes
   payable..............          --       397,393      397,393       22,528    1,010,667     1,408,060
 Changes in operating
  assets and
  liabilities:
  (Increase) decrease in
   prepaid expenses and
   other current
   assets...............      (11,034)       7,620       (3,414)    (106,614)      29,642        26,228
  Increase in deferred
   offering costs.......          --      (179,254)    (179,254)    (134,756)    (281,603)     (460,857)
  Increase in deferred
   acquisition costs....          --           --           --           --      (264,565)     (264,565)
  Increase in other
   assets...............      (12,082)      (3,147)     (15,229)         --       (10,742)      (25,971)
  Increase in accounts
   payable..............      137,006      984,473    1,121,479      198,337      353,518     1,474,997
  Increase in accrued
   liabilities..........      145,006      315,060      460,066      235,390      847,766     1,307,832
                          -----------  -----------  -----------  -----------  -----------  ------------
    Net cash used in
     operating
     activities.........   (1,051,143)  (4,946,889)  (5,998,032)  (3,670,805)  (5,920,509)  (11,918,541)
CASH FLOWS FROM
INVESTING ACTIVITIES:
 Increase in note
  receivable............          --           --           --           --      (500,000)     (500,000)
 Purchase of property
  and equipment.........     (309,907)    (302,487)    (612,394)    (240,683)    (160,644)     (773,038)
                          -----------  -----------  -----------  -----------  -----------  ------------
    Net cash used in
     investing
     activities.........     (309,907)    (302,487)    (612,394)    (240,683)    (660,644)   (1,273,038)
                          -----------  -----------  -----------  -----------  -----------  ------------
CASH FLOWS FROM
FINANCING ACTIVITIES:
 Net proceeds from
  issuance of preferred
  stock.................    1,133,272      883,792    2,017,064      742,742          --      2,017,064
 Net proceeds from
  issuance of notes
  payable...............      250,000    4,373,000    4,623,000    3,403,000    1,270,000     5,893,000
 Net proceeds from
  issuance of common
  stock.................          --        10,000       10,000       10,000    5,338,241     5,348,241
 Obligations under
  capital lease.........          --           --           --           --        30,484        30,484
                          -----------  -----------  -----------  -----------  -----------  ------------
    Net cash provided by
     financing
     activities.........    1,383,272    5,266,792    6,650,064    4,155,742    6,638,725    13,288,789
                          -----------  -----------  -----------  -----------  -----------  ------------
NET INCREASE IN CASH....       22,222       17,416       39,638      244,254       57,572        97,210
CASH, at beginning of
 period.................          --        22,222          --        22,222       39,638           --
                          -----------  -----------  -----------  -----------  -----------  ------------
CASH, at end of period..  $    22,222  $    39,638  $    39,638  $   266,476  $    97,210  $     97,210
                          ===========  ===========  ===========  ===========  ===========  ============

  SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:

    During March 1995, 10,225 shares of common stock were issued to three stockholders in exchange for $500 in notes receivable.

    During March 1995, 51,125 shares of common stock valued at $62,500 were issued for services related to the issuance of preferred stock and were recorded as a reduction of the proceeds.

    During May and June 1996, warrants were granted in connection with bridge financings with an estimated fair market value of $1,408,000, which is included as a discount to the related notes payable.

  The accompanying notes are an integral part of these consolidated financial statements.

                VIRTUAL MORTGAGE NETWORK, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1995 AND 1996

1. COMPANY BACKGROUND AND SIGNIFICANT RISK FACTORS

  Virtual Mortgage Network, Inc. (the Company), a development stage company, was incorporated under the name of Dental Centers of America, Inc. in Nevada on December 31, 1992. The Company was inactive until March 2, 1995 and effective November 17, 1995, the Company changed its name to Virtual Mortgage Network, Inc.

  The Company was formed for the purpose of developing, installing and operating a wide-area mortgage loan origination network, providing lending services to home buyers using a PC-based video-conferencing network located in real estate offices. The Company's "LoanMaker System" is intended to enable home buyers to work face-to-face via video-conferencing with the Company's loan counselors located at its corporate headquarters in Southern California.

  The Company is in the development stage and has not generated significant revenues to date. Since inception, the Company has been engaged in organizational activities, including recruiting personnel, marketing, raising capital, establishing office facilities and alpha and beta testing computerized video conferencing systems. The Company's success is dependent upon numerous items including the successful development and marketing of the proposed video conferencing system, its ability to sign realtors and lenders and success in raising additional capital to fund future development. The failure of the Company to meet any of these conditions could have a materially adverse effect upon the Company and may force the Company to reduce or curtail operations.

  As of December 31, 1996, the Company has a working capital deficit and stockholders' deficit and has incurred a cumulative net loss of $8,524,998. The Company's losses are expected to continue for the foreseeable future until such time as the Company is able to successfully establish, operate and sufficiently expand the video conferencing system. Should its proposed public offering not be completed, the Company would be required to seek alternative sources of financing to develop the video conferencing system and support its operations. Such sources of financing could include equity financing or debt offerings. There can be no assurance that such additional funding will be available on acceptable terms, if at all, or that such funds, if raised, would enable the Company to achieve and maintain profitable operations. These matters raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets that might result from the outcome of these uncertainties.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 a. Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, all of which are inactive.

 b. Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                VIRTUAL MORTGAGE NETWORK, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 c. Deferred Offering Costs

  Certain direct legal, accounting and underwriting fees incurred in connection with the proposed initial public offering (the IPO) have been capitalized in the accompanying balance sheet. Such costs will be recorded as a reduction of the proceeds received in the IPO upon closing or will be expensed in the future should the IPO not be consummated.

 d. Property and Equipment

  Property and equipment primarily consists of computers and purchased software and is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of three years.

 e. Revenue Recognition

  Substantially all of the Company's revenues to date have been derived from fees received for processing loans. Loan processing fees are recognized when related loans are closed and funded by the lenders.

 f. Income Taxes

  The Company accounts for income taxes using the asset and liability method as prescribed by Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using the currently enacted tax rates and laws.

 g. Stock-Based Compensation

  In October 1995, the Financial Accounting Standards Board issued SFAS 123 "Accounting for Stock Based Compensation." This standard, if fully adopted, requires the accounting for employee stock-based compensation using a fair value methodology. For stock options, fair value is determined using an option pricing model that takes into account the stock price at the date of grant, the exercise price, the expected life of the option, the volatility of the underlying stock, the expected dividends and the risk-free interest rate. For stock based compensation issued to non-employees, the standard requires measurement based on the value of the related services performed or the stock based compensation issued, whichever is more reliably measurable.

  The adoption of the accounting methodology of SFAS 123 related to employees is optional and as permitted under SFAS 123, the Company intends to continue to account for employee stock options using the intrinsic value methodology in accordance with APB Opinion No. 25; however, pro forma disclosures as if the Company adopted the accounting methodology of SFAS 123 are required to be presented (see Note 6).

 h. Pro Forma Net Loss Per Common Share

  Pro forma net loss per common share is calculated using the pro forma weighted average number of common shares outstanding. For the year ended December 31, 1996 and for the nine months ended September 30, 1997 and 1996, per share information was computed pursuant to the rules of the Securities and Exchange Commission (SEC), which require that common stock issued by the Company during the twelve months immediately preceding the Company's initial public offering plus the number of common shares issuable pursuant to the grant of options and warrants issued during the same period, be included in the calculation of the shares outstanding using the treasury stock method. The outstanding mandatorily redeemable Series A preferred stock and the effect of the other stock options are not included because they would be anti-dilutive or are immaterial.

                VIRTUAL MORTGAGE NETWORK, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Primary and fully dilutive earnings per share are the same for all periods presented.

  Net loss per share for the year ended December 31, 1996 has been computed on a pro forma basis, giving effect to the automatic conversion of 368,136 warrants issued to certain note holders (see Note 3). Historical earnings per share are not presented for all periods as such amounts are not meaningful in light of the conversion of the warrants.

3. NOTES PAYABLE

  Notes payable consist of the following as of:

                                                DECEMBER 31,
                                            --------------------  SEPTEMBER 30,
                                              1995      1996          1997
                                            -------- -----------  -------------
                                                                   (UNAUDITED)
   Note payable bearing interest at five
    percent due on July 17, 1995..........  $ 50,000 $    50,000   $   50,000
   Notes payable bearing interest at prime
    (8.75% at December 31, 1995) plus two
    percent due on March 27, 1996.........   200,000         --           --
   Notes payable bearing interest at
    twelve percent per annum. Upon the
    Company's failure to pay amounts due
    on the Maturity Date, which is the
    earlier of (i) March 6, 1997, or (ii)
    consummation of the IPO, the interest
    rate on the notes increases to fifteen
    percent per annum.....................       --    4,703,000    5,973,000
                                            -------- -----------   ----------
                                             250,000   4,753,000    6,023,000
   Less--Discount.........................       --   (1,010,667)         --
                                            -------- -----------   ----------
                                            $250,000 $ 3,742,333   $6,023,000
                                            ======== ===========   ==========

  As of September 30, 1997, the Company had issued 359,615 detachable warrants to purchase Common Stock at an exercise price of $.005 per share in conjunction with substantially all of the notes above. The number of warrants for the purchase of Common Stock to be issued is calculated by dividing the principal amount of the notes by $4.00 per share. The issuance of the warrants with debt resulted in the allocation of $1,408,000 to the warrants and a discount of the notes payable resulting in a risk adjusted rate of approximately 43 percent. The value allocated to the warrants was determined based on the fair value of the Company's Common Stock on the issuance date of the warrants. The discount will be amortized through July 1997, the date of the initial extension on the notes. The warrants will automatically convert to Common Stock upon the successful completion of an initial public offering.

  Among the notes issued in 1996 was a note payable in the amount of $130,000, issued to a third party as compensation for investment services rendered in relation to the private placement of the above notes. This amount has been included in prepaid expenses and other current assets as a financing charge, which was amortized through July 1997.

4. INCOME TAXES

  No provision for federal and state income taxes has been recorded as the Company incurred net operating losses since inception. At December 31, 1996, the Company had approximately $6,367,000 and $3,183,000 of federal and state net operating loss carryforwards, respectively, available to offset future taxable income; such carryforwards expire through 2011 and 2001, respectively. Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include,

                VIRTUAL MORTGAGE NETWORK, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

but are not limited to, a cumulative ownership change of more than 50 percent over a three year period. At December 31, 1996, the effect of such limitation, if imposed, has not been determined.

  Deferred tax assets, totaling approximately $515,000 and $2,407,000 at December 31, 1995 and 1996, respectively, consist primarily of the tax effect of net operating loss carryforwards. The Company has provided a full valuation allowance against the deferred tax assets due to uncertainty regarding realizability.

5. STOCKHOLDERS' DEFICIT

 a. Stock Split

  On March 22, 1995, the Company's Board of Directors approved a 50 for 1 stock split to be effected as a stock dividend. All references in the accompanying consolidated financial statements to the number of shares and per share amounts have been restated to reflect the effect of this action. (See
Note 9)

 b. Series A Preferred Stock

  The stockholders of the Company have authorized 10,000,000 shares of preferred stock, 2,250,000 of which have been set aside for Series A Preferred Stock (Series A Preferred). In May 1995, the Company completed the sale of 750,000 shares of Series A Preferred at the selling price of $1.00 per share. 500,000 of these shares were sold to the developer of a portion of the Company's video-conferencing technology (the "Technology Developer"). In addition, during the period from September 1995 to March 1996 the Company completed the sale of 1,650,000 shares of Series A Preferred to various investors at a purchase price of $1.00 per share, which includes 150,000 shares that have been subscribed and paid for, but which are in excess of the total of Series A Preferred authorized by the Company's board of directors.

  In connection with the sale of the Series A Preferred, the Company entered into a purchase and rights agreement with the Technology Developer which gives the Technology Developer certain registration rights, as defined. Furthermore, the agreement stipulates that if the Company does not use the Technology Developer's technology, the Technology Developer shall have the right to force the Company to repurchase all of the shares at the higher of: (i) $1.00 per share plus the amount of any declared but unpaid dividends, plus 10% per annum, compounded annually; or (ii) the then current fair market value, as defined.

  Each share of Series A Preferred Stock, as of November 30, 1997, is convertible at the option of the holder into .249 shares of Common Stock, which number is subject to upward adjustment if the Company issues certain equity securities in the future for less than $4.01 per share. After June 1, 1998, holders of a majority of the Series A Preferred Stock may require the Company to redeem the Series A Preferred Stock. The redemption price would be $1.10 per share, as adjusted for stock splits, stock dividends or recapitalizations, plus an amount equal to declared but unpaid dividends. Series A Preferred Stock accrues dividends at a rate of 10% per annum on a noncumulative basis payable quarterly when, as and if declared by the Board of Directors of the Company. There have been no dividends declared or paid on the Series A Preferred Stock. In the event of liquidation, Series A Preferred has preference over Common Stock in the amount of $1.00 per share, plus declared but unpaid dividends. Holders of Series A Preferred are entitled to one vote for each share of Common Stock into which shares can be converted.

 c. Common Stock Warrants

  In March 1995, the Company issued 35,787 warrants for the purchase of Common Stock at an exercise price of $3.43 per share to a third party performing investment services for the Company. During 1996, the Company issued 139,607 warrants at an exercise price of $4.89 per share for various services. As discussed in

                VIRTUAL MORTGAGE NETWORK, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Note 7, the Company issued 5,112 warrants to a former employee in conjunction with a settlement agreement at an exercise price of $4.89 per share. As discussed in Note 3, the Company issued 353,811 detachable warrants to purchase Common Stock at an exercise price of $0.005 per share in conjunction with notes payable. The Company has measured these transactions using the fair value of the warrants issued which was determined using the Black-Scholes option-pricing model on the date of grant.

 d. Common Stock

  In December 1996, the Company issued 40,900 shares of common stock to a third party for services performed. The Company recorded compensation expense based on the fair value of the services rendered ($244,420, or $5.98 per share) during the year ended December 31, 1996.

6. COMPENSATION PLANS

 a. Consultant and Employee Stock Compensation Plan

  In March 1995, the Company's Board of Directors approved the Company's 1995 Consultant and Employee Stock Compensation Plan (the Compensation Plan). Employees and consultants of the Company are eligible to participate in the Compensation Plan. The Company has reserved 102,250 shares of common stock for issuance under the Compensation Plan, and in December 1995, 102,250 shares were issued under the Compensation Plan to various employees and consultants in exchange for services. The Company has recorded $125,000 in compensation expense based on the estimated fair value of the Company's common stock as determined by the Board of Directors.

 b. Employment Agreement

  During March 1995, the Company entered into four-year employment agreements with key executives. In connection therewith, the Company granted 40,900 options for the purchase of common stock at an exercise price of twenty-five percent of the book value per share of the Company on the vesting date, as defined. These options vest ratably over the four year contract. As of December 31, 1996, 15,337 options were vested. The Company recorded compensation expense of $9,375 and $84,375 for the years ended December 31, 1995 and 1996, respectively, based on the estimated fair value of the common stock at the vesting dates. In conjunction with a settlement agreement with one of the employees, discussed in Note 7, 7,669 unexercised options were canceled. Future compensation charges will be incurred, based upon the fair value of the Company's common stock at future vesting dates in 1997 and 1998.

 c. Stock Option Plan

  In November 1995, the Board of Directors adopted the Company's 1995 Stock Option Plan (the 1995 Plan). Under the 1995 Plan, awards may consist of any combination of stock options (incentive and nonqualified), restricted stock, stock appreciation rights and performance share awards. The Company has reserved 409,000 shares of common stock for issuance under the 1995 Plan. Stock options granted under the 1995 Plan are exercisable over a period not to exceed ten years with 25% vesting after one year and thereafter ratably on a monthly basis over a three year period. As of December 31, 1996, 208,512 stock options had been granted to various employees and approximately 200,488 remained available for grant.

                VIRTUAL MORTGAGE NETWORK, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The following represents stock option activity since inception (March 2, 1995):

                                                        NUMBER      WEIGHTED
                                                          OF    AVERAGE EXERCISE
                                                        OPTIONS PRICE PER SHARE
                                                        ------- ----------------
   Outstanding at inception (March 2, 1995)............     --        $--
     Granted...........................................  40,900        .00
     Exercised.........................................     --         --
                                                        -------       ----
   Outstanding at December 31, 1995....................  40,900        .00
     Granted........................................... 183,000       1.00
     Exercised.........................................  15,388        --
                                                        -------       ----
   Outstanding at December 31, 1996.................... 208,512       $.85
                                                        =======       ====
   Options available for future grant.................. 200,488
                                                        =======

  The fair value of each option granted subsequent to December 15, 1995 is estimated using the Black-Scholes option-pricing model on the date of grant using the following assumptions: (i) no dividend yield, (ii) volatility of effectively zero, (iii) risk-free interest rate of seven percent and (iv) expected life of four to five years.

  The following table summarizes the information regarding stock options as of December 31, 1995 and 1996:

                  OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
       ----------------------------------------------------------------------------
       EXERCISE PRICE  NUMBER OUTSTANDING  LIFE   NUMBER EXERCISABLE EXERCISE PRICE
       --------------  ------------------  ----   ------------------ --------------
           $4.16            208,512       5 years       43,251           $4.01

  Had compensation expense for the Company's 1996 stock-based compensation been recorded under the fair market value principles applicable under SFAS No. 123, the Company's net loss for the year ended December 31, 1996 would be unchanged from the amounts recorded under the principles of APB No. 25, as the relationship of the exercise price of the Company's stock-based compensation and the fair market value of the underlying common stock as of the date of grant generates no compensation expense under the principles of either SFAS No. 123 or APB No. 25.

The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts.

7. COMMITMENTS AND CONTINGENCIES

 a. Legal Proceedings

  The Company is involved in litigation arising from the normal course of business. Management believes, based on the advice of counsel, that the final outcome will not have a material adverse effect on the Company's financial position or results of operations.

  In 1995 and 1996, the Company received threats of a lawsuit with respect to, among other things, the Company's refusal to issue shares of Common Stock to three individuals. These individuals had entered into an agreement with the Company in March 1995 in connection with the initial capitalization of the Company to purchase shares of Common Stock in exchange for certain assets to be delivered to the Company by the individuals. The Company believed the individuals failed to deliver the consideration required by the agreement, and the Company refused to issue the Common Stock. The three individuals have made a variety of allegations against the Company and Michael A. Barron, the Company's Chairman and Chief Executive Officer, relating to

                VIRTUAL MORTGAGE NETWORK, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

the disputed issuance of Common Stock and the formation of the Company, however, no legal proceedings have ever been commenced by these individuals. These allegations include the following: (i) the assertion that in October 1994 Mr. Barron was hired as a consultant to Software Today, a company owned by the individuals, to develop the business opportunity that has now turned into the Company, (ii) the assertion that in exchange for Software Today's and the individuals' agreement to pursue the opportunity through the Company, two of the individuals ("Meader and Garde") would receive 25% of the initial equity of the Company and the third individual ("Edwards") would also receive 25% of the initial equity (with Mr. Barron also receiving 25% and two others (Dianne David and Sandra Sawyer) collectively receiving the remaining 25%),
(iii) the assertion that Mr. Barron breached his consulting agreement with Software Today and converted an opportunity made available to him while he was serving as a consultant to Software Today in breach of his fiduciary duties to Software Today, and (iv) the assertion that the Company has breached its agreement to deliver the Common Stock. Mr. Barron was able to obtain, on his behalf and on behalf of the Company, a settlement, an assignment of claims and a release from the trustee in bankruptcy of Edwards with respect to half of the shares in dispute in connection with the settlement of a defamation lawsuit brought by Mr. Barron against Edwards. No legal action has been commenced by the remaining claimants. The Company believes that the claim is without merit, and the Company intends to vigorously defend any legal action that may be commenced in the future. There can be no assurance, however, that the Company would be successful in defending such a lawsuit, or that the Company, even if successful, would not expend significant resources in its defense. Mr. Barron and Ms. David, founding stockholders of the Company, have agreed to indemnify and hold the Company harmless from any and all losses (including reasonable attorneys' fees and expenses) the Company might incur with respect to the foregoing claims. The shares of Common Stock owned by the founding stockholders of the Company have been pledged subject to certain pledge arrangements of Mr. Barron, to secure the founding stockholders' indemnification obligations to the Company. There can be no assurance, however, that the indemnification provided by the founding stockholders will be sufficient to fully indemnify the Company with respect to any losses the Company might incur with respect to the foregoing claims.

 b. Operating Leases

  The Company has entered into lease agreements for its current office facilities, which expire on various dates through 1998 and a $20 million master operating lease agreement (the "Agreement") to supply the Company with its video-conferencing equipment. The Agreement allows for the leasing of individual computer systems with a lease period of two to three years. At December 31, 1996, future minimum lease payments under noncancelable operating leases are as follows:

      Year Ending December,
        1997......................................................... $  848,000
        1998.........................................................    396,000
        1999.........................................................     18,000
        2000.........................................................      6,000
                                                                      ----------
                                                                      $1,268,000
                                                                      ==========

  Rent expense for the period and year ended December 31, 1995 and 1996 aggregated $60,000 and $582,000, respectively.

                VIRTUAL MORTGAGE NETWORK, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 c. Settlement Agreement

  In October 1996, the Company entered into a settlement agreement with one of its employees and a consulting firm controlled by the employee. The agreement required the Company to pay the consulting firm approximately $149,000 in cash for services provided in 1996. In addition, the Company granted the former consulting firm 5,112 warrants to purchase common stock at an exercise price of $4.89 per share. Compensation expense totaling approximately $164,000 was recorded in the accompanying 1996 financial statements for this settlement agreement.

8. SUBSEQUENT EVENTS

 a. Private Placement of Common Stock

  In February 1997, the Company completed a private placement of 385,383 shares of its common stock at a purchase price of $7.78 per share, raising net proceeds of approximately $3,000,000. The investors received certain rights and privileges, including an ability to convert the common shares into a debt instrument and the right to receive warrants for the purchase of the Company's common stock for $7.34 per share should the contemplated IPO not be completed by August 15, 1997, as well as anti-dilution privileges and registration rights. The ability to convert the common shares in to a debt instrument was time-limited and was also subject to restriction in the event that certain anti-dilution rights were exercised.

9. INFORMATION RELATED TO UNAUDITED INTERIM FINANCIAL STATEMENTS

 a. Basis of Presentation

  The unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. These unaudited financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results of operations, changes in cash flows and financial position as of and for the periods presented. These unaudited financial statements should be read in conjunction with the audited financial statements and related notes thereto, appearing elsewhere herein. The results for the interim periods presented are not necessarily indicative of results to be expected for a full year.

 b. Pro Forma Net Loss Per Share

  Net loss per share is calculated using the weighted average number of shares outstanding. Common equivalent shares are excluded from the computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission ("SEC") Staff Accounting Bulletins, common and common equivalent shares, issued during the period commencing 12 months prior to the initial filing of a proposed public offering at prices below the public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method for stock options and warrants at the estimated initial public offering price). Earnings per share for each of the nine months ended September 30, 1996 and 1997 have been computed on a pro forma basis giving effect to the automatic conversion of warrants issued to certain note holders (see Note 3). Historical earnings per share are not presented as such amounts are not meaningful in light of the conversion of the warrants.

 c. Proposed Initial Public Offering

  Subsequent to September 30, 1997, the Company has proposed the filing of a Form S-1 Registration Statement with the Securities and Exchange Commission to sell common stock to the public (the IPO). A portion

                VIRTUAL MORTGAGE NETWORK, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

of the proceeds will be used to repay debt. There can be no assurance that the Company's proposed public offering will be successful.

 d. Sutter Mortgage Acquisition

  In June 1997, the Company entered into an agreement (the Purchase Agreement) to acquire the outstanding common stock of Sutter Mortgage Corporation, a residential mortgage bank. An amendment to the Purchase Agreement was entered into in December 1997. The amendment stipulates that the purchase price for Sutter Mortgage will be $2,484,000. Of the purchase price, $950,000 has been paid through the closing of the acquisition. $500,000 was advanced prior to September 30, 1997 with the balance paid upon closing. Concurrent with the closing of the IPO, an additional $1,534,000 will be paid. The former shareholder will lend $100,000 to the Company for a deposit related to the Paine Webber warehouse line at an interest rate of 8%. Principal and interest are payable at the closing of the offering.

 e. Stock Split

  In October 1997, the Board of Directors of the Company approved a one for
4.89 reverse stock split, approved by the stockholders in November 1997. All references in the accompanying consolidated financial statements to the number of shares and per share data have been restated to reflect the effect of this action.

 f. Stock Option Plan

  In October 1997, the Board of Directors adopted the Company's 1997 Stock Option Plan (the 1997 Plan). Under the 1997 Plan, awards may consist of any combination of stock options (incentive and nonqualified), restricted stock, stock appreciation rights and performance share awards. The Company has reserved 1,000,000 shares of common stock for issuance under the 1997 Plan.

  The following represents stock option activity since inception December 31, 1996.

                                                        NUMBER      WEIGHTED
                                                          OF    AVERAGE EXERCISE
                                                        OPTIONS PRICE PER SHARE
                                                        ------- ----------------
   Outstanding at December 31, 1996.................... 208,512      $4.16
     Granted...........................................  56,313       6.75
     Exercised.........................................  20,450        .00
                                                        -------      -----
   Outstanding at September 30, 1997................... 244,375       5.04
                                                        =======

 g. Financing Activity

  In July and September 1997, the Company entered into loan and security agreements pursuant to which the Company executed promissory notes in the aggregate principal amount of $1,270,000 and issued 52,488 common stock purchase warrants exercisable at $.005 per share for shares of the Company's common stock. The notes are secured by all of the assets of the Company, mature on the earlier of the consummation of an initial public offering or January 6, 1998, and accrue interest at 15% per annum.

  From July 1, 1997 to October 16, 1997, the Company completed private placements of 383,242 shares and exercise of 368,136 warrants at $.005 for a net proceeds of $2,137,000. The proceeds of the private placements were also used to fund the completion and testing of the Company's technology, to pay certain outstanding debt, and to fund the Company's working capital needs.

                VIRTUAL MORTGAGE NETWORK, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  On October 21, 1997, the Company made a short-term personal loan to Michael
A. Barron, Chairman and Chief Executive Officer of the Company, in the amount of $112,500. The loan bears interest at ten percent per annum. The loan was made to Mr. Barron as an accommodation to bridge a short-term financial need pending his receipt of funds from a third-party source. The loan is due upon Mr. Barron's receipt of funds from the third-party source and in no event later than October 31, 1997. The loan was approved by all of the non-employee directors of the Company and is secured by a pledge of 58,666 shares of Common Stock owned by Mr. Barron.

 h. Borrowings

  In December 1997, the Company borrowed $1,300,000 which was issued at a discount $350,000. The note matures on the earlier of February 14, 1998 or the consummation of this offering and accrues interest at 15 percent per annum. In connection with the borrowing, the Company issued 100,000 Common Stock Purchase Warrants, exercisable at 105% of the initial price to public for shares of the Company's Common Stock in the Offering.

 i. New Accounting Pronouncements

  The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share". This statement is effective for both interim and annual reporting periods ending after December 15, 1997. SFAS No. 128 replaces primary EPS with basic EPS and fully diluted EPS with diluted EPS. Basic EPS is computed by dividing reported earnings by weighted average shares outstanding. Diluted EPS is computed in the same way as fully diluted EPS, except that the calculation now uses the average share price for the reporting period to compute dilution from options under the treasury stock method. Management does not believe that adoption of this standard will have a significant impact on earnings per share.

  In June 1997, the FASB issued SFAS Nos. 130 and 131 "Reporting Comprehensive Income" and "Disclosures about Segments of an Enterprise and Related Information." FASB No. 130 and No. 131 are effective for fiscal years beginning after December 15, 1997, with earlier adoption permitted. The Company does not believe that adoption of these standards will have a material effect on the Company.

 j. Accrued Liabilities

  As of September 30, 1997 the components of accrued liabilities are as follows:

                                                                         1997
                                                                       ---------
      Accrued Interest................................................   734,026
      Accrued Legal...................................................   239,766
      All Other ......................................................   334,040
                                                                       ---------
        Total......................................................... 1,307,832
                                                                       =========


 k. Significant Customers

  For the nine months ended September 30, 1997 a customer accounted for 20% of total revenues and another customer accounted for 17% of total revenues for the period.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Sutter Mortgage Corporation:

  We have audited the accompanying balance sheets of SUTTER MORTGAGE CORPORATION (the Company) as of December 31, 1996 and 1995 and the related statements of operations and accumulated deficit and cash flows for the three years ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sutter Mortgage Corporation as of December 31, 1996 and 1995 and the results of its operations and its cash flows for the three years ended December 31, 1996 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, as of December 31, 1996, the Company has an accumulated deficit and has suffered recurring losses from operations. The Company's losses are expected to continue throughout fiscal 1997 and until Virtual Mortgage Network, Inc (the Buyer--See Note 1) and the Company can successfully integrate their operations and the Buyer is able to successfully establish, operate and sufficiently expand its video-conferencing system. Should the Buyer's proposed public offering not be completed, the Company would be required to seek alternative sources of financing to support its operations. Such sources of financing could include equity financing or debt offerings. There can be no assurance that such additional funding will be available on acceptable terms, if at all, or that such funds, if raised, would enable the Company to achieve sufficient revenue levels and maintain profitable operations. These matters raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets that might result from the outcome of these uncertainties.

                                          ARTHUR ANDERSEN LLP

Orange County, California
September 12, 1997

                          SUTTER MORTGAGE CORPORATION

                                 BALANCE SHEETS


                                                                    SEPTEMBER
                                              DECEMBER 31,             30,
                                         ------------------------  -----------
                                            1996         1995         1997
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
ASSETS:
  Cash and cash equivalents............. $   265,598  $   378,884  $   169,142
  Accounts receivable...................      84,555      309,031      131,668
  Officer notes receivable and employee
   advances.............................      93,798       75,576       58,300
  Mortgage loans held for sale..........  23,641,988   34,320,774   44,664,761
  Property and equipment, net...........     431,412      459,378      476,133
  Prepaid expenses and other assets.....      50,549       56,670       65,055
                                         -----------  -----------  -----------
    Total assets........................ $24,567,900  $35,600,313  $45,565,059
                                         ===========  ===========  ===========

                      LIABILITIES AND SHAREHOLDER'S EQUITY

LIABILITIES:
  Lines of credit and financing
   arrangements......................... $23,933,654  $34,395,774  $44,798,428
  Accounts payable and accrued
   liabilities..........................     889,399      388,227    1,403,556
  Other notes payable...................      10,992       19,237        4,492
  Obligations under capital leases......         --        46,081       44,121
                                         -----------  -----------  -----------
    Total liabilities...................  24,834,045   34,849,319   46,250,597
                                         -----------  -----------  -----------
COMMITMENTS AND CONTINGENCIES (Note 9)
SHAREHOLDER'S EQUITY (DEFICIT):
  Common stock, no par value.
  Authorized--1,500,000 shares; 692,000
   shares issued and outstanding........     294,752      294,752      294,752
  Additional paid-in capital............   3,906,679    3,906,679    4,406,679
  Accumulated deficit...................  (3,323,068)  (2,799,867)  (4,904,099)
  Due from affiliates...................  (1,144,508)    (650,570)    (482,870)
                                         -----------  -----------  -----------
    Total shareholder's equity
     (deficit)..........................    (266,145)     750,994     (685,538)
                                         -----------  -----------  -----------
    Total liabilities and shareholder's
     equity (deficit)................... $24,567,900  $35,600,313  $45,565,059
                                         ===========  ===========  ===========

      The accompanying notes are an integral part of these balance sheets.

                          SUTTER MORTGAGE CORPORATION

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT


                                                                       NINE-MONTH
                                                                      PERIODS ENDED
                               YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                          -------------------------------------  ------------------------
                             1996         1995         1994         1997         1996
                          -----------  -----------  -----------  -----------  -----------
                                                                       (UNAUDITED)
REVENUES:
  Loan origination
   fees.................  $ 1,197,946  $   696,097  $ 1,035,443  $ 3,666,691  $ 3,360,184
  Other fees............      335,763      299,787       68,322      604,042      193,275
  Gain on sale of
   mortgages and related
   servicing rights.....    4,297,914    2,645,664    3,125,420    1,651,422      578,183
  Gain on sale of
   servicing rights.....        3,623      257,134      151,328        9,431        3,623
  Interest income.......    1,618,406      979,500      908,333    1,195,518    1,323,391
  Other income..........       25,140       20,170       16,270       35,079       14,689
                          -----------  -----------  -----------  -----------  -----------
                            7,478,792    4,898,352    5,305,116    7,162,183    5,473,345
                          -----------  -----------  -----------  -----------  -----------
EXPENSES:
  Personnel.............    3,924,597    2,546,737    3,586,630    5,128,282    2,785,902
  General and
   administrative.......    1,753,830    1,255,153    2,230,915    1,956,262      952,770
  Professional fees.....       73,036       56,861      181,254      374,388      258,957
  Depreciation and
   amortization.........      194,950      247,985      253,925      130,621      155,566
  Interest..............    1,583,180    1,004,873      898,903    1,153,661    1,257,768
  Provision for possible
   loan losses..........      470,000      175,000       50,000          --       352,500
                          -----------  -----------  -----------  -----------  -----------
                            7,999,593    5,286,609    7,201,627    8,743,214    5,763,463
                          -----------  -----------  -----------  -----------  -----------
    Loss before income
     taxes..............     (520,801)    (388,257)  (1,896,511)  (1,581,031)    (290,118)
INCOME TAX BENEFIT
 (PROVISION)............       (2,400)      (3,200)     302,870          --        (3,200)
                          -----------  -----------  -----------  -----------  -----------
    Net loss............     (523,201)    (391,457)  (1,593,641)  (1,581,031)    (293,318)
ACCUMULATED DEFICIT,
 beginning of year......   (2,799,867)  (2,408,410)    (814,769)  (3,323,068)  (2,799,867)
                          -----------  -----------  -----------  -----------  -----------
ACCUMULATED DEFICIT, end
 of year................  $(3,323,068) $(2,799,867) $(2,408,410) $(4,904,099) $(3,093,185)
                          ===========  ===========  ===========  ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                          SUTTER MORTGAGE CORPORATION

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                     NINE-MONTH PERIODS ENDED
                                  YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                           ----------------------------------------  --------------------------
                               1996          1995          1994          1997          1996
                           ------------  ------------  ------------  ------------  ------------
                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss................  $   (523,201) $   (391,457) $ (1,593,641) $ (1,581,031) $   (293,318)
 Adjustments to
  reconcile net loss to
  net cash provided by
  (used in) operating
  activities:
   Depreciation and
    amortization.........       194,950       247,985       253,925       130,621       155,566
 (Increase) decrease
  from changes in:
   Accounts receivable...       224,476       (47,660)    1,298,740       (47,113)      104,644
   Officer notes
    receivable and
    employee advances....       (18,222)       26,360       174,172        35,498       (50,266)
   Loans held for sale...    10,678,786   (25,072,739)   25,060,956   (21,022,773)   14,235,071
   Income taxes
    receivable...........           --        287,873      (651,609)          --            --
   Prepaid expenses and
    other assets.........         6,121        30,443       101,297       (14,506)        4,660
   Accounts payable and
    accrued liabilities..       501,172         8,172      (456,882)      514,157       368,458
                           ------------  ------------  ------------  ------------  ------------
     Net cash provided by
      (used in) operating
      activities.........    11,064,082   (24,911,023)   24,186,958   (21,985,147)   14,524,815
                           ------------  ------------  ------------  ------------  ------------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchases of property
  and equipment..........      (166,984)       (1,750)     (130,183)     (175,342)     (146,898)
 (Increase) Decrease in
  due from affiliate.....      (493,938)     (230,771)     (203,163)      661,638      (343,321)
                           ------------  ------------  ------------  ------------  ------------
 Net cash (used in)
  investing activities...      (660,922)     (232,521)     (333,346)      486,296      (490,219)
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Net borrowings
  (repayments) under
  lines of credit and
  financing
  arrangements...........   (10,462,120)   25,147,737   (24,899,690)   20,864,774   (14,310,071)
 Principal repayments of
  obligations under
  capital lease and other
  notes payable..........       (54,326)      (91,453)       74,808        37,621       (51,270)
 Shareholder
  contribution...........           --            --            --        500,000           --
                           ------------  ------------  ------------  ------------  ------------
 Net cash provided by
  (used in) financing
  activities.............   (10,516,446)   25,056,284   (24,824,882)   21,402,395   (14,361,341)
NET DECREASE IN CASH AND
 CASH EQUIVALENTS........  $   (113,286) $    (87,260) $   (971,270) $    (96,456) $   (326,745)
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF YEAR.................       378,884       466,144     1,437,414       265,598       378,884
                           ------------  ------------  ------------  ------------  ------------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD .................  $    265,598  $    378,884  $    466,144  $    169,142  $     52,139
                           ============  ============  ============  ============  ============
SUPPLEMENTAL DISCLOSURES:
 Interest paid...........     1,623,805       999,769     1,016,796     1,173,000     1,261,272
                           ============  ============  ============  ============  ============
 Income taxes paid.......         2,400         3,200       270,200           --          2,400
                           ============  ============  ============  ============  ============

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
  The Company incurred $67,800 of capital lease obligations in 1994 for furniture, fixtures, and equipment.

   The accompanying notes are an integral part of these financial statements.

                          SUTTER MORTGAGE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995 AND 1994

1. ORGANIZATION

  Sutter Mortgage Corporation (the Company) was incorporated in California on August 26, 1985 for the purpose of originating and selling residential mortgage loans. Operations commenced on September 1, 1985. The Company is the successor to Western States Funding Corporation. The Company is owned by a sole shareholder, and is the 100% owner of Western States Servicing Corporation (Western States) which is in turn the sole owner of Better Homes Realty, Incorporated (Better Homes). Western States is an inactive mortgage servicing corporation and Better Homes is a real estate brokerage franchiser. On July 22, 1993, the Company became the 100% owner of Sutter Financial Incorporated (Sutter Financial). Sutter Financial is engaged in the business of originating and selling multi-family mortgage loans.

  In June 1997, the Company's sole shareholder entered into an agreement to sell all of the issued and outstanding common stock of the Company to Virtual Mortgage Network, Inc. (Buyer). The subsidiaries of the Company will be spun-off prior to the purchase and will not be acquired by the Buyer. The purchase is expected to close in December 1997.

  The Company is a full service mortgage banking company that originates residential loans throughout California and other western states. Loans are obtained either directly through employed loan officers (retail) or indirectly through licensed real estate loan brokers (wholesale). All loans are closed through the Company's lines of credit and sold in the secondary market. The Company is approved by the Federal National Mortgage Association (FNMA), the Federal Home Loan Mortgage Corporation (FHLMC) and The Department of Housing and Urban Development (HUD). The Company's principal offices are located in Walnut Creek, California.

  As of December 31, 1996, the Company has an accumulated deficit and has suffered recurring losses from operations. The Company's losses are expected to continue throughout fiscal 1997 and until the Buyer and the Company can successfully integrate their operations and the Buyer is able to successfully establish, operate and sufficiently expand its video conferencing system. Should the Buyer's proposed public offering not be completed, the Company would be required to seek alternative sources of financing to support its operations. Such sources of financing could include equity financing or debt offerings. There can be no assurance that such additional funding will be available on acceptable terms, if at all, or that such funds, if raised, would enable the Company to achieve and maintain profitable operations. These matters raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets that might result from the outcome of these uncertainties.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 a. Basis of Presentation

  The accompanying financial statements include only the accounts of the Company, and exclude the accounts and operations of its wholly owned subsidiaries, Western States and its wholly owned subsidiary, Better Homes, and Sutter Financial. These wholly owned subsidiaries have been treated as if they had been spun off for the purposes of complying with the financial statement requirements of the Securities and Exchange Commission. Amounts due from these affiliates are included in the accompanying financial statements. Repayment of amounts due from affiliates will effectively be made through a reduction in the equity of the sole shareholder prior to acquisition by the Buyer. As a result, amounts due from affiliates are reflected as a contra-equity account in the accompanying financial statements.

 b. Loan Origination Fees

  Loan origination fees and direct loan origination costs are recognized when the loan is sold.

                          SUTTER MORTGAGE CORPORATION

 c. Sale of Mortgages and Related Servicing Rights

  Revenues resulting from sales of mortgages and related servicing rights are recognized at the date title has irrevocably passed to the buyer and there are no significant unresolved contingencies. The Company does not currently provide loan servicing for others.

 d. Mortgage Loans Held for Sale

  Mortgage loans held for sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on aggregate mortgage loans outstanding.

  Mortgage loans sold by the Company to various investors are subject to repurchase requirements under certain conditions, including certain instances of borrower fraud and in some cases of defects resulting from other service providers, including title and escrow companies. The Company provides a reserve for possible loan losses resulting from such repurchase requirements. The reserve for possible loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management makes periodic credit reviews of the loan portfolio and outstanding repurchase requests in determining the adequacy of the reserve. The reserve is based on estimates and ultimate losses that may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. The reserve is increased by provisions charged to operating expense and reduced by net charge-offs.

 e. Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the lesser of the estimated useful lives of the related assets or lease terms, generally 3 to 7 years.

 f. Income Taxes

  The Corporation accounts for income taxes using the asset and liability method of accounting. Under the asset and liability method, deferred income taxes are recognized for the future tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

  Under the asset and liability method, deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards, and a valuation allowance is established to reduce deferred tax assets if it is determined that it is more likely than not that the related tax benefits will not be realized.

 g. Cash Equivalents

  The Company classifies all highly liquid investments with original maturities of three months or less as cash equivalents.

 h. Use of Estimates

  The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities

                          SUTTER MORTGAGE CORPORATION
and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 i. Impact of Recent Accounting Pronouncements

  The FASB has issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides new accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings and requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value. It also requires that servicing assets be measured by allocating the carrying amount between the assets sold and retained interests based on their relative fair values at the date of transfer. Additionally, this statement requires that the servicing assets and liabilities be subsequently measured by (a) amortization in proportion to and over the period of estimated net servicing income and (b) assessment for asset impairment or increased obligation based on their fair values. The Company adopted SFAS No. 125 effective January 1, 1997. Management does not expect adoption of SFAS No. 125 to have a significant impact on the Company's results of operations or financial position.

3. PROPERTY AND EQUIPMENT

  Property and equipment at December 31, 1996 and 1995 and September 30, 1997 are summarized as follows:

                                                                 SEPTEMBER 30,
                                                                     1997
                                           1996         1995      (UNAUDITED)
                                        -----------  ----------  -------------
     Furniture, fixtures, and
      equipment........................ $   547,709  $  523,866       603,131
     Computer equipment and software...     557,844     505,429       648,843
     Automobiles.......................      70,833      70,833        38,316
     Leasehold improvements............     293,737     203,012       324,827
                                        -----------  ----------   -----------
                                          1,470,123   1,303,140     1,615,117
     Accumulated depreciation and
      amortization.....................  (1,038,711)   (843,762)   (1,138,984)
                                        -----------  ----------   -----------
                                        $   431,412  $  459,378   $   476,133
                                        ===========  ==========   ===========

                          SUTTER MORTGAGE CORPORATION

4. LINES OF CREDIT AND FINANCING ARRANGEMENTS

  The Company has lines of credit and financing arrangements as follows:

                                                                  SEPTEMBER 30,
                                                                      1997
                                             1996        1995      (UNAUDITED)
                                          ----------- ----------- -------------
     Line of credit for $5,000,000
      secured by mortgage loans.
      Interest is stated at LIBOR plus
      2.5%. Maturity date is December
      31, 1997..........................  $ 3,901,366 $ 4,058,806    3,646,289
     Line of credit for $10,000,000
      secured by assignment of presold
      conforming mortgage loans.
      Interest is stated at prime plus
      .75%. Maturity date is November
      29, 1997..........................    7,119,044  10,345,351    8,432,297
     Line of credit for $25,000,000
      secured by mortgage loans.
      Interest is stated at LIBOR plus
      .90%. No stated maturity date.....   10,501,199  16,800,234   30,995,780
     Line of credit for $5,000,000
      secured by mortgage loans.
      Interest is stated at LIBOR plus
      1%. No stated maturity date.......    2,120,379   3,116,383    1,590,394
     Line of credit for $150,000.
      Interest is stated at prime plus
      1.5%. Maturity date is November
      29, 1997..........................      150,000      75,000      150,000
     Note payable for $150,000. Interest
      is stated at 9.75%. Maturity date
      is September 30, 1999.............      141,666         --       103,898
                                          ----------- -----------  -----------
       Total lines of credit and
        financing arrangements..........  $23,933,654 $34,395,774  $44,918,658
                                          =========== ===========  ===========

  One of the Company's lines of credit requires the Company to comply with certain debt covenants, including minimum tangible net worth requirements, a minimum leverage ratio, as defined, and a minimum current ratio, as defined. As of December 31, 1996, the Company was not in compliance with these covenants. A waiver of noncompliance for the period from January 1, 1997 to March 31, 1997 has been obtained from the financial institution. One of the lines of credit requires a commitment fee of .25% per annum on the average unused limit if the average outstanding balance falls below 50% of maximum available borrowings. Certain of the lines of credit are personally guaranteed by the Company's shareholder.

5. LEASES

  The Company has noncancellable operating leases for office space and branches which expire in periods from 1997 to 2001. The Company's future minimum payments under operating leases are as follows:

      1997........................................................... $  223,665
      1998...........................................................    206,250
      1999...........................................................    206,250
      2000...........................................................    206,250
      2001...........................................................    206,250
      Thereafter.....................................................    223,438
                                                                      ----------
                                                                      $1,272,103
                                                                      ==========

  Rental expense for the years ended December 31, 1996, 1995 and 1994 was $237,571, $237,764 and $497,060, respectively.

                          SUTTER MORTGAGE CORPORATION

6. INCOME TAXES

  Income tax provision (benefit) for the years ended December 31 was as follows:

                                                         1996   1995    1994
                                                        ------ ------ ---------
    Current:
     Federal........................................... $  --  $  --  $(306,070)
     State.............................................  2,400  3,200     3,200
                                                        ------ ------ ---------
                                                         2,400  3,200  (302,870)
    Deferred:
     Federal...........................................    --     --        --
     State.............................................    --     --        --
                                                        ------ ------ ---------
                                                        $2,400 $3,200 $(302,870)
                                                        ====== ====== =========

  The tax effect of temporary differences that give rise to the significant portion of deferred tax assets and liabilities at December 31 are presented below:

                                                           1996       1995
                                                         ---------  ---------
    Deferred tax asset:
     Office furniture and equipment, principally due to
      difference in depreciation........................ $  17,985  $  10,696
     Net operating losses...............................   543,190    513,484
     Less: valuation allowance..........................  (561,175)  (524,180)
                                                         ---------  ---------
       Total deferred tax asset.........................       --         --
                                                         ---------  ---------

  A valuation allowance is provided for the deferred tax asset when it is more likely than not that some portion of the deferred tax asset will not be realized. Therefore, the Company has established a valuation allowance on the aforementioned deferred tax asset due to the uncertainty of realization.

  The Company has federal net operating loss carryforwards of approximately $1,411,000 expiring in 2011 and California net operating loss carryforwards of $705,000 expiring in 2001. Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50 percent over a three year period. At December 31, 1996, the effect of such limitation which would result from the purchase of the Company as described in Note 1 has not been determined.

7. EMPLOYEE BENEFIT PLAN

  The Company sponsors a defined contribution plan (the Plan), which is a qualified plan under Section 401(k) of the Internal Revenue Code. The Plan covers substantially all employees of the Company. Under the Plan, participants may elect to defer the lesser of the maximum amount permitted by law from compensation subject to income tax as a salary deferral contribution or 20% of his or her salary compensation. The Company, at its sole discretion, may provide matching contributions based on current year earnings. There were no costs incurred related to the Plan for the years ended December 31, 1996, 1995 and 1994, respectively.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS


  A significant portion of the Company's assets and liabilities are financial instruments as defined under SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." Additionally, the Company is a party to

                          SUTTER MORTGAGE CORPORATION
financial instruments with off balance sheet risk in the normal course of business through the origination and sale of mortgage loans. These financial instruments include mandatory and optional forward commitments which involve, to varying degrees, elements of credit and interest rate risk. The Company's policy is to obtain such commitments to sell loans as interest rate commitments are given to prospective borrowers. Thus, at any time the risk to the Company is the risk of default by the counter party to the forward commitment. Historically the Company has not incurred losses due to the failure or lack of performance of the counter parties to these commitments.

  The following summary presents a description of the methodologies and assumptions used to estimate the fair value of the Corporation's financial instruments. Much of the information used to determine fair value is highly subjective. When applicable, readily available market information has been utilized. However, for a significant portion of the Company's financial instruments, active markets do not exist. Therefore, considerable judgments were required in estimating fair value for certain items. The subjective factors include, among other things, the estimated timing and amount of cash flows, risk characteristics, and interest rates, all of which are subject to changes.

 Cash and Cash Equivalents

  As cash and cash equivalents are highly liquid, their carrying value approximates their fair value.

 Mortgage Loans Held for Sale and Related Financial Instruments

  The fair value of mortgage loans held for sale and mandatory commitments to sell mortgage loans are estimated using quoted market prices for mortgage-backed securities backed by similar loans. As these financial instruments are short term in nature, their estimated fair value approximated their net carrying value.

 Lines of Credit

  The fair value of lines of credit is believed to be equal to the carrying amount because the terms of the debt are similar to terms currently offered by lenders, and the interest rates are variable based on current market rates.

                                                     CARRYING VALUE FAIR VALUE
                                                     -------------- -----------
   December 31, 1996
     Financial assets:
       Cash and cash equivalents...................   $   265,598   $   265,598
       Accounts receivable.........................        84,555        84,555
       Officer notes receivable and employee
        advances...................................        93,798        93,798
       Mortgage loans held for sale................    23,641,988    23,641,988
       Mandatory commitments to sell mortgage
        loans......................................        11,910        11,910
     Financial liabilities:
       Lines of credit and financing arrangements..    23,933,654    23,933,654
   December 31, 1995
     Financial assets:
       Cash and cash equivalents...................   $   378,884   $   378,884
       Accounts receivable.........................       309,031       309,031
       Officer notes receivable and employee
        advances...................................        75,576        75,576
       Mortgage loans held for sale................    34,320,774    34,320,774
       Mandatory commitments to sell mortgage
        loans......................................           --            --
     Financial liabilities:
       Lines of credit and financing arrangements..    34,395,774    34,395,774

                          SUTTER MORTGAGE CORPORATION

9.  COMMITMENTS AND CONTINGENCIES

  The Company is involved in various claims and legal actions arising in the ordinary course of business including certain matters pertaining to repurchase requests on mortgage loans previously originated and sold by the Company. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial condition.

10. INFORMATION RELATED TO UNAUDITED INTERIM FINANCIAL STATEMENTS

 a. Basis of Presentation

  The unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. These unaudited financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results of operations, changes in cash flows and financial position as of and for the periods presented. These unaudited financial statements should be read in conjunction with the audited financial statements and related notes thereto, appearing elsewhere herein. The results for the interim periods presented are not necessarily indicative of results to be expected for a full year.

 b. Sutter Mortgage Acquisition

  In June 1997, the Buyer entered into an agreement (the Purchase Agreement) to acquire the outstanding common stock of the Company. An amendment to the Purchase Agreement was entered into in December 1997. The amendment stipulates that the purchase price for Sutter Mortgage will be $2,484,000. Of the purchase price, $950,000 will be paid at the closing of the acquisition less $50,000 of a previously paid deposit and $500,000 in forgiveness of the secured promissory note of the shareholder of the Company. Concurrent with the closing of an initial public offering undertaken by the Buyer, the additional $1,534,000 will be paid.

 c. New Accounting Pronouncements

  In June 1997, the FASB issued SFAS Nos. 130 and 131 "Reporting Comprehensive Income" and "Disclosures about Segments of an Enterprise and Related Information." FASB No. 130 and No. 131 are effective for fiscal years beginning after December 15, 1997, with earlier adoption permitted. The Company does not believe that adoption of these standards will have a material effect on the Company.

                      VIRTUAL MORTGAGE NETWORK, INC.

                     VALUATION AND QUALIFYING ACCOUNTS

                              (IN THOUSANDS)

                                             ADDITIONS
                                       ---------------------
                           BALANCE AT  CHARGED TO CHARGED TO            BALANCE AT
                          BEGINNING OF COSTS AND    OTHER                  END
                             PERIOD     EXPENSES   ACCOUNTS  DEDUCTIONS OF PERIOD
                          ------------ ---------- ---------- ---------- ----------
FOR THE NINE MONTHS
 ENDED SEPTEMBER 30,
 1997
Virtual Mortgage--
 Allowance for doubtful
 accounts...............      $ 23        $--        $--        $--        $ 23
                              ====        ====       ====       ====       ====
Sutter Mortgage--Reserve
 for loan losses........      $695        $207       $--        $207       $695
                              ====        ====       ====       ====       ====
FOR THE YEAR ENDED
 DECEMBER 31, 1996
Virtual Mortgage--
 Allowance for doubtful
 accounts...............      $--         $ 23       $--        $--        $ 23
                              ====        ====       ====       ====       ====
Sutter Mortgage--Reserve
 for loan losses........      $225        $470       $--        $--        $695
                              ====        ====       ====       ====       ====
FOR THE YEAR ENDED
 DECEMBER 31, 1995
Virtual Mortgage--
 Allowance for doubtful
 accounts...............      $--         $--        $--        $--        $--
                              ====        ====       ====       ====       ====
Sutter Mortgage--Reserve
 for loan losses........      $ 50        $175       $--        $--        $225
                              ====        ====       ====       ====       ====
FOR THE YEAR ENDED
 DECEMBER 31, 1994
Sutter Mortgage--Reserve
 for loan losses........      $--         $ 50       $--        $--        $ 50
                              ====        ====       ====       ====       ====

                  [GRAPHICS OF VARIOUS COMPANY LOGOS OF THE
                   COMPANY AND SELECTED STRATEGIC PARTNERS
                                   AND FLOW
                    CHART DISPLAYING TRANSACTION FLOW OF A
                     LOAN ORIGINATED USING THE LOANMAKER
                                   SYSTEM.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING
OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS TO ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  10
Sutter Mortgage Acquisition..............................................  23
Use of Proceeds..........................................................  24
Dividend Policy..........................................................  25
Dilution.................................................................  26
Capitalization...........................................................  27
Selected Financial Information...........................................  28
Pro Forma Combined Financial Information.................................  29
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  31
Business.................................................................  40
Management...............................................................  57
Certain Transactions.....................................................  64
Principal Stockholders...................................................  66
Description of Capital Stock.............................................  67
Shares Eligible for Future Sale..........................................  72
Underwriting.............................................................  75
Legal Matters............................................................  77
Experts..................................................................  77
Additional Information...................................................  77
Index to Consolidated Financial Statements............................... F-1

                                ----------------

  UNTIL           , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF THE DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             3,300,000 SHARES

                      [LOGO OF VIRTUAL MORTGAGE NETWORK]

                                  COMMON STOCK

                                ----------------

                                   PROSPECTUS

                                ----------------

                            BARINGTON CAPITAL GROUP

                         VALUE INVESTING PARTNERS, INC.

                                       , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING
OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS TO ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................    3
Risk Factors.............................................................   10
Sutter Mortgage Acquisition..............................................   23
Use of Proceeds..........................................................   24
Dividend Policy..........................................................   25
Dilution.................................................................   26
Capitalization...........................................................   27
Selected Financial Information...........................................   28
Pro Forma Combined Financial Information.................................   29
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................   31
Business.................................................................   40
Management...............................................................   57
Certain Transactions.....................................................   64
Principal Stockholders...................................................   66
Registered Stockholders.................................................. 66-1
Plan of Distribution..................................................... 66-2
Description of Capital Stock.............................................   67
Shares Eligible for Future Sale..........................................   72
Experts..................................................................   77
Additional Information...................................................   77
Index to Consolidated Financial Statements...............................  F-1

                                ---------------

  UNTIL           , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF THE DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                1,042,096 SHARES

                      [LOGO OF VIRTUAL MORTGAGE NETWORK]

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------



                                       , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the expenses, other than underwriting discounts and commissions, payable by the Company in connection with the issuance and distribution of the Common Stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the American Stock Exchange listing fee.

   Securities and Exchange Commission registration fee.............. $    8,584
   NASD filing fee..................................................      5,794
   American Stock Exchange listing fee..............................     17,500
   Accounting fees and expenses.....................................    300,000
   Legal fees and expenses..........................................    682,500
   Blue Sky qualification fees and expenses.........................      7,000
   Printing and engraving expenses..................................    200,000
   Transfer agent and registrar fees................................      3,000
   Road Show expenses...............................................     40,000
   Miscellaneous....................................................     20,590
                                                                     ----------
       Total........................................................ $1,284,968
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Certificate of Incorporation provides that a director will not be personally liable for monetary damages to the Company or its stockholders to the extent permitted under the Delaware General Corporation Law (i.e., liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit).

  While the Certificate of Incorporation provides directors with protection from awards for monetary damages, it does not eliminate the directors' duty of care. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director's breach of such director's duty of care.

  The Certificate of Incorporation contains provisions authorizing the Company to indemnify its directors and officers to the fullest extent permitted by the laws of Delaware.

  The Company has entered into indemnity agreements with certain of its directors and officers that require the Company to indemnify such directors and officers to the fullest extent permitted by applicable provisions of the Delaware General Corporation Law. The Company intends to explore alternatives for obtaining directors' and officers' insurance to cover certain liabilities, including liabilities under the Securities Act.

  The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Company and its directors and officers for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The following is a summary of transactions by the Company during the last three years preceding the date hereof involving sales of the Company's securities that were not registered under the Securities Act:

    In March 1995, the Company issued 5,113 shares of Common Stock to Camelot Holdings, Inc. ("Camelot") (which stock was eventually transferred to Michael Barron) for $25.00, 3,068 shares of

  Common Stock to Dianne David for $15.00 and 1,841 shares of Common Stock to Tradenet Financial Banking Services ("Tradenet") for $9.00. The Company relied on the exemption provided by Section 4(2) of the Securities Act.

    In March 1995, the Company declared a 50-for-1 stock split effected as a stock dividend on outstanding shares of Common Stock, pursuant to which Camelot received 250,512 additional shares (which were eventually transferred to Michael Barron), Dianne David received 93,156 additional shares and Tradenet received 100,205 additional shares. Exemption from the registration provisions of the Securities Act is claimed with respect to the above dividend on the basis that the dividend did not involve a "sale" of securities and, therefore, registration thereof was not required.

    In March 1995, the Company issued 51,125 shares of Common Stock, warrants to purchase 35,788 shares of Common Stock at an exercise price of $4.89 per share and promissory notes in the aggregate amount of $300,000 to American Growth Fund I, L.P. (the "Fund") in exchange for $200,000. From April 1995 to June 1996, the Company issued various promissory notes in favor of the Fund, but in July 1996, the Company consolidated all outstanding promissory note indebtedness in favor of the Fund by issuing two promissory notes in the principal amounts of $200,000 and $300,000 in exchange for the cancellation of all outstanding promissory notes. The Company relied on the exemption provided by Section 4(2) of the Securities Act.

    In April through December 1995, the Company issued an aggregate of 102,250 shares of Common Stock to 18 employees and consultants pursuant to the Company's 1995 Consultant and Employee Stock Compensation Plan. Pursuant to the terms of the plan, the Company repurchased 818 shares at par value at the time the three employees left the Company. The Company relied on the exemption provided by Section 4(2) of the Securities Act.

    In May 1995, Intel Corporation purchased 500,000 shares of the Company's Series A Preferred Stock for $500,000. The Company relied on the exemption provided by Section 4(2) of the Securities Act.

    In June 1995, the Company issued 250,000 shares of Series A Preferred Stock to the Fund for $250,000. The Company relied on the exemption provided by Section 4(2) of the Securities Act.

    From September 1995 to March 1996, the Company sold an aggregate of 1,650,000 shares of Series A Preferred Stock in a private placement to approximately 80 accredited investors for an aggregate purchase price of $1,650,000. Of the shares sold, 150,000 were oversubscribed and in September 1997 such shares were cancelled and the consideration paid was converted into either part of the bridge financing or into Common Stock as described below. The Company relied on exemptions provided by Section 4(6) and Section 4(2) of the Securities Act.

    In October 1995, pursuant to the Company's 1995 Stock Option Plan, the Company issued 147,241 options to purchase Common Stock to certain of the Company's employees. The options terminate ten years from the date of grant and the exercise price of the options is $4.89 per share, with options vesting 25% after one year with the remainder vesting ratably thereafter on a monthly basis over a three year period. The Company relied on the exemption provided by Rule 701 of the Securities Act.

    The Company issued 20,450 warrants to purchase Common Stock, exercisable at $4.89 per share, to Michael Baum in January 1996 in exchange for consulting services rendered. In March 1996, the Company issued 20,450 warrants to purchase Common Stock, exercisable at $4.89 per share, to South Coast Communications (currently known as Allen and Caron) in exchange for consulting services rendered. In March 1996, the Company issued 20,450 warrants to purchase Common Stock, exercisable at $4.89 per share, to Randall Fowler in exchange for consulting services rendered. In May 1996, the Company issued 5,113 warrants to purchase Common Stock, exercisable at $4.89 per share, to Frank Klepetko in exchange for services rendered. For each of the above transactions, the Company relied on the exemption provided by Section 4(2) of the Securities Act.

    In January 1996, the Company issued 25,563 warrants to purchase Common Stock, exercisable at $4.89 per share, to American Growth Capital Investments, Inc. ("AGCI") in exchange for consulting services, and in February 1996 issued 10,225 additional warrants to purchase Common Stock, exercisable at $4.89 per share, to AGCI in exchange for consulting services. In March 1996, the Company issued 1,534 warrants, exercisable at $4.89 per share, to the Fund in exchange for consulting services. In September 1996, the Company issued 1,245 warrants, exercisable at $4.89 per share, to AGCI in exchange for AGCI's and the Fund's agreement to adjust the exercise price of all of the warrants described in this paragraph to $4.89 per share. For all of the above transactions, the Company relied on the exemption provided by Section 4(2) of the Securities Act.

    In March 1996, pursuant to the Company's 1995 Stock Option Plan, the Company issued 5,113 options to purchase Common Stock to one of the Company's employees. The options terminate ten years from the date of grant and the exercise price of the options is $4.89 per share, with options vesting 25% after one year with the remainder vesting ratably thereafter on a monthly basis over a three year period. The Company relied on the exemption provided by Rule 701 of the Securities Act.

    In May 1996, pursuant to the Company's 1995 Stock Option Plan, the Company issued 61,350 options to purchase Common Stock to one of the Company's employees. The options terminate ten years from the date of grant and the exercise price of the options is $4.89 per share, with options vesting 25% immediately with the remainder vesting ratably thereafter on a monthly basis over a three year period. The Company relied on the exemption provided by Rule 701 of the Securities Act.

    Between June 1996 and September 1997, the Company issued 368,136 warrants to purchase Common Stock, exercisable at $.005 per share, and promissory notes in the aggregate principal amount of $5,400,000 to certain accredited investors in connection with a bridge financing. The Company relied on the exemption provided by Section 4(2) of the Securities Act.

    On July 5, 1996, the Company issued 20,450 Warrants to Daystar Partners, L.P., a fund controlled by Larry Wells, a director of the Company, in exchange for consulting services rendered. These Warrants have an exercise price of $7.78 per share. On February 5, 1997, Mr. Wells exercised 12,863 Warrants. The Company relied on the exemption provided by Section 4(2) of the Securities Act.

    Between February and June 1997, pursuant to agreements, dated as of February 24, 1997, the Company sold 486,950 shares (the "Purchased Shares") of Common Stock to ten accredited investors (the "February Purchasers") for an aggregate purchase price of $3,790,000 or $7.88 per share. Each agreement required the Company to issue warrants, with an exercise price of $7.34 per share, if an initial public offering was not completed by August 15, 1997. On August 15, 1997, the Company issued 266,101 warrants to the February Purchasers in compliance with the terms of the agreements. The Company also provided price protection to the Purchasers by agreeing to issue additional shares of Common Stock if shares were later sold by the Company at a lower price. In a private placement and prior to an initial public offering, pursuant to this price protection provision, the Company subsequently issued 187,010 shares of Common Stock to the February Purchasers. The Company relied on the exemption provided by Section 4(2) of the Securities Act.

    In May 1997, the Company issued 10,225 options to purchase Common Stock to one non-employee director of the Company. The options terminate ten years from the date of grant and the exercise price of the options is $7.78 per share, with options vesting 25% after one year with the remainder vesting ratably thereafter on a monthly basis over a three year period. The Company relied on the exemption provided by Section 4(2) of the Securities Act.

    From June 1997 to October 1997, the Company raised $3,428,000 by selling 609,467 shares of its Common Stock to 23 accredited investors (the "June Purchasers") at a price of $5.625 per share. These sales triggered the Company's price protection obligations to the February Purchasers. The Company relied on the exemption provided by Section 4(2) of the Securities Act.

    In August 1997, pursuant to the Company's 1995 Stock Option Plan, the Company issued 189,167 options to purchase Common Stock to certain of the Company's employees. The options terminate ten years from the date of grant and the exercise price of the options is $5.62 per share, with options vesting after one month ratably on a monthly basis over a four year period. The Company relied on the exemption provided by Rule 701 of the Securities Act.

    In October 1997, the Company issued to the following stockholders the following number of shares of Common Stock upon the conversion by such stockholders of shares of Series A Preferred Stock of the Company: Michael Baxter IRA (1,871), Rose Baxter (38), Josh Baxter (66), Lanny Baxter (54), Donald B. Baxter (1,634), Clark W. Davis (2,494), Lindsay Jones (250), Nannette B. Kearney (3,741), Duane L. Kropf (2,494), Leo W. Kwan, M.D. a Medical Corporation Employees Retirement Trust (6,235), Gary A. Ludi (2,744), John K. Mertz and Valerie J. Emery (4,988), Leslie Mitsuka (3,118), David Payne (25), Brandi Rees (57), Anthony Sermon (6,235), Anthony J. Sermon (12,470), Merrill Vandermeyden (375), Robert Walther and Mary Jean Walther (250), and Carlye C. Wattis & Co. (2,494). The Company relied on the exemption provided by Section 4(2) of the Securities Act.

    In December 1997, the Company issued a promissory note in the aggregate amount of $1,300,000 to one investor. The Company relied on the exemption provided by Section 4(2) of the Securities Act.

    In December 1997, the Company issued 100,000 Warrants to such lender. These Warrants have an exercise price of 105% of the Offering Price per share. The Company relied on Section 4(2) of the Securities Act.

    In December 1997 and January 1998, the Company issued promissory notes in the aggregate amount of $450,000 to five investors. The notes presently bear interest at 12% per annum and mature on the earlier of the consummation of the Offering or 90 days after the issuance of the respective notes (three promissory notes were issued on December 22, 1997, one note was issued on January 9, 1998 and one note was issued on January 30, 1998). The Company relied on the exemption provided by Section 4(2) of the Securities Act.

    In January 1998, the Company issued an aggregate of 368,136 shares of Common Stock to all of the Warrantholders in a conversion of those Warrants. The issuance of such Common Stock did not involve the offer and "sale" of a security for purposes of the Securities Act and, therefore, registration thereof was not required.

    In February 1998, the Company issued a promissory note for $350,000 to one investor in exchange for the cancellation of a $350,000 balance remaining on an earlier promissory note issued to the same investor. The new note bears interest at 12% per annum and matures on the earlier of the consummation of the Offering or 90 days from the date of the note. The Company relied on the exemption provided by Section 4(2) of the Securities Act.

    Concurrent with the closing of the Offering, the Company will issue 447,895 shares of Series B Preferred Stock in exchange for $4,255,000 in the aggregate of outstanding principal on certain debt and 115,616 shares of Common Stock in exchange for accrued interest on such debt. The Company relied on an exemption provided by Section 3(a)(9) of the Securities Act.

    From time to time during the three years preceding the date hereof, the Registrant issued stock options to purchase Common Stock pursuant to the Registrant's stock option plans to officers, employees and consultants of the Registrant. During the period referred to above, no options granted pursuant to the Company's stock option plans were exercised. Exemption from the registration provisions of the Securities Act is claimed with respect to the grant of options referred to above, on the basis that the grant of options did not involve a "sale" of securities and, therefore, registration thereof was not required.

    The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates and warrants issued in these transactions. All recipients had access, through employment or other relationships, to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS.

   EXHIBIT
   NUMBER                         DESCRIPTION OF EXHIBIT
   -------                        ----------------------
    1.1    Form of Underwriting Agreement.*
    3.1    Certificate of Incorporation of the Registrant.*
    3.2    Bylaws of the Registrant.*
    4.1    Specimen stock certificate.*
    5.1    Opinion of O'Melveny & Myers LLP.*
   10.1    Form of Indemnity Agreement between the Registrant and each of its executive officers and directors.***
   10.2    Indemnity Agreement among the Registrant, Michael Barron, Camelot
           Holdings, Inc. and Dianne David.**
   10.2.1  Securities Pledge Agreement, dated December 1, 1997, between the
           Registrant and Dianne David.**
   10.2.2  Securities Pledge Agreement, dated December 1, 1997, between the
           Registrant and Michael A. Barron.**
   10.3    Office Building Lease--Koll Center Newport No. 8, dated September 5,
           1995, by and between Koll Center Newport No. 8 and Virtual Realty
           Network, Inc. (now Virtual Mortgage Network, Inc., the
           Registrant).**
   10.4    Office Building Lease--Koll Center Newport No. 8, dated July 10,
           1990, by and between Koll Center Newport No. 8 and Tiempo Escrow
           II.**
   10.5    Amendment No. 1 to Office Building Lease dated September 23, 1993, by and between Koll Center Newport No. 8 and Tiempo Escrow II.**
   10.6    Sublease Agreement, dated March 21, 1995, by and between Tiempo
           Escrow II and Today, Inc.***
   10.7    Amendment No. 1 to Office Building Sublease; Name Change, dated
           March 21, 1995, by and between Tiempo Escrow II and Today, Inc.**
   10.8    Sublease and Operating Agreement, dated October 2, 1996, by and between Five Centerpointe Executive Suites and the Registrant.**
   10.9    Master Lease Agreement, dated July 20, 1995, by and between Data
           General Corporation and the Registrant.**
   10.10   Priority Customer Support Plan Agreement, dated January 15, 1996, by and between Dynatek, Inc. and the Registrant.**
   10.11   Dynatek Software License Agreement, dated August 23, 1995, by and between Dynatek, Inc. and the Registrant.**
   10.12   Agreement, dated December 1, 1995, by and between the Registrant and
           American Growth Capital Corporation.**
   10.13   Investment Agreement, dated March 21, 1995, by and between the
           Registrant and American Growth Fund I, LP.**
   10.14   Amendment to Investment Agreement, dated March 21, 1995, between the
           Registrant and American Growth Fund I, LP.**
   10.15   Second Amendment to Investment Agreement, dated September 9, 1996, by and between the Registrant and American Growth Fund I, LP.**

   EXHIBIT
   NUMBER                         DESCRIPTION OF EXHIBIT
   -------                        ----------------------
   10.16   Form of Subscription Agreement.**
   10.17   Series A Preferred Stock Purchase Agreement, dated May 19, 1995, by and between the Registrant and the persons and entities listed on
           Exhibit A attached thereto.**
   10.18   Addendum to Series A Preferred Stock Purchase Agreement, dated May
           19, 1995, by and between the Registrant and American Growth Fund I,
           LP.***
   10.18.1 Amendment to Series A Preferred Stock Purchase Agreement, dated May
           19, 1995, by and between the Registrant and American Growth Fund I,
           L.P.***
   10.19   Rights Agreement, dated May 19, 1995, by and between the Registrant and the individuals and entities set forth on Exhibit A attached thereto.**
   10.20   Co-sale and Right of First Refusal Agreement, dated May 19, 1995, by and among the Registrant, the individuals listed on the signature page attached thereto and the investors listed on Exhibit A attached thereto.**
   10.21   1995 Consultant and Employee Stock Compensation Plan.**
   10.22   1995 Stock Option Plan.**
   10.23   Form of 1997 Performance Award Plan.**
   10.24   Master Registration Rights Agreement dated September 9, 1996 among the Registrant and the other signatories thereto.**
   10.24.1 Form of First Amendment to Master Registration Rights Agreement.***
   10.25   Agreement, made December 20, 1996, and effective October 1, 1996, by and between the Registrant and Interealty Corp.**
   10.26   Agreement, made and effective December 20, 1996, by and between the
           Registrant and Interealty Corp.**
   10.27   First Amended and Restated Stock Purchase Agreement, entered into as of June 6, 1997, between the Registrant, Sutter Mortgage Corporation
           ("Sutter") and Arthur H. Sutter.**
   10.28   Term Sheet relating to Amendment of First Amended and Restated Stock
           Purchase Agreement re: Acquisition of Sutter, dated as of September
           30, 1997, among the Registrant, Sutter and Arthur H. Sutter.**
   10.28.1 Amendment to First Amended and Restated Stock Purchase Agreement,
           dated as of December 19, 1997, among the Registrant, Sutter and
           Arthur H. Sutter.**
   10.28.2 Note, dated December 19, 1997, by the Registrant in favor of Arthur
           H. Sutter in the amount of $1,534,000.***
   10.28.3 Note, dated as of December 15, 1997, by Sutter in favor of Arthur H.
           Sutter in the amount of $100,000.***
   10.28.4 Noncompetition Agreement, dated December 19, 1997, by and among
           Arthur H. Sutter, Sutter and the Registrant.**
   10.29   Agreement, dated October 21, 1996, between Intel Corporation and the
           Registrant.**
   10.30   Form of Bridge Loan and Security Agreement (Phase I).***
   10.31   Form of Promissory Note (Phase I).***
   10.32   Form of Common Stock Purchase Warrant (Phase I).***

   EXHIBIT
   NUMBER                         DESCRIPTION OF EXHIBIT
   -------                        ----------------------
   10.33   Form of Note Extension Agreement.***
   10.34   Form of Common Stock Purchase Warrant regarding Note Extension
           Agreement.***
   10.35   Form of Bridge Loan and Security Agreement (Phase II).***
   10.36   Form of Promissory Note (Phase II).***
   10.37   Form of Common Stock Purchase Warrant (Phase II).***
   10.38   Mortgage Loan Purchase Agreement, dated June 3, 1994, between Paine
           Webber Real Estate Securities Inc. ("Paine Webber") and Sutter.**
   10.39   Amendment, dated June 26, 1995, to the Mortgage Loan Purchase
           Agreement, by and between Sutter and Paine Webber.**
   10.40   Supplemental Agreement, dated June 3, 1994, between Paine Webber and
           Sutter.**
   10.41   Amendment, dated June 26, 1995, to Mortgage Loan Custodial
           Agreement, between Paine Webber and Sutter.**
   10.42   Revolving Credit and Collateral Loan Agreement, dated September 6,
           1988, between Sutter and Imperial Bank.**
   10.43   Letter Agreement, dated September 26, 1988, between Sutter and
           Imperial Bank.**
   10.44   Note, dated November 30, 1996, by Sutter in favor of Imperial Bank in the amount of $10,000,000.**
   10.44.1 Letter Agreement, dated November 29, 1997, between Imperial Bank and
           Sutter.**
   10.44.2 Letter Agreement, dated December 18, 1997, between Imperial Bank and
           Sutter.**
   10.45   Note, dated November 30, 1996, by Sutter in favor of Imperial Bank in the amount of $150,000.**
   10.45.1 Note, dated July 1, 1996, by Sutter in favor of Imperial Bank in the amount of $150,000.***
   10.46   Letter Agreement, dated February 10, 1997, between Imperial Bank and
           Sutter.**
   10.47   Letter Agreement, dated December 1, 1996, between Imperial Bank and
           Sutter.**
   10.48   Mortgage Loan Purchase and Sale Agreement, undated, between Sutter and Prudential Securities Realty Funding Corporation.**
   10.49   Mark-to-Market Agreement, dated April 20, 1995, between Sutter and
           Prudential Securities Incorporated.**
   10.50   Master Mortgage Loan Purchasing Agreement, dated October 7, 1992, between First Collateral Services, Inc. ("First Collateral") and
           Sutter.**
   10.50.1 Letter Agreement, dated December 16, 1997, between First Collateral and Sutter.**
   10.50.2 Master Mortgage Loan Purchasing Agreement, dated August 26, 1993, between First Collateral and Sutter.***
   10.50.3 Continuing Guaranty (Personal), dated August 30, 1993, by Arthur H.
           Sutter in favor of First Collateral.***
   10.51   Servicing Agreement, dated October 7, 1992, between First Collateral and Sutter.**
   10.51.1 Servicing Agreement, dated August 26, 1993, between First Collateral and Sutter.***
   10.52   Security Agreement (Servicing), dated October 7, 1992, between First
           Collateral and Sutter.**
   10.52.1 Security Agreement (Servicing), dated August 26, 1993 between First
           Collateral and Sutter.***

   EXHIBIT
   NUMBER                         DESCRIPTION OF EXHIBIT
   -------                        ----------------------
   10.53   Bailee Agreement and Amendment to Purchase Contract, dated January
           6, 1993, among First Collateral, Sutter and The Prudential Home
           Mortgage Company, Inc.**
   10.54   Letter Agreement, dated July 11, 1994, between First Collateral and
           Sutter.**
   10.55   Letter Agreement, dated March 21, 1997, between First Collateral and
           Sutter.**
   10.56   Form of Representatives' Warrant.*
   10.57   Employment Agreement, dated November 1, 1997, between the Registrant and John D. Murray.**
   10.58   Employment Agreement, dated November 1, 1997, between the Registrant and Michael A. Barron.**
   10.59   Bridge Loan and Security Agreement, dated December 19, 1997, between the Registrant and Kay Capital Company.***
   10.60   Note, dated December 19, 1997, by the Registrant in favor of Kay
           Capital Company in the amount of $1,300,000.**
   10.61   Common Stock Purchase Warrant, dated December 19, 1997, between the
           Registrant and Kay Capital Company, for 100,000 shares.***
   10.61.1 Letter Agreement, dated January 20, 1998, between the Registrant and
           Kay Capital Company.***
   10.62   Kruse Woods One Lease Agreement, dated November 26, 1996, by and between WCB Fifteen Limited Partnership and the Registrant.***
   10.63   Office Building Lease--Koll Center Newport No. 8, dated September 5,
           1995, by and between Koll Center Newport No. 8 and Virtual Realty
           Network, Inc. (now Virtual Mortgage Network, Inc., the
           Registrant).***
   10.64   Lease Agreement, dated November 21, 1996, by and between Striper
           Partners IV, Ltd. and the Registrant.***
   10.65   Form of Promissory Note.***
   10.66   Form of Debt Exchange Letter Agreement.***
   11.1    Statement re: Computation of Earnings Per Share.**
   21.1    List of Subsidiaries.**
   23.1    Consent of Arthur Andersen LLP.***
   23.3    Consent of O'Melveny & Myers LLP (included in Exhibit 5.1).*
   27      Financial Data Schedule.**

--------
*To be filed by amendment.
**Previously filed.
***Filed herewith.

(b) FINANCIAL STATEMENT SCHEDULES.

  II. Valuation and Qualifying Accounts. See page F-28.

  Schedules omitted:

  All other schedules are omitted because they are not required, are not applicable, or the information is included in the Consolidated Financial Statements or notes thereto.

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in the denominations and registered in the names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

    (c) The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

      (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act,

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      Provided, however, That paragraphs (d)(1)(i) and (d)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, County of Orange, State of California, on the day of February, 1998.

                                          VIRTUAL MORTGAGE NETWORK, INC.


                                          By:     /s/ Michael A. Barron
                                              ______________________________
                                                    Michael A. Barron
                                                 Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

      /s/ Michael A. Barron          Chairman of the Board, Chief  February 11, 1998
____________________________________ Executive Officer (Principal
         Michael A. Barron           Executive Officer), and
                                     Director

        /s/ John D. Murray           President, Chief Financial    February 11, 1998
____________________________________ Officer (Principal Financial
           John D. Murray            and Accounting Officer),
                                     Chief Operating Officer and
                                     Director

      /s/ Randall C.  Fowler         Director                      February 11, 1998
 ____________________________________
          Randall C. Fowler

         /s/ Larry Wells             Director                      February 11, 1998
____________________________________
            Larry Wells

          /s/ John Wells             Director                      February 11, 1998
____________________________________
             John Wells